SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

CHINA UNITED INSURANCE SERVICE, INC.
(Exact name of registrant as specified in its charter)

Delaware	6411	98-6088870
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Building 4F, Hesheng Plaza No. 26 Yousheng S Rd.
Jinshui District, Zhengzhou, Henan
People’s Republic of China
+86371-63976529

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lo Chung Mei
President and Chief Executive Officer
Building 4F, Hesheng Plaza No. 26 Yousheng S Rd.
Jinshui District, Zhengzhou, Henan
People’s Republic of China
+86371-63976529

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark E. Crone
The Crone Law Group
101 Montgomery Street, Suite 2650
San Francisco, CA  94104
(415) 955-8900
(415) 955-8910 FAX

Approximate Date of Commencement of Proposed Sale to the Public:   from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.00001	1,000,000	$0.015	$15,000	$1.75	*

* Previously paid

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the price of the shares that were recently sold to our shareholders. The price of $0.015 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated Novenber 14, 2011

1,000,000 shares of Common Stock

CHINA UNITED INSURANCE SERVICE, INC.

The selling stockholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange.

The 1,000,000 shares of our common stock can be sold by selling security holders at a fixed price of $0.015 per share until our shares are quoted on the OTC Bulletin Board (“OTCBB”) and thereafter at prevailing market prices or privately negotiated prices.

We have not yet filed an application to be quoted on the OTCBB.  To be quoted on the OTCBB, we must engage a market maker to file an application for a trading symbol on our behalf with the Financial Industry Regulatory Authority. This process may take between three (3) to six (6) months. We plan to engage a market maker after our registration statement is declared effective by the U.S. Securities and Exchange Commission.

There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.  We will receive no proceeds from the sale or other disposition of the shares, or interests therein, by the selling stockholders.

An investment in shares of our common stock involves a high degree of risk.  We urge you to carefully consider the Risk Factors beginning on page 12 .

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is _______________.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
RISK FACTORS	11
FORWARD LOOKING STATEMENTS	28
USE OF PROCEEDS	28
DIVIDEND POLICY	28
DETERMINATION OF OFFERING PRICE	28
DILUTION	28
PENNY STOCK CONSIDERATIONS	28
MARKET FOR OUR COMMON STOCK	29
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29
BUSINESS	39
MANAGEMENT	52
SECURITY OWNERSHIP	57
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	58
DESCRIPTION OF SECURITIES	60
SELLING STOCKHOLDERS	61
PLAN OF DISTRIBUTION	61
LEGAL MATTERS	62
EXPERTS	62
AVAILABLE INFORMATION	62
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision .

THE COMPANY

Company Structure

China United Insurance Service, Inc. (“China United”) is a Delaware corporation organized on June 4, 2010 by Mao Yi Hsiao, a Taiwanese citizen, as a listing vehicle for ZLI Holdings Limited (“CU Hong Kong”) to be quoted on the OTCBB. CU Hong Kong, a wholly owned Hong Kong-based subsidiary of China United, was originally founded by China United, on July 12, 2010 under Hong Kong laws.

Henan Law Anhou Insurance Agency Co., Ltd. (“Henan Anhou”, formerly known as Zhengzhou Anhou Insurance Agency Co., Ltd.) was founded in Henan province of the People’s Republic of China (the “PRC”) on October 9, 2003. Henan Anhou, being our operating company in China, provides insurance agency services in the PRC.

Henan Anhou’s wholly owned subsidiary Sichuan Kangzhuang Insurance Agency Co., Ltd. (“Sichuan Kangzhuang”) was founded on September 4, 2006 in Sichuan province of the PRC, and it provides insurance agency services in the PRC. On August 23, 2010, at Sichuan Kangzhuang’s general meeting of shareholders, its shareholders voted for transferring all of their equity interests in Sichuan Kangzhuang to Henan Anhou for RMB532,622 ($83,444). On September 6, 2010, the equity transfer agreements were signed between Henan Anhou and each shareholder of Sichuan Kangzhuang. Henan Anhou has complied with all of the applicable laws and regulations with respect to its holding 100% equity interests in Sichuan Kangzhuang.

Jiangsu Law Insurance Broker Co., Ltd. (“Jiangsu Law” together with Henan Anhou, Sichuang Kangzhuang, collectively, the “Consolidated Affiliated Entities”, each a “Consolidated Affiliated Entity”)) was founded on September 19, 2005 in Jiangsu Province of the PRC, and it provides insurance brokerage services in the PRC. On August 12, 2010, at Jiangsu Law’s general meeting of shareholders, its shareholders voted for transferring all of their shareholding to Henan Anhou for RMB518,000 ($81,153). On September 28, 2010, the equity transfer agreements were signed between Henan Anhou and each individual shareholder of Jiangsu Law. Pursuant to Provisions on the Supervision and Administration of Insurance Brokerage Institutions, effective on October 1, 2009, if an insurance brokerage entity fails to bring its registered capital to no less than RMB10, 000,000 ($1,566,661) on or prior to October 1, 2012, the China Insurance Regulatory Commission or its local counterpart, as applicable, may determine not to extend the insurance brokerage license. To meet such minimum registered capital requirement, on February 11, 2011, Henan Anhou invested RMB4.82 million ($755,131) in Jiangsu Law to increase the registered capital to RMB10 million ($1,566,661). Henan Anhou has complied with all of the applicable laws and regulations with respect to its holding 100% equity interests in Jiangsu Law.

On January 16, 2011, China United issued 20,000,000 shares of common stock, $0.00001 par value per share, to several non U.S. persons for their investment of $300,000 in cash in the Company’s subsidiaries.  The issuance was made pursuant to an exemption from registration contained in Regulation S under the Securities Act of 1933, as amended. The consideration was paid to the account of CU Hong Kong by May 6, 2011. Among which, $60,090 was contributed into the bank account of CU WFOE as registered capital on November 26, 2010, with the remaining $239,910 to be contributed into CU WFOE on or prior to October 20, 2012.  On January 28, 2011, the Company increased the number of authorized shares from 30,000,000 shares of common stock to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Due to PRC legal restrictions on foreign ownership and investment in insurance agency and brokerage businesses in China, especially those on qualifications as well as capital requirement of the investors, we operate our business primarily through our Consolidated Affiliated Entities in China. We do not hold equity interests in our Consolidated Affiliated Entities. However, through the VIE Agreements (as described in more detail below) with these Consolidated Affiliated Entities and their respective shareholders, we effectively control, and are able to derive substantially all of the economic benefits from, these Consolidated Affiliated Entities.

Our Consolidated Affiliated Entities in China are variable interest entities through which all of our insurance services are operated. It is through the VIE Agreements that we have effective control of the Consolidated Affiliated Entities, which allows us to consolidate the financial results of the Consolidated Affiliated Entities in our financial statements.  If the Consolidated Affiliated Entities and their shareholders fail to perform their obligations under the VIE Agreements, we could be limited in our ability to enforce the VIE Agreements that give us effective control. Furthermore, if we are unable to maintain effective control of our Consolidated Affiliated Entities, we would not be able to continue to consolidate the Consolidated Affiliated Entities’ financial results with our financial results. During each of the fiscal years ended June 30, 2010 and 2011, 100% of our revenues in our consolidated financial statements were derived from our Consolidated Affiliated Entities. For more information see “Risk Factors-Risks Related to Our Corporate Structure.”

Unless context indicates otherwise, reference to the “Company” throughout this prospectus refers to China United and its subsidiaries.  Reference to Henan Anhou refers to the combined operations of Henan Anhou and its subsidiaries.

On January 17, 2011, CU WFOE and Henan Anhou and its shareholders entered into a series of agreements known as variable interest agreements (the “VIE Agreements”) pursuant to which CU WFOE has executed effective control over Henan Anhou through these contractual arrangements. The VIE Agreements included:

(1) An Exclusive Business Cooperation Agreement through which CU WFOE is appointed the exclusive services provider to provide Henan Anhou with complete technical support, business support and related consulting services (as described in the agreement) in exchange for 90% of the net profits (as defined in the agreement) of Henan Anhou. The agreement does not provide that CU WFOE is responsible for the debts of the Consolidated Affiliated Entities. The term of the Exclusive Business Cooperation Agreement began on January 17, 2011 and lasts ten years, unless earlier terminated as provide in the agreement. The term of the agreement may be extended at CU WFOE’s discretion prior to the expiration thereof. CU WFOE may terminate the agreement at any time with 30 days’ written notice but Henan Anhou may only terminate the agreement if CU WFOE commits gross negligence or a fraudulent act against Henan Anhou;

(2) a Power of Attorney under which the shareholders of Henan Anhou have vested their collective voting control over Henan Anhou to CU WFOE;

(3) an Option Agreement under which the shareholders of Henan Anhou have granted to CU WFOE the irrevocable right and option to acquire all of their equity interests in Henan Anhou, subject to applicable PRC laws and regulations. The term of the Option Agreement began on January 17, 2011 and lasts ten years, but may be renewed at CU WFOE’s election; and

(4) a Share Pledge Agreement under which the owners of Henan Anhou have pledged all of their equity interests in Henan Anhou to CU WFOE to guarantee Henan Anhou’s performance of its obligations under the Exclusive Business Cooperation Agreement.

The foregoing description of the terms of the Exclusive Business Cooperation Agreement, the Power of Attorney, the Option Agreement and the Share Pledge Agreement is qualified in its entirety by reference to the provisions of the agreements filed as Exhibits 10.2 – 10.14 to this report, which are incorporated by reference herein.

As a holding company with no business other than holding equity interest of our operating subsidiary, CU WFOE, we rely principally on dividends to be paid by CU WFOE. CU WFOE, being the exclusive service provider to Henan Anhou, relies on the service fees to which it is entitled from Henan Anhou. Pursuant to the Exclusive Cooperation Agreement between CU WFOE and Henan Anhou, CU WFOE has the right to collect 90% of the net profits of Henan Anhou. As Henan Anhou is still operating at a loss, Henan Anhou has not paid any service fees to CU WFOE yet and CU WFOE has not paid any dividend to us to date. We expect Henan Anhou to make a profit beginning in the fiscal year ending June 30, 2014, at which time it should start to pay service fees to CU WFOE, although there can be no assurance that Henan Anhou will become profitable by that time or ever. We will then determine whether such retained earnings shall be used for dividend distributions or reinvestment for business expansion. Our capability to receive dividends, convert them into U.S. dollars and make the repatriation out of China is subject to the applicable PRC restrictions on the payment of dividends by PRC companies, laws and regulations on foreign exchange and restrictions on foreign investment. For more information see “Risk Factors-Risks Related to Doing Business in China-We rely principally on dividends and other distributions on equity paid by our subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business.” and “Risk Factors-Risks Related to Doing Business in China-Governmental control of currency conversion may affect the value of your investment.”

Henan Anhou owns 100% equity interest in both Sichuan Kangzhuang and Jiangsu Law. The shareholders of Henan Anhou are Zhu Shuqin, Chen Yanxia, Fang Qunlei and Wei Qun. All of them are PRC citizens and none of them holds any shares in the Company. Pursuant to the VIE Agreements, CU WFOE becomes the primary beneficiary of Henan Anhou and only leaves Henan Anhou shareholders nominal value therein. Please refer to the chart below for detailed information on any of the Company’s shareholders being a director or officer of the Company or our Consolidated Affiliated Entities.

Name	Position in the Company	Position in the HK Company	Position in CU WFOE	Position in Henan Anhou	Position in Jiangsu Law
Mao Yi Hsiao	Director	General Manager and Chairman	General Manager and Chairman
Li Chwan Hau	Director
Li Fu Chang	Director			Executive Director
Lo Chung Mei	Chief Executive Officer			General Manager
Tsai Shiu Fang	Chief Financial Officer				Chief Financial Officer
Hsieh Tung Chi	Chief Operating Officer				Division Chief of Management
Chiang Te Yun	Chief Technology Officer				Manager
See “Related Party Transactions” for further information on our contractual arrangements with these parties.

The following flow chart illustrates our companies’ organizational structure:

Our Business

Our Consolidated Affiliated Entities, Henan Anhou together with its two subsidiaries, are fast-growing insurance intermediary companies operating in China, primarily focusing on sales of life, property and casualty insurance products underwritten by insurance companies as well as insurance brokerage services. Henan Anhou has targeted its distribution and service network in provinces with most population in China, such as Henan, Jiangsu and Sichuan. As of September 30, 2011, Henan Anhou has 1,016 sales professionals and 68 administrative staffs operating across 35 cities within these three provinces. Henan Anhou and Sichuan Kangzhuang provide insurance agency services and Jiangsu Law provides insurance brokerage services.

Henan Anhou’s headquarters are located in Henan, China, where we lease approximately 11,736 square feet (1092 square meters) of office space. Our subsidiaries and Consolidated Affiliated Entities in aggregate lease approximately 30,871 square feet (2,868 square meters) of office space. In fiscal year ending June 30, 2011, our total rental expenses were US$205,956 (RMB 1,363,634) .

Our revenue for the fiscal years ended June 30, 2011 and 2010 were $2,740,519 and $1,341,509. Our net loss for the fiscal years ended June 30, 2011 and 2010 were $329,987 and $239,755, respectively.

As of June 30, 2011, our current assets, total assets and current liabilities were $1,433,670, $1,771,432 and $982,772, respectively.

As of June 30, 2011, the Company had an accumulated deficit of $1,815,504 and has incurred operating losses since inception.

Impact of Applicable Chinese Laws and Regulations

Because all of our sales are generated in China, our business operations are subject to applicable Chinese laws and regulations. The insurance industry in the PRC is highly regulated. China Insurance Regulatory Commission (“CIRC”) is the regulatory authority responsible for the supervision of the Chinese insurance industry. Insurance activities undertaken within the PRC are primarily governed by the Insurance Law and the related rules and regulations.  We operate in compliance with various applicable laws and regulations include, but not limited to, labor and employment law, taxation, environmental laws and regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central government or local governments and agencies of the jurisdictions where we operate our business may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts from us to ensure our compliance with such regulations or interpretations.

For a detailed discussion of the material regulatory framework affecting the Company, please see the discussion under the heading “Regulatory” in the “Business” section of this prospectus.

Since January 2008, China began to implement its new corporate tax rates according to which foreign-invested enterprises and domestic enterprises are subject to enterprise income tax at a uniform rate of 25%. CU WFOE is currently subject to a corporate tax rate of 25%.

As a foreign invested enterprise and subject to applicable laws and regulations, CU WFOE is permitted to remit profits offshore and such remittance does not require any prior approval from the PRC State Administration of Foreign Exchange (“SAFE”). Pursuant to the applicable laws and regulations, a foreign invested enterprise, such as CU WFOE, cannot distribute dividends offshore if the losses of previous years have not been covered, but dividends that were not distributed in previous years may be distributed together with those of the current year. Repatriating registered capital offshore, however, is always forbidden during the term of business operation unless the relevant government authority has duly approved the reduction of the registered capital.

Summary of the Offering

The selling stockholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the sale of these shares. The offering price of $0.015 was determined by the price for certain shares were issued to our shareholders in a private placement issuance in exchange for $300,000 investment, which has been used for the contribution into the capital account of CU WFOE. The offering price of $0.015 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTCBB, at which time the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act.

There is currently no public market for our securities and you may not be able to liquidate your investment since there is no assurance that a public market will develop for our common stock or that our common stock will ever be approved for trading on a recognized exchange.  After this document is declared effective by the U.S. Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTCBB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment.

We intend to apply for quoting of our common stock on the OTCBB, which we estimate will cost around $210,000. The breakdown of such costs is estimated as following:

Legal Counsel	$100,000

Auditor	$100,000

Other vendors	$10,000

Total:	$210,000

We estimate that to maintain a quoting status will cost us $100,000 to $200,000 annually which will include legal and auditing expenses.

We will rely on professional services to carry out this plan, which includes, but is not limited to, a U.S. law firm with corporate and securities practice, a PCAOB registered auditor and consultants. We have engaged the Crone Law Group as our legal counsel. We have engaged Goldman Kurland Mohidin, LLP, as our independent auditor.

To be quoted on the OTCBB, we must engage a market maker to file an application for a trading symbol on our behalf with the Financial Industry Regulatory Authority (“FINRA”). This process may take between three (3) to six (6) months. We plan to engage a market maker after our registration statement is declared effective by the U.S. Securities and Exchange Commission (the “SEC”).

The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments.  See “Risk Factors” beginning on page 10.

Where You Can Find Us

We presently maintain our principal office at Building 4F, Hesheng Plaza No. 26 Yousheng S Rd, Jinshui District, Zhengzhou, Henan, People’s Republic of China. Our telephone number is +86371-63976529. We maintain a website at www.anhou.com .

SUMMARY OF FINANCIAL AND OPERATING INFORMATION

The following selected consolidated financial data for the two years ended June 30, 2011 and 2010 and the consolidated balance sheet data as of June 30, 2011 and 2010 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The selected consolidated financial data should be read in conjunction with our audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our audited consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

The following selected pro forma consolidated statements of operations present the accounts of Henan Anhou, Sichuan Kangzhuang, Jiangsu Law, China United, CU Hong Kong and CU WOFE as if the acquisitions occurred and the VIE agreements were signed on July 1, 2010 and 2009, respectively. The fair values of the assets acquired and liabilities assumed at agreement dates are used for the purpose of purchase price allocation.  The excess of the purchase price over the fair value of the net assets acquired for Sichuan Kangzhuang was recorded as goodwill, whereas the excess of the fair value of net assets acquired over the purchase price for Jiangsu Law was recorded as a gain on acquisition.

Summary of Operations	Year Ended June 30, 2011	Year Ended June 30, 2010

Revenues	$2,740,519	$1,341,509
Net loss	$(329,987)	$(239,755)
Net loss per common share (basic and diluted)	$(0.02)	$(0.01)
Weighted average common shares outstanding, basic and diluted	20,000,000	20,000,000

Summary of Operations	Year Ended June 30, 2011	Year Ended June 30, 2010
	(Unaudited Pro Forma)	(Unaudited Pro Forma)

Net revenue	$2,968,482	$2,154,629
Net loss	$(215,181)	$(150,738)
Net loss per common share (basic and diluted)	$(0.01)	$(0.01)
Weighted average common shares outstanding, basic and diluted	20,000,000	20,000,000

Statement of Financial Position	As of June 30, 2011	As of June 30, 2010

Cash and cash equivalents	$1,297,213	$17,071
Total assets	$1,771,432	$135,957
Current Liabilities	$982,772	$1,439,569
Long-term Liabilities	$-	$-
Stockholders’ equity / (deficit)	$788,660	$(1,303,612)

We plan to pay the dividends only when our net income exceeds the total amount due and when the payment will not have a significant impact on our financial position. Our Delaware corporation, China United, has not declared any dividends since its inception on June 4, 2010.

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.  This Risk Factors section has addressed all material risks that should be considered in evaluating an investment in the common stock.

Risks Relating to Our Business

Our limited operating history, especially our limited experience in distributing property and casualty insurance products may not provide an adequate basis to judge our future prospects and results of operations.

We have a limited operating history. Henan Anhou commenced our insurance intermediary business in 2003 by distributing life insurance products and expanded our offerings to other types of property and casualty insurance products in 2009. Henan Anhou started distributing automobile insurance business in 2010. Life insurance products accounted for 92.7% and 73.57% of our total net revenues in 2009 and 2010, respectively. Property and casualty insurance products accounted for 7.3% and 26.43% of our total net revenues in 2009 and 2010, respectively. While we regard life insurance distribution and property and casualty insurance as two major areas of our future growth strategy, we cannot assure you that our efforts to further develop these businesses will be successful. If Henan Anhou’s life insurance distribution and property and casualty insurance distribution fail to grow, our future growth will be significantly affected. In addition, our limited operating history, especially our limited experience in selling property and casualty insurance products, may not provide a meaningful basis for you to evaluate our business, financial performance and prospects.

PRC regulations relating to the establishment of offshore SPVs by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

SAFE has promulgated several regulations, including the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Circular No. 75, effective on November 1, 2005, and the Notice of the State Administration of Foreign Exchange on Printing and Distributing the Implementing Rules for Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies effective on July 1, 2011. These regulations require PRC residents and PRC corporate entities to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

Under these foreign exchange regulations, PRC residents who make, or have previously made prior to the implementation of these foreign exchange regulations, direct or indirect investments in Special Purpose Vehicles or SPVs will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of a SPV, is required to update the previously filed registration with the local branch of SAFE, with respect to that SPV, to reflect any material change. Moreover, the PRC subsidiaries of that SPV are required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder fails to make the required registration or update the previously filed registration, the PRC subsidiaries of that SPV may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to their SPV parent, and the SPV may also be prohibited from injecting additional capital into its PRC subsidiaries. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liabilities for such PRC subsidiaries under PRC laws for evasion of applicable foreign exchange restrictions, including (i) the requirement by SAFE to return the foreign exchange remitted overseas within a period specified by SAFE, with a fine of up to 30% of the total amount of foreign exchange remitted overseas and deemed to have been evasive and (ii) in circumstances involving serious violations, a fine of no less than 30% of and up to the total amount of remitted foreign exchange deemed evasive. Furthermore, the persons-in-charge and other persons at such PRC subsidiaries who are held directly liable for the violations may be subject to administrative sanctions.

These foreign exchange regulations provide that PRC residents include both PRC citizens, meaning any individual who holds a PRC passport or resident identification card, and individuals who are non-PRC citizens but primarily reside in the PRC due to their economic ties to China. SAFE Circular No. 19 further defines individuals who are non-PRC citizens but primarily reside in the PRC due to their economic ties to the PRC.

Mao Yi Hsiao, Li Fu Chang, Lo Chung Mei, Tsai Shiu Fang, Hsieh Tung Chi and Chiang Te Yun, our shareholders, who do not directly hold any interests in the Consolidated Affiliated Entities, are permanent residents of Taiwan, stay in mainland China for over 183 days per annum. However, as a result of our inquiries with the local branch of SAFE responsible for our PRC Subsidiary’s foreign exchange registrations, we were informed that, given the lack of any publicly-available implementing rules or official interpretations issued by the SAFE regarding the issue of whether the registration and amendment filing requirements under SAFE Circular No. 75 and related rules should apply to non-PRC citizens, Mao Yi Hsiao, Li Fu Chang, Lo Chung Mei, Tsai Shiu Fang, Hsieh Tung Chi and Chiang Te Yun should not be deemed a PRC resident for these purposes, and any attempt to submit an application to such local SAFE branch with respect to Mao Yi Hsiao, Li Fu Chang, Lo Chung Mei, Tsai Shiu Fang, Hsieh Tung Chi and Chiang Te Yun’s investment and shareholdings in our offshore SPV will not be officially accepted or examined.

However, we cannot conclude that the SAFE or the local branch responsible for our PRC subsidiary’s foreign exchange registrations will not later alter their position on and interpretation of the applicability of these foreign exchange regulations to Mr. Mao, Yi Hsiao, Mr. Li Fu Chang, Lo Chung Mei, Tsai Shiu Fang, Hsieh Tung Chi and Chiang Te Yun. In the event that the registration procedures set forth in these foreign exchange regulations become applicable to Mr. Mao Yi Hsiao, Mr. Li Fu Chang, Lo Chung Mei, Tsai Shiu Fang, Hsieh Tung Chi and Chiang Te Yun, we will urge these individuals to, and believe they will, file necessary registrations and amendments as required under SAFE Circular No. 75 and related rules. However, as SAFE regulations and policies have been evolving rapidly in the past few years, we cannot assure that all of these individuals can successfully make or update any applicable registration or obtain the necessary approval required by these foreign exchange regulations as these individuals may not be able to fully satisfy the new requirements or interpretations that SAFE or its local branch may impose or adopt from time to time. The failure or inability of such individuals to comply with the registration procedures set forth in these regulations may subject us to fines or legal sanctions, restrictions on our cross-border investment activities or our PRC Subsidiary’s ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, the Company, or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to our stockholders could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and there is uncertainty concerning the reconciliation of the new regulations with the approval requirements under other existing PRC laws and regulations, such as tax laws, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

If we fail to attract and retain productive agents, our business could suffer.

Henan Anhou’s entire sales of property, casualty insurance products and life insurance products are conducted through its individual sales agents, who are not its employees. Some of these sales agents are significantly more productive than others in generating sales. If we are unable to attract and retain the core group of highly productive sales agents, our business could be materially and adversely affected. Competition for sales personnel from insurance companies and other insurance intermediaries may also force us to increase the compensation of our sales agents, which would increase operating costs and reduce our profitability.

Our business and prospects could be materially and adversely affected if we are not able to manage our growth successfully.

Henan Anhou commenced its insurance intermediary business in 2003 and has expanded its operations substantially in recent years. Henan Anhou’s distribution and service networks expanded from one company in one province to two insurance agencies and one brokerage in 3 provinces as of January 31, 2011. Meanwhile, Henan Anhou broadened our service offerings from the distribution of only life insurance products to cover a wide variety of property and casualty insurance and automobile insurance products. We anticipate continued growth in the future through multiple means. Henan Anhou’s expansion has placed, and will continue to place, substantial demands on our managerial, operational, technological and other resources. To manage and support our continued growth, we must continue to improve our operational, administrative, financial and technological systems, procedures and controls, and expand, train and manage Henan Anhou’s growing employee and agent base. Furthermore, Henan Anhou’s management will be required to maintain and expand our relationships with insurance companies, other insurance intermediaries, regulators and other third parties. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations. Any failure to effectively and efficiently manage our expansion could materially and adversely affect our ability to capitalize on new business opportunities, which in turn could have a material adverse effect on our results of operations.

We may be unsuccessful in identifying and acquiring suitable acquisition candidates, which could adversely affect our growth.

We expect our future growth to come from acquisitions of high-quality independent insurance agencies and brokerages as well as establishment of new insurance agencies and brokerages. There is no assurance that we can successfully identify suitable acquisition candidates, especially in those provinces where we do not yet have a presence. Even if we identify suitable candidates, we may not be able to complete an acquisition on terms that are commercially acceptable to us. In addition, we compete with other entities to acquire high-quality independent insurance agencies and brokerages. Many of our competitors may have substantially greater financial resources than we do and may be able to outbid us for these acquisition targets. If we are unable to complete acquisitions, our growth strategy may be impeded and our earnings or revenue growth may be negatively affected.

If we fail to integrate acquired companies efficiently, or if the acquired companies do not perform to our expectations, our business and results of operations may be adversely affected.

Even if we succeed in acquiring other insurance agencies and brokerages, our ability to integrate an acquired entity and its operations is subject to a number of factors. These factors include difficulties in the integration of acquired operations and retention of personnel, especially the sales agents who are not employees of the acquired company, entry into unfamiliar markets, unanticipated problems or legal liabilities, and tax and accounting issues. The need to address these factors may divert management’s attention from other aspects of our business and materially and adversely affect our business prospects. In addition, costs associated with integrating newly acquired companies could negatively affect our operating margins.

Furthermore, the acquired companies may not perform to our expectations for various reasons, including legislative or regulatory changes that affect the insurance products in which a company specializes, the loss of key clients after the acquisition closes, general economic factors that impact a company in a direct way and the cultural incompatibility of an acquired company’s management team with us. If an acquired company cannot be operated at the same profitability level as our existing operations, the acquisition would have a negative impact on our operating margin. Our inability to successfully integrate an acquired entity or its failure to perform to our expectations may materially and adversely affect our business, prospects, results of operations and financial condition.

Because the commission and fee revenue we earn on the sale of insurance products is based on premiums and commission and fee rates set by insurance companies, any decrease in these premiums or commission and fee rates may have an adverse effect on our results of operations.

Henan Anhou is engaged in the insurance agency and brokerage business and derives revenues primarily from commissions and fees paid by the insurance companies whose policies our customers purchase. The commission and fee rates are set by insurance companies and are based on the premiums that the insurance companies charge. Commission and fee rates and premiums can change based on the prevailing economic, regulatory, taxation-related and competitive factors that affect insurance companies. These factors, which are not within our control, include the ability of insurance companies to place new business, underwriting and non-underwriting profits of insurance companies, consumer demand for insurance products, the availability of comparable products from other insurance companies at a lower cost, the availability of alternative insurance products such as government benefits and self-insurance plans, as well as the tax deductibility of commissions and fees and the consumers themselves. In addition, premium rates for certain insurance products, such as the mandatory automobile liability insurance that each automobile owner in the PRC is legally required to purchase, are tightly regulated by China Insurance Regulatory Commission, or the CIRC.

Because we do not determine, and cannot predict, the timing or extent of premium or commission and fee rate changes, we cannot predict the effect any of these changes may have on our operations. Since China’s entry into the WTO in December 2001, intense competition among insurance companies has led to a gradual decline in premium rate levels of some property and casualty insurance products. Although such decline may stimulate demand for insurance products and increase our total sales volume, it also reduces the commissions and fees we earn on each policy sold. Any decrease in premiums or commission and fee rates may significantly affect our profitability. In addition, our budget for future acquisitions, capital expenditures and other expenditures may be disrupted by unexpected decreases in revenues caused by decreases in premiums or commission and fee rates, thereby adversely affecting our operations.

Competition in our industry is intense and, if we are unable to compete effectively, we may lose customers and our financial results may be negatively affected.

The insurance intermediary industry in China is highly competitive, and we expect competition to persist and intensify. In insurance product distribution, we face competition from insurance companies that use their in-house sales force and exclusive sales agents to distribute their products, and from business entities that distribute insurance products on an ancillary basis, such as commercial banks, postal offices and automobile dealerships, as well as from other professional insurance intermediaries. Henan Anhou sells insurance products through its exclusive sales agents pursuant to agency contracts entered into with our Consolidated Affiliated Entities, as applicable. The term of these agency contracts generally is for one year with automatic extension in case neither party objects at the end of the term. These sales agents are not our employees and we can not assure you that they will continue their services subsequent to the expiration of such agency contracts. We compete for customers on the basis of product offerings, customer services and reputation. Many of our competitors have greater financial and marketing resources than we do and may be able to offer products and services that we do not currently offer and may not offer in the future. If we are unable to compete effectively against those competitors, we may lose customers and our financial results may be negatively affected.

Quarterly and annual variations in our commission and fee revenue may have unexpected impacts on our results of operations.

Henan Anhou’s commission and fee revenue is subject to both quarterly and annual fluctuations as a result of the seasonality of its business, the timing of policy renewals and the net effect of new and lost business. Historically, Henan Anhou’s commission and fee revenue, particularly revenue derived from distribution of life insurance products, for the fourth quarter of any given year has been the highest among all four quarters, while Henan Anhou’s commission and fee revenue for the first quarter of any given year has been the lowest among all four quarters. The factors that cause the quarterly and annual variations are not within our control. Specifically, consumer demand for insurance products can influence the timing of renewals, new business and lost business, which generally includes policies that are not renewed, and cancellations. As a result, you may not be able to rely on quarterly or annual comparisons of our operating results as an indication of our future performance.

If our contracts with insurance companies are terminated or changed, our business and operating results could be adversely affected.

Henan Anhou primarily acts as agents for insurance companies in distributing their products to retail customers. Henan Anhou’s relationships with the insurance companies are governed by agreements between Henan Anhou and the insurance companies. See “Business—Insurance Company Partners.” These contracts establish, among other things, the scope of authority, the pricing of the insurance products Henan Anhou distributes and its fee rates. These contracts typically have a term of one year and will be automatically extended for successive one-year term unless terminated earlier with at least thirty (30) days or sixty (60) days advance notice prior to its expiration.

For the year ended June 30, 2010, Henan Anhou’s top five insurance company partners, after aggregating the business conducted between Henan Anhou and the various local branches of the insurance companies, were Taiping Life Insurance Co., Ltd., Sunshine Insurance Group Corporation Limited, Allianz China Life Insurance Co., Ltd., VIVA-COFCO Life Insurance Co., Ltd. and AEGON-CNOOC Life Insurance Co., Ltd. Among them, Taiping Life Insurance Co., Ltd. accounted for 41.39% of our total net revenues from commissions and fees in 2010. The termination of our contracts with insurance companies that in aggregate account for a significant portion of our business, or changes to material terms of these contracts, could adversely affect our business and operating results.

Our future success depends on the continuing efforts of our senior management team and other key personnel, and our business may be harmed if we lose their services.

Our future success depends heavily upon the continuing services of the members of our senior management team and other key personnel, in particular Mr. Lo Chung Mei, the Chief Executive Officer, Ms. Tsai Shiu Fang, the Chief Financial Officer, Mr. Hsu Wen Yuan, the Chief Marketing Officer, Mr. Hsieh Tung Chi, the Chief Operating Officer, and Mr. Chiang Te-Yun, the Chief Technology Officer. If one or more of our senior executives or other key personnel, are unable or unwilling to continue in their present positions, we may not be able to replace them easily, or at all. As such, our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and key personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future. As is customary in the PRC, we do not have insurance coverage for the loss of our senior management team or other key personnel.

In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose customers, sensitive trade information and key professionals and staff members. Each of our executive officers and key employees has entered into an employment agreement with our Consolidated Affiliated Entities, respectively, which contains confidentiality and non-competition provisions. See “Management—Employment Agreements” for a more detailed description of the key terms of these employment agreements. If any disputes arise between any of our senior executives or key personnel and us, we cannot assure you of the extent to which any of these agreements may be enforced.

Sales agent and employee misconduct is difficult to detect and deter and could harm our reputation or lead to regulatory sanctions or litigation costs.

Sales agent and employee misconduct could result in violations of law by us, regulatory sanctions, litigation or serious reputational or financial harm. Misconduct could include:

•	making misrepresentation when marketing or selling insurance products to customers;

•	hindering insurance applicants from making full and accurate mandatory disclosures or inducing applicants into make misrepresentations;

•	hiding or falsifying material information in relation to the insurance contracts;

•	fabricating or altering insurance contracts without authorization from relevant parties, selling false policies, or providing false documents on behalf of the applicants;

•	falsifying insurance agency business or fraudulently returning insurance policies to obtain commissions;

•	colluding with applicants, insured, or beneficiaries to obtain insurance benefits;

•	engaging in false claims; or

•	otherwise not complying with laws and regulations or our control policies or procedures.

We cannot always deter sales agent or employee misconduct, and the precautions we take to prevent and detect these activities may not be effective in all cases. We cannot assure you, therefore, that sales agent or employee misconduct will not lead to a material adverse effect on our business, results of operations or financial condition.

All of Henan Anhou’s personnel engaging in insurance agency or brokering are required under relevant PRC regulations to have a qualification certificate issued by the CIRC. If these qualification requirements are strictly enforced in the future, our business may be materially and adversely affected.

All of Henan Anhou’s personnel who engage in insurance agency and brokering are required under relevant PRC regulations to obtain a qualification certificate from the CIRC in order to conduct insurance agency or brokering. In order to obtain the qualification certificate, the sale professionals have to pass the insurance agency or brokerage practitioner qualification test sponsored by the CIRC. Once the applicants passed such test, the CIRC may, subject to certain other conditions set forth in Insurance Sales Professionals Management Regulation, determine whether to grant such qualification certificate to the applicants. The qualification certificate is valid for 3 years and the holder may file application to the CIRC to renew the qualification certificate at least 30 days prior to its expiration date. See “Business —Regulation.” In addition, we understand that the CIRC requires that every individual agent carry the qualification certificate and other credentials showing specific information when conducting agency business. Under the relevant PRC regulations, an insurance agency or brokerage that retains unqualified personnel to engage in insurance intermediary activities may be imposed a fine up to RMB100,000 ($15,667). As of June 30, 2011, approximately 80% of Henan Anhou’s sales professionals had received a qualification certificate.   The 20% of Henan Anhou’s sales professionals who fail to obtain such a qualification certificate is due to their failure to participate in or pass the qualification test. If more local CIRC agencies were to strictly enforce these regulations in the future, and if a substantial number of our sales forces remain unqualified, our business may be adversely affected. Moreover, we may be subject to fines and other administrative proceedings for the failure of our insurance professionals to obtain the necessary CIRC qualification certificate. Any such fines or administrative proceedings could materially and adversely affect our business, financial condition and results of operations.

Our businesses are highly regulated, and the administration, interpretation and enforcement of the laws and regulations currently applicable to us involve uncertainties, which could materially and adversely affect our business and results of operations.

Henan Anhou operates in a highly regulated industry. The CIRC has extensive authority to supervise and regulate the insurance industry in China. In exercising its authority, the CIRC is given wide discretion, and the administration, interpretation and enforcement of the laws and regulations applicable to us involve uncertainties that could materially and adversely affect our business and results of operations. For example, it is not clear when the CIRC will start strictly enforcing the qualification requirements for sales professionals affiliated with professional insurance intermediaries like our Consolidated Affiliated Entities. Although we have not had any material violations to date, we cannot assure you that our operations will always be consistent with the interpretation and enforcement of the laws and regulations by the CIRC from time to time.

The principal regulation governing insurance agencies is the Provisions on the Supervision and Administration of Specialized Insurance Agencies (the “Agency Provisions”) promulgated by the CIRC on September 25, 2009 and effective on October 1, 2009, which replaced the Provisions on the Administration of Insurance Agencies issued by the CIRC on December 1, 2004 and effective on January 1, 2005. The Agency Provisions have not only set forth the market entrance standards for applicants to establish an insurance agency, but also stipulate the qualification criteria of senior management for such insurance agency. The Agency Provisions have also provided general rules on business operations as well as granted relatively broad supervision rights to the CIRC. The principal regulation governing insurance brokerages is the Provisions on the Supervision and Administration of Insurance Brokerage Institutions (the “Brokerages Provisions”) promulgated by the CIRC on September 25, 2009 and effective on October 1, 2009, which replaced the Provisions on the Administration of Insurance Brokerages issued by the CIRC on December 15, 2004 and effective on January 1, 2005. The Brokerages Provisions have not only set forth the market entrance standards for applicants to establish a brokerage firm, but also stipulate the qualification criteria of senior management for such brokerage firm. The Brokerages Provisions have also provided general rules on business operations as well as granted relatively broad supervision rights to the CIRC. On April 19, 2011, CIRC issued a draft regulation of Regulatory Requirements of Insurance Salespersons, which sets forth a higher academic requirement for candidates to take the qualification examination for the insurance agency practitioners organized by the CIRC. The draft regulation, once formally promulgated, will replace the Provisions on the Administration of Insurance Salespersons. The enactment of any new laws and regulations in replacement of the above-mentioned laws or the change of interpretations of any such current laws and regulations may have a significant impact on the operation and financial results of the Company.

For an expanded discussion of the material regulations affecting the Company, please review the discussion located under the “Regulation” heading in the “Business” section of this prospectus.

Further development of regulations in China may impose additional costs and restrictions on our activities.

China’s insurance regulatory regime is undergoing significant changes. Some of these changes and the further development of regulations applicable to us may result in additional restrictions on our activities or more intensive competition in this industry. For example, under the provisions for administration of professional insurance agencies and brokerages promulgated on September 25, 2009, insurance agencies and brokerage companies are required to increase their guaranty deposit, which generally cannot be withdrawn without the CIRC’s approval, when they open any new branches. Furthermore, pursuant to the provisions, the minimum registered capital requirements for insurance agencies and brokerages have been increased substantially. See “Business—Regulation.” Insurance agencies and brokerages that have been established before October 1, 2009 will be given a three-year phase-in period until October 1, 2012 to meet the new minimum registered capital requirement. Such increase would reduce the amount of cash available for other business purposes. In addition, according to the Insurance Law amended on February 28, 2009, sole-proprietor insurance agencies are now allowed. This change may lead to intensified competition among insurance agencies. Such development of regulations could materially and adversely affect our business and results of operations. In addition, the CIRC issued an Opinion of CIRC on Reforming and Improving the Management System of Insurance Salespersons in September 2010, which requires the insurance companies and insurance intermediaries to build up a clear legal relationship with the insurance salespersons, improve the fundamental protection rights of the insurance salespersons, and encourage the insurance companies and insurance intermediaries to actively explore new models and marketing channels for insurance sales system. As the opinion is relatively new and currently there are no implementation rules, the implementation and interpretation of this opinion may involve substantial uncertainties.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

After this Registration Statement is declared effective by the SEC, we will be subject to reporting obligations under U.S. securities laws. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules adopted by the Securities and Exchange Commission, every public company is required to include a management report on the company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. These requirements will first apply to our annual report on Form 10-K for the fiscal year ending on June 30, 2012.
There is no assurance that we will be able to maintain effective internal controls over financial reporting in the future. If we fail to do so, we may not be able to produce reliable financial reports and prevent fraud. Moreover, if we were not able to conclude that we have effective internal controls over financial reporting, investors may lose confidence in the reliability of our financial statements, which would negatively impact the trading price of our shares. Our reporting obligations as a public company, including our efforts to comply with Section 404 of the Sarbanes-Oxley Act, will continue to place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

Any significant failure in our information technology systems could have a material adverse effect on our business and profitability.

Our business is highly dependent on the ability of our information technology systems to timely process a large number of transactions across different markets and products at a time when transaction processes have become increasingly complex and the volume of such transactions is growing rapidly. The proper functioning of our financial control, accounting, customer database, customer service and other data processing systems, together with the communication systems of our various subsidiaries and Consolidated Affiliated Entities and our main offices in Henan, is critical to our business and to our ability to compete effectively. We cannot assure you that our business activities would not be materially disrupted in the event of a partial or complete failure of any of these primary information technology or communication systems, which could be caused by, among other things, software malfunction, computer virus attacks or conversion errors due to system upgrading. In addition, a prolonged failure of our information technology system could damage our reputation and materially and adversely affect our future prospects and profitability.

If we are unable to respond in a timely and cost-effective manner to rapid technological change in the insurance intermediary industry, there may be a resulting adverse effect on business and operating results.

The insurance industry is increasingly influenced by rapid technological change, frequent new product and service introductions and evolving industry standards. For example, the insurance intermediary industry has increased use of the Internet to communicate benefits and related information to consumers and to facilitate information exchange and transactions. We believe that our future success will depend on our ability to continue to anticipate technological changes and to offer additional product and service opportunities that meet evolving standards on a timely and cost-effective basis. There is a risk that we may not successfully identify new product and service opportunities or develop and introduce these opportunities in a timely and cost-effective manner. In addition, product and service opportunities that our competitors develop or introduce may render our products and services uncompetitive. As a result, we can give no assurances that technological changes that may affect our industry in the future will not have a material adverse effect on our business and results of operations.

We face risks related to health epidemics, severe weather conditions and other catastrophes, which could materially and adversely affect our business.

Our business could be materially and adversely affected by the outbreak of avian flu, severe acute respiratory syndrome, or SARS, another health epidemic, severe weather conditions or other catastrophes. In April 2009, influenza A (H1N1), a new strain of flu virus commonly referred to as “swine flu,” was first discovered in North America and quickly spread to other parts of the world, including China. In January and February 2008, a series of severe winter storms afflicted extensive damages and significantly disrupted people’s lives in large portions of southern and central China. In May 2008, an earthquake measuring 8.0 on the Richter scale hit Sichuan province in southwestern China, causing huge casualties and property damages. Because our business operations rely heavily on the efforts of individual sales agents, any prolonged recurrence of avian flu or SARS, or the occurrence of other adverse public health developments such as influenza A (H1N1), severe weather conditions such as the massive snow storms in January and February 2008 and other catastrophes such as the Sichuan earthquake may significantly disrupt our staffing and otherwise reduce the activity level of our work force, thus causing a material and adverse effect on our business operations.

The Company‘s affiliates have significant control over matters requiring approval by shareholders.

The Company and its affiliates beneficially own approximately 48% of our outstanding Common Stock as of October 31, 2011 (calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended). The affiliates of the Company will own approximately 48% of our outstanding Common Stock immediately after the closing of this contemplated offering. As a result, the Company’s affiliates, in view of their ownership percentage of our common stock, have significant control over matters requiring approval by our shareholders, including the selection of our Board of Directors, approval or rejection of mergers, sales or licenses of all or substantially all of our assets, or other business combination transactions. The interests of the Company’s affiliates may not always coincide with the interests of our other shareholders and as such the Company may take action in advancement of its affiliates’ interests to the detriment of our other shareholders, including you. Accordingly, you may not be able to influence any action we take or consider taking, even if it requires a shareholder vote.

The Report of Independent Registered Public Accounting Firm on our consolidated financial statements addresses an uncertainty about our ability to continue as a going concern.

The Report of Independent Registered Public Accounting Firm on our audited consolidated financial statements addresses an uncertainty about our ability to continue as a going concern, indicating that our operating losses raise substantial doubt about our ability to continue as a going concern. At June 30, 2011, we had a total stockholders’ deficit of $1,815,504. There can be no assurance that management’s efforts to adequately capitalize the Company or attain a successful level of operations and cash flows will be successful. In light of our current financial position and the uncertainty of raising sufficient capital to achieve our goals, the Company’s viability as a going concern is uncertain.   If we continue to have current operating loss and cannot receive additional financing, we may be forced to suspend or cease operations.

We have a history of operating losses and there can be no assurance that we will be able to operate at a profit in the future.

We have incurred operating losses from our inception, and had an accumulated deficit of $1,815,504 at June 30, 2011.  We incurred a net loss of $329,987 for the year ended June 30, 2011 and a net loss of $239,755 for the year ended June 30, 2010.  There can be no assurance that we will be able to operate at a profit in the future.  If we cannot generate sufficient revenues to operate profitably and to meet our obligations, we may suspend or cease operations.

 We may require additional funds to continue our business plan.

At June 30, 2011, we had working capital of $450,898 and a stockholders’ equity of $788,660.  We incurred a net loss of $329,987 and used net cash of $157,400 in our operations during the year ended June 30, 2011.  If we incur significantly larger loss than before, we may not have adequate funds to meet our obligations for the next twelve months and we may be dependent on the receipt of additional debt or equity capital to fund our operations until such time as our revenues exceed our expenses and we begin to operate at a profit, if ever.  In the worst case that we can assume, we would at most incur loss of $600,000 in the next twelve months.  In this case, we expect that we require approximately $150,000 external funding to meet our obligations for the next twelve months. We anticipate that we will have difficulty in obtaining other financing given the current economic climate and the going concern opinion of our auditor and, if we are able to obtain equity financing, it will likely result in significant additional dilution to the interests of our current stockholders and may include liquidation or other preferences that adversely affect your right as a stockholder.  The Company may obtain financing by issuing debt which may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.  There can be no assurance that we will be able to obtain such additional financing and if we cannot receive such financing we may be forced to suspend or cease operations.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with applicable PRC laws and regulations, we could be subject to severe penalties.

PRC laws and regulations place certain restrictions on foreign ownership of companies that engage in insurance agencies and brokerages business, especially those on qualifications as well as capital requirement of the investors. We conduct our operations in China principally through contractual arrangements among our wholly-owned PRC subsidiary, CU WFOE and our operating company in the PRC, namely, Henan Anhou and its shareholders, where Henan Anhou directly holds 100% equity interests in one PRC insurance agency, namely Sichuan Kangzhuang and one insurance brokerage, namely Jiangsu Law. Henan Anhou, Sichuan Kangzhuang and Jiangsu Law hold the licenses and permits necessary to conduct our insurance intermediary business and related businesses in China.

Our contractual arrangements with Henan Anhou, its shareholders enable us to:

•	exercise effective control over Henan Anhou and its subsidiaries;

•	receive a substantial portion of the economic benefits of Henan Anhou and its subsidiaries in consideration for the services provided by our wholly-owned subsidiary in China; and

•	have an exclusive option to purchase all or part of the equity interests in Henan Anhou when and to the extent permitted by PRC law.

Because of these contractual arrangements, we are the primary beneficiary of Henan Anhou and its subsidiaries and have consolidated them into our consolidated financial statements. Although we believe that these agreements are in compliance with current PRC regulations, we cannot assure you that the PRC government would agree that these contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations. If the PRC government determines that our contractual arrangements do not comply with applicable laws and regulations, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, block our website, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, or take other regulatory or enforcement actions against us that could be harmful to our business. The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business.

The company has no other source of revenue, other than the economic benefits derived from Henan Anhou and its subsidiaries.

If the PRC government finds that we, our PRC subsidiary and Consolidated Affiliated Entities do not comply with applicable PRC laws and regulations, we could be subject to severe penalties.

If we, our Consolidated Affiliated Entity, Henan Anhou or any of the existing and future subsidiaries of Henan Anhou are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, including the CIRC, will have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of our PRC subsidiary and Consolidated Affiliated Entities;

•	restricting or prohibiting any related-party transactions among our PRC subsidiary and Consolidated Affiliated Entities;

•	imposing fines or other requirements with which we, our PRC subsidiary or our Consolidated Affiliated Entities may not be able to comply;

•	requiring us, our PRC subsidiary or our Consolidated Affiliated Entities to restructure the relevant ownership structure or operations; or

•	restricting or prohibiting us from providing additional funding for our business and operations in China.

The imposition of any of these penalties could result in a material and adverse effect on our ability to conduct our business.

We rely on contractual arrangements with Henan Anhou and its shareholders for our China operations, which may not be as effective in providing operational control as direct ownership.

We have relied and expect to continue to rely on contractual arrangements with our PRC Consolidated Affiliated Entity, Henan Anhou, and its shareholders to operate our business in China. For a description of these contractual arrangements, see “Business—Organizational Structure.” These contractual arrangements may not be as effective in providing us with control over Henan Anhou and its subsidiaries as direct ownership. We have no direct or indirect equity interests in Henan Anhou or any of its subsidiaries.

Since PRC laws restrict foreign equity ownership in companies engaged in insurance agencies and brokerages businesses in China, especially those on qualifications as well as capital requirement of the investors, we rely on contractual arrangements with Henan Anhou to operate our business in China. If we had direct ownership of Henan Anhou and its subsidiaries, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Henan Anhou and its subsidiaries, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, we rely on Henan Anhou and its shareholders’ performance of their contractual obligations to exercise effective control. In addition, our contractual arrangements generally have a term of ten-year with an automatic extension of another ten-year term unless our PRC subsidiary, CU WFOE, determines otherwise. Though neither Henan Anhou nor its shareholders has any right under these agreements to terminate such agreements prior to the expiration date, we may not be able to strictly enforce these agreements in case they choose to do so, due to the uncertainty associated with PRC government’s determination on the validity of these contractual arrangements or the lack of assets enforceable outside PRC.  Affiliates of the Company are also directors and executive officers of our Consolidated Affiliated Entities.  In addition, though Henan Anhou is under the effective control of CU WFOE through these contractual arrangements, the shareholders and officers of Henan Anhou may not act in the best interests of our company or may not perform their obligations under these agreements, including the obligation to renew these agreements when their initial ten-year term expires. Furthermore, as all of the operating entity’s assets are located in China and the Company has no other assets and revenues from any other resources (other than those attributable to the VIE arrangements), if Henan Anhou or its shareholders determine to terminate the VIE agreements, the unaffiliated investors will have little or no recourse against them. Such risks exist throughout the period in which we intend to operate our business through the contractual arrangements with Henan Anhou. Therefore, these contractual arrangements may not be as effective as direct ownership in providing us with control over these Consolidated Affiliated Entities.

If Henan Anhou and its shareholders fail to perform their obligations under these contractual arrangements, we may have to incur substantial costs and other resources to enforce such arrangements and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief and claiming damages, which may not be effective. For example, if the shareholders and officers of Henan Anhou were to refuse to transfer their equity interest in Henan Anhou to us or our designee when we exercise the call option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal action to compel them to fulfill their contractual obligations. However, due to the uncertainty associated with PRC government’s determination on the validity of these contractual arrangements or the lack of assets enforceable outside PRC, we may not be able to effectively enforce our right under these agreements.

According to related tax regulations by Chinese tax authorities effective January 1, 2008, commission expense paid to agents in excess of 5% of the commission revenue of the Company is not tax deductible. In other words, Henan Anhou and Sichuang Kangzhuang, though not making any profit, are still subject to corporate income tax on the deemed profit. Neither Henan Anhou and Sichuan Kangzhuang has made any profits to date. Both of them have made temporary tax filing on a quarterly basis with a year-end adjustment on enterprise income tax prepaid. Though Jiangsu Law has made no profit, the taxable income of Jiangsu Law is calculated as the total revenue of Jiangsu times 10%. For the avoidance of doubt, irrespective of whether Jiangsu Law makes profit or not, Jiangsu Law shall pay enterprise income tax calculated as 25% times its taxable income. No service fees has been paid to the PRC subsidiary pursuant to the Exclusive Cooperation Agreement and it has not made any profit to date, thus, it has no accumulated profits available for the purposes of dividend distribution. Even though we expect the PRC subsidiary to make profit in the year of 2014, we intend to use all of the revenues and profits to fund our business operations or expansion.

All of our contractual arrangements with Henan Anhou and shareholders are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our Consolidated Affiliated Entities, and our ability to conduct our business may be negatively affected.

The new PRC Property Rights Law may affect the perfection of the pledge in our equity pledge agreements with our Consolidated Affiliated Entity and its individual shareholders.

Under the equity pledge agreements among CU WFOE and Henan Anhou and its respective individual shareholders, the individual shareholders of Henan Anhou have pledged all of their equity interests in the entity to CU WFOE by recording the pledges on the shareholder registers of the respective entities. However, according to the PRC Property Rights Law, which became effective on October 1, 2007, a pledge is not effective without being registered with the relevant local administration for industry and commerce. The State Administration for Industry and Commerce and Henan Administration for Industry and Commerce have adopted registration procedures with respect to the registration of equity interest pledge according to the Property Rights Law. Henan Anhou has completed the pledge registration with the Henan Administration for Industry and Commerce pursuant to which CU WFOE has perfected its share pledge security interest as required by PRC Property Rights Law. If any individual shareholder of Henan Anhou breaches his or her obligations under the agreement with CU WFOE, there is a risk that CU WFOE may not be able to successfully enforce the pledge and would need to resort to legal proceedings to enforce its contractual rights.

Contractual arrangements we have entered into with Henan Anhou may be subject to scrutiny by the PRC tax authorities. A finding that we owe additional taxes could substantially reduce our consolidated net income and the value of your investment.

Under PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. Since both of CU WFOE and Henan Anhou are under our common control, either under direct ownership or through contractual arrangements, and certain our officers and directors used to be and are currently the employees of Henan Anhou and its subsidiaries (for example, Li Fu Chang and Lo Chung Mei, our director and Chief Executive Officer, also act as the Executive Director and General Manager of Henan Anhou respectively, Tsai Shiu Fang, Hsieh Tung Chi and Chiang Te Yun, our Chief Financial Officer, Chief Operating Officer and Chief Technology Officer, also act as Chief Financial Officer, Chief Operating Officer and Chief Technology Officer of Jiangsu Law respectively, and Hus Wen Yuan, our Chief Marketing Officer, also acts as the General Manager of Sichuan Kangzhuang), the VIE Agreements are likely to be deemed as arrangements between related parties. In addition, CU WFOE has been granted substantial unilateral right under the VIE Agreements. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between our PRC subsidiary and Henan Anhou are not on an arm’s-length basis and adjust the income of Henan Anhou in the form of a transfer pricing adjustment, where the relevant PRC tax authorities may, in their discretion, disregard the tax filing of Henan Anhou and impose a different tax amount payable by Henan Anhou. A transfer pricing adjustment could among other things, result in a reduction, for PRC tax purposes, of expense deductions recorded by Henan Anhou, which could in turn increase their respective tax liabilities. Moreover, the PRC tax authorities may impose interest and other penalties on Henan Anhou for underpayment of taxes. Though we have not encountered any challenge or transfer pricing adjustment by the PRC tax authorities so far, we could not assure you that the PRC tax authorities will not do so in the future. Our consolidated net income may be materially and adversely affected by the occurrence of any of the foregoing.

PRC regulation of direct investment by offshore holding companies to PRC entities may delay or prevent us from making additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiary and Consolidated Affiliated Entities. In order to provide additional funding to our PRC subsidiary and Consolidated Affiliated Entities, we may make additional capital contributions to our PRC subsidiary.

Any capital contributions we make to our PRC subsidiary, must be approved by the PRC Ministry of Commerce or its local counterparts, which usually takes approximately 30 days or longer, and registered with the SAFE or its local counterparts. Such applications and registrations could be time consuming and their outcomes would be uncertain. The registered capital of CU WFOE is $300,000, among which $60,090 has been contributed to date.   According to applicable PRC laws and regulations, the remaining $239,910 shall be contributed into CU WFOE on or prior to October 20, 2012. The Company expects to cause the remaining amount to be contributed by the end of 2011.

We cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to capitalize or otherwise fund our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 30 years or so, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. While some of these measures benefit the overall PRC economy, they may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, the PRC government still owns a substantial portion of productive assets in China. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Actions and policies of the PRC government could materially affect our ability to operate our business.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through our PRC subsidiary and Consolidated Affiliated Entities in China. The business conducted by our PRC Subsidiary and Consolidated Affiliated Entities in China are governed by PRC laws and regulations. Our PRC subsidiary is generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Although, since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the SAFE by complying with certain procedural requirements. But approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Under our current corporate structure, the primary source of our income at the holding company level is dividend payments from our PRC subsidiary. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiary and our Consolidated Affiliated Entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency needs, we may not be able to pay dividends in foreign currencies to our shareholders.

Our global income or the dividends we receive from our PRC subsidiary may be subject to PRC tax under the EIT Law, which could have a material adverse effect on our results of operations.

Under the PRC Enterprise Income Tax Law, or the EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and will be subject to the EIT at the rate of 25% on its worldwide income. The Implementation Rules of the EIT Law, or the Implementation Rules, define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, on April 22, 2009. SAT Circular 82 provides certain specific criteria, only applicable to overseas registered enterprises controlled by PRC enterprises, not to those controlled by PRC individuals, for determining whether the “de facto management body” of a Chinese-controlled overseas-incorporated enterprise is located in China. However, it’s uncertain whether the State Administration of Taxation would make such criteria set forth in Circular 82 in the future generally applicable to determination of the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals. If we are deemed a resident enterprise, we may be subject to the EIT at 25% on our global income, except that the dividends we receive from our PRC subsidiary will be exempt from the EIT to the extent such dividends are deemed as “dividends among qualified PRC resident enterprise.” If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiary, a 25% EIT on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

As there remains uncertainty regarding the interpretation and implementation of the EIT Law and its implementation rules, it is uncertain whether, we are deemed a PRC resident enterprise. If one or more of our legal entities organized outside of the PRC were characterized as PRC tax residents we would not expect a significant impact on the results of operations for past periods or in the near future due to the fact the Consolidated Affiliated Entities have not had a profit since inception and we do not expect to be profitable until 2014.

Under the applicable PRC tax laws in effect before January 1, 2008, dividend payments to foreign investors made by foreign-invested enterprises in China, were exempt from PRC withholding tax. Pursuant to the EIT Law and the Implementation Rules, however, dividends payable by a foreign-invested enterprise in China to its foreign investors will be subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Hong Kong, where our wholly-owned subsidiary and the 100% shareholder of CU WFOE is incorporated, has such tax treaty with China. Under the EIT Law and the Implementation Rules, if we are regarded as a resident enterprise, the dividends we receive from our PRC subsidiary will be exempt from the EIT, because such dividend income and other distributions with respect to equity interests derived by a PRC resident enterprise from direct investment in another PRC resident enterprise is exempted under the EIT Law. If, however, we are not regarded as a resident enterprise, our PRC subsidiary will be required to pay a 5% withholding tax for any dividends they pay to us subject to applicable PRC laws and regulations. As a result, the amount of fund available to us to meet our cash requirements, including the payment of dividends to our shareholders, could be materially reduced.

Under the EIT Law, dividends payable by us and gains on the disposition of our shares could be subject to PRC taxation.

Because there remains uncertainty regarding the interpretation and implementation of the EIT Law and its Implementation Rules, it is uncertain whether any dividends to be distributed by us, if we are regarded as a PRC resident enterprise, to our non-PRC corporate shareholders would be subject to any PRC withholding tax. If we are required under the EIT Law to withhold PRC income tax on our dividends payable to our non-PRC corporate shareholders, or if gains on the disposition of our shares are subject to the PRC EIT, your investment in our ordinary shares may be materially and adversely affected.

We rely principally on dividends and other distributions on equity paid by our subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we rely principally on dividends from our PRC subsidiary in China and service, license and other fees paid to our PRC subsidiary by our Consolidated Affiliated Entities for our cash requirements, including any debt we may incur. Current PRC regulations permit our PRC subsidiary to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its after-tax profits each year as reported in its PRC statutory financial statements, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital, and our PRC subsidiary that is considered foreign-invested enterprises is required to further set aside a portion of its after-tax profits as reported in its PRC statutory financial statements to fund the employee welfare fund at the discretion of the board. These reserves are not distributable as cash dividends. Furthermore, if our PRC subsidiary and Consolidated Affiliated Entities in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect our subsidiary’s ability to pay dividends and other distributions to us.

The PRC subsidiary has not made any profits to date and as a result has no accumulated profits available for the purposes of dividend distribution. Even though we expect the PRC subsidiary to become profitable in 2014, we intend to use all of the revenues and profits to fund our business operations or expansion of our business.

Any limitation on the ability of our subsidiary and Consolidated Affiliated Entities to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.

Fluctuation in the value of the RMB may have a material adverse effect on your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 19.5% appreciation of the RMB against the U.S. dollar between July 21, 2005 and April 15, 2011. However, under the current global financial and economic conditions, it is impossible to predict with any certainty how the RMB will move vis-à-vis the U.S. dollar in the near future.  As of September 30, 2011, the exchange rate of RMB to the U.S. dollar was 6.383:1.

Our revenues and costs are mostly denominated in the RMB, and a significant portion of our financial assets are also denominated in RMB. We rely entirely on dividends and other fees paid to us by our subsidiary and Consolidated Affiliated Entities in China. Any significant appreciation or depreciation of the RMB against the U.S. dollar may affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our ordinary shares in U.S. dollars. For example, a further appreciation of the RMB against the U.S. dollar would make any new RMB-denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into the RMB for such purposes. An appreciation of the RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into the RMB, as the RMB is our reporting currency. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our reported earnings, and may adversely affect the price of our shares.

 Sensitivity analysis

The following table indicates the instantaneous change in the Company's (loss) / profit after tax (and accumulated losses) that would arise if foreign exchange rates at the reporting date had changed at that date, assuming all other risk variables remained constant.

For the year ended Jun 30, 2011			For the year ended Jun 30, 2010
Appreciation in RMB	Decrease in net loss	Decrease in accumulated losses	Appreciation in RMB	Decrease in net loss	Decrease in accumulated losses

3%	$9,900	$54,465	3%	$7,193	$44,566

The weakening of the RMB against the above currencies by the same percentages would have had the equal but opposite effect on the above currencies to the amounts shown above, on the basis that all other variables remain constant.

The sensitivity analysis assumes that the change in foreign exchange rates had been applied to re-measure those financial instruments held by the Company which expose the Company to foreign currency risk at the reporting date. The analysis excludes differences that would result from the translation of the financial statements of foreign operations into the Company's presentation currency.

The PRC Labor Contract Law and its implementing rules may adversely affect our business and results of operations.

On June 29, 2007, the Standing Committee of the National People’s Congress of China promulgated the Labor Contract Law, which became effective on January 1, 2008. On September 18, 2008, the State Council promulgated the implementing rules for the Labor Contract Law, which became effective upon adoption. This new labor law and its implementing rules have reinforced the protection for employees, who, under the existing PRC Labor Law, already have certain rights, such as the right to have written labor contracts, the right to enter into labor contracts with indefinite terms under specific circumstances, the right to receive overtime wages when working overtime, and the right to terminate in the labor contracts. In addition, the Labor Contract Law and its implementing rules have made some amendments to the existing PRC Labor Law and added some clauses that could increase cost of labor to employers. As the Labor Contract Law and its implementing rules are relatively new, there remains significant uncertainty as to their interpretation and application by the PRC government authorities. In the event that we decide to significantly reduce our workforce, the Labor Contract Law and its implementing rules could adversely affect our ability to effect these changes cost-effectively or in the manner we desire, which could lead to a negative impact on our business and results of operations.

We may have difficulty establishing adequate management, legal and financial controls in the people’s republic of China.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. Currently, we do not have any employees that are formally trained in U.S. GAAP or in internal controls over financial reporting. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the “No 10 Regulation”), which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that require Special Purpose Vehicle, or SPVs, formed by PRC individual for the purpose of acquiring PRC domestic companies under common control of such PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market.  In our case, the formation on June 10, 2010 by Mao Yi Hsiao, a Taiwanese national, of China United Insurance Service, Inc., a Delaware corporation and subsequent entrance into VIE arrangements with Henan Anhou, should not be deemed as a PRC individual’s acquisition of a PRC domestic company as contemplated by the No. 10 Regulation and we therefore have not applied to the CSRC for approval. Nonetheless, if the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the shares being offered by us.

 It may be difficult to affect service of process and enforcement of legal judgments upon us and our officers and directors because they reside outside the United States.

As our operations are presently based in PRC and a majority of our directors and all of our officers reside in PRC, our service of process on such directors and officers may be difficult to effect within the United States. Also, our main assets are located in PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

The PRC legal system contains uncertainties which could limit the legal protections available to us and you, or could lead to penalties on us.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. Our PRC subsidiary is subject to laws and regulations applicable to foreign investment in China. In addition, our PRC subsidiary and Consolidated Affiliated Entities are incorporated in China and subject to all applicable PRC laws and regulations. Because of the relatively short period for enacting such a comprehensive legal system, it is possible that the laws, regulations and legal requirements are relatively recent, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to us and our stockholders, and may lead to penalties imposed on us because of the different understanding between the relevant authority and us. In addition, we cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws.

We may have limited legal recourse under the PRC laws if disputes arise under our contracts with parties in China.

The Chinese government has enacted significant laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The Company faces the risk that the parties to contracts  may seek ways to terminate the transactions.   For example, management of our Consolidated Affiliated Entities may hinder or prevent us from accessing important information regarding the financial and business operations of the Consolidated Affiliated Entities or refuse to pay us contractual consideration due under the VIE Agreements. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under the PRC laws, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations. Although legislation in China over the past 30 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in China, these laws, regulations and legal requirements are relatively new and their interpretation and enforcement involve uncertainties, which could limit the legal protection available to us, and our stockholders. The inability to enforce or obtain a remedy under any of our existing or future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our operations.

Certain affiliates of ours are also directors and executive officers of our Consolidated Affiliated Entities. PRC laws provide that a director or certain members of senior management owes a fiduciary duty to the company he/ she directs or manages. These individuals must therefore act in good faith and in the best interests of the relevant PRC company pursuant PRC laws and must not use their respective positions for personal gains. These laws do not require them to consider our best interests when making decisions as a director or member of management of the relevant PRC company.  For example, it may be possible for management of Henan Anhou to breach the VIE agreements and while their actions may be in violation of US laws they could be legal in the PRC.  Any judgment for violation of fiduciary duty under US law may not be enforceable outside the United States.  It may not be possible to effect service of process within the United States or elsewhere outside China upon our directors or senior executive officers, irrespective of matters arising under U.S. federal securities laws or applicable state securities laws. Any court judgment of United States for violation of fiduciary duty under US law may not be enforceable in the PRC due to the lack of bilateral treaties between PRC and the United States providing for the reciprocal recognition and enforcement of judgment of courts.

Risks Associated with Our Shares of Common Stock

You may not be able to liquidate your investment since there is no assurance that a public market will develop for our common stock or that our common stock will ever be approved for trading on a recognized exchange.

There is no established public trading market for our securities. After this document is declared effective by the U.S. Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTCBB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, you may be unable to liquidate its investment, which will result in the loss of your investment.

The offering price of the shares was arbitrarily determined, and therefore should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to our actual value, and may make our shares difficult to sell.

The offering price of $0.015 for the shares of common stock was based upon the sale price in our recent private placement. The sale price in the private placement was arbitrarily determined. The factors considered in determining the sale price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Therefore, the offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

Future sales by our stockholders may negatively affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock in the public market could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 20,100,503 shares of common stock outstanding as of September 30, 2011, 1,000,000 shares are, or will be, freely tradable without restriction upon the effective date of this registration statement, unless held by our “affiliates”. The remaining 19,503,000 shares of common stock, which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

“Penny Stock” rules may make buying or selling our common stock difficult.

Trading in our securities will be subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

☐	Make a suitability determination prior to selling a penny stock to the purchaser;

☐	Receive the purchaser’s written consent to the transaction; and

☐	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

If penny stocks are sold to investors in violation of the rights listed above, or other federal or state securities laws, the investor may be able to cancel their purchase and get their money back. If the stocks are sold in a fraudulent manner, the investor may be able to sue the persons and firms that caused the fraud for damages or pursue their claims through arbitration if such investor entered into an arbitration agreement. These remedies against resellers of penny stocks may make it more difficult for us to raise capital in the future through the sale of our equity securities than those companies whose shares are not considered penny stocks.

We have no plans to declare any dividends to shareholders in the near future.

We currently intend to retain our future earnings, if any, to support our operations and to finance expansion. The declaration, and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.  If you require dividend income, you should not rely on an investment in the Company.  Income received from an investment in the Company will only come from a rise in the market price in the Company’s stock, which is uncertain and unpredictable.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any portion of the proceeds from the sale or other disposition of the shares of common stock covered hereby, or interests therein, by the selling stockholders.

We have agreed to bear the expenses of the registration of the shares. We anticipate that these expenses will be approximately  $210,000.

DIVIDEND POLICY

The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. To date, we have not declared nor paid any cash dividends. The board of directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

DETERMINATION OF OFFERING PRICE

No market currently exists for our common stock. Therefore, the offering price of $0.015 was based on the offering price of shares sold pursuant to our Regulation S issuance completed in January 2011 in which we issued a total of 20,000,000 shares of our common stock to 44 shareholders at a price per share of $0.015 for an aggregate offering price of $300,000.

We issued common shares to our legal counsel as partial compensation for legal services rendered. The per share price of such shares are consistent with $0.015 per share valuation in the above mentioned offering.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the U.S. Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

MARKET FOR OUR COMMON STOCK

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTCBB or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 47 registered shareholders.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements. Forward looking statements are identified by words and phrases such as “anticipate”, “intend”, “expect”, and words and phrases of similar import. We caution investors that forward-looking statements are predictions based on our current expectations about future events and are not guarantees of future performance. Actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements due to risks, uncertainties and assumptions that are difficult to predict. We encourage you to read those risk factors carefully along with the other information provided in this current report and in our other filings with the SEC before deciding to invest in our stock or to maintain or change your investment. We undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law.

You should read this Management’s Discussion and Analysis in conjunction with the Pro Forma Consolidated Financial Statements and Related Notes.

Overview

China United Insurance Service, Inc. (“China United”) is a Delaware corporation organized on June 4, 2010 by Mao Yi Hsiao, a Taiwanese citizen, as a listing vehicle for ZLI Holdings Limited (“CU Hong Kong”) to be quoted on the Over the Counter Bulletin Board (the “OTCBB”). CU Hong Kong, a wholly owned Hong Kong-based subsidiary of China United, was originally founded by China United on July 12, 2010 under Hong Kong laws. On October 20, 2010, CU Hong Kong founded a wholly foreign owned enterprise, Zhengzhou Zhonglian Hengfu Business Consulting Limited Company (“CU WFOE”) in Henan province in the PRC.

On January 16, 2011, China United issued 20,000,000 shares of common stock, $0.00001 par value per share, to several non U.S. persons for their investment of $300,000 in cash in the Company’s subsidiaries.  The issuance was made pursuant to an exemption from registration contained in Regulation S under the Securities Act of 1933, as amended. The consideration was paid to the account of CU Hong Kong by May 6, 2011. Among which, $60,090 was contributed into the bank account of CU WFOE as registered capital on November 26, 2010, with the remaining $239,910 to be contributed into CU WFOE on or prior to October 20, 2012.  On January 28, 2011, the Company increased the number of authorized shares from 30,000,000 shares of common stock to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Henan Law Anhou Insurance Agency Co., Ltd. (“Henan Anhou”, formerly known as Zhengzhou Anhou Insurance Agency Co., Ltd.) was incorporated in the People’s Republic of China (“the PRC”) on August 20, 2003. Henan Anhou provides insurance agency services in the PRC. On August 16, 2010, Ms. Zhu Shuqin contributed capital of RMB 8,000,000 ($1,175,440) by cash to Henan Anhou and controlled 80% shares of Henan Anhou.

Sichuan Kangzhuang Insurance Agency Co., Ltd. (“Sichuan Kangzhuang”) was founded on July 10, 2006 in the Sichuan province in the PRC and provides insurance agency services in the PRC.  On August 23, 2010, at Sichuan Kangzhuang’s general meeting of shareholders, its shareholders voted to sell their shares in Sichuan Kangzhuang to Henan Anhou for RMB532,622 ($83,444). On September 6, 2010, the equity transfer agreements were signed between Henan Anhou and each shareholder of Sichuan Kangzhuang.

Jiangsu Law Insurance Broker Co., Ltd. (“Jiangsu Law”) was founded on September 19, 2005 in Jiangsu Province in the PRC and provides insurance brokerage services in the PRC. On August 12, 2010, at Jiangsu Law’s general meeting of shareholders, its shareholders voted to sell their shares to Henan Anhou for RMB518,000 ($81,153) and Henan Anhou increased Jiangsu Law’s paid-in capital to RMB10,000,000 ($1,566,661) from RMB5,180,000 ($811,531) on January 18, 2011 to meet the PRC paid-in capital requirements for insurance agency companies. On September 28, 2010, the equity transfer agreements were signed between Henan Anhou and each shareholder of Jiangsu Law.

Due to PRC legal restrictions on foreign ownership and investment in insurance agency and brokerage businesses in China, especially those on qualifications as well as capital requirement of the investors, we operate our business primarily through our Consolidated Affiliated Entities in China. We do not hold equity interests in our Consolidated Affiliated Entities. However, through the VIE Agreements with these Consolidated Affiliated Entities and their respective shareholders, we effectively control, and are able to derive substantially all of the economic benefits from, these Consolidated Affiliated Entities.

Our Consolidated Affiliated Entities in China are variable interest entities through which all of our insurance services are operated. It is through the VIE Agreements that we have effective control of the Consolidated Affiliated Entities, which allows us to consolidate the financial results of the Consolidated Affiliated Entities in our financial statements.  If Henan Anhou and its shareholders fail to perform their obligations under the VIE Agreements, we could be limited in our ability to enforce the VIE Agreements that give us effective control. Furthermore, if we are unable to maintain effective control of our Consolidated Affiliated Entities, we would not be able to continue to consolidate the Consolidated Affiliated Entities’ financial results with our financial results. During each of the fiscal years ended June 30, 2010 and 2011, 100% of our revenues in our consolidated financial statements were derived from our Consolidated Affiliated Entities. For more information see “Risk Factors-Risks Related to Our Corporate Structure.”

On January 17, 2011, CU WFOE and Henan Anhou and its shareholders entered into a series of agreements known as variable interest agreements (the “VIE Agreements”) pursuant to which CU WFOE has executed effective control over Henan Anhou through these contractual arrangements. The corporate structure after the date of the series of VIE agreements is as following:

By September 30, 2011, through our Consolidated Affiliated Entities we had 13 branches and 22 offices, and about 1,016 individual sub-agents in Henan, Sichuan and Jiangsu provinces.

Going Concern

The accompanying consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net operating losses since inception. The Company faces the risks common to companies that are relatively new, including capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. As of June 30, 2011, the Company had an accumulated deficit of $1,815,504. The Company’s recurring losses raise substantial doubt about its ability to continue as a going concern. The Company’s consolidated financial statements do not reflect any adjustments that might result from the outcome of this uncertainty. The Company plans to acquire more insurance agency companies in the PRC within the next 12 months, which will require more funding. The Company expects to incur losses from its operation business and will require additional funding in the next 12 months.

Management plans to obtain funding through loans and equity. On March 31, 2011, the legal representative of Henan Anhou forgave $945,200 that Henan Anhou owed him. Management believes its current and future plans enable it to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time.

Critical Accounting Policies

The preparation of financial statements in conformity with Generally Accepted Accounting Principles in the United States of America ("US GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available when the estimates are made.  However, actual results could differ materially from those results. While there are a number of significant accounting policies affecting the Company’s financial statements; the Company believes the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments The Company has not made any material changes in the methodology used in these accounting polices during the past two years .

Principles of consolidation

The accompanying consolidated financial statements include the balance sheets of China United, its wholly owned subsidiaries CU Hong Kong and CU WFOE, the variable interest entity Henan Anhou and wholly owned subsidiaries Sichuan Kangzhuang and Jiangsu Law, as of June 30, 2011. As Henan Anhou acquired 100% of Sichuan Kangzhuang on September 6, 2010, for accounting convenience, its operating results from September 1, 2010 through June 30, 2011 and the balance sheet of Sichuan Kangzhuang as of June 30, 2011 were included in the consolidated financial statements. As Henan Anhou acquired 100% of Jiangsu Law on September 30, 2010, the operating results of Jiangsu Law from October 1, 2010 through June 30, 2011 and the balance sheet as of June 30, 2011 were included in the consolidated financial statements. The operating results for the fiscal year ended June 30, 2010 and the balance sheet as of June 30, 2010 only contain Henan Anhou, as Sichuan Kangzhuang and Jiangsu Law were not acquired yet, CU Hong Kong and CU WFOE were not founded yet, and the VIE agreements were not signed. All significant inter-company accounts and transactions were eliminated in consolidation.

Accounts receivable

The Company reviews its accounts receivable on a regular basis to determine if a bad debt allowance is necessary. Management reviews the composition of accounts receivable and analyzes the age of receivable outstanding, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the necessity of making such allowance.

Revenue recognition

In accordance with US GAAP, the Company recognizes revenue when the following have occurred: persuasive evidence of an agreement between the insurance companies and insured exists, services were provided, the fees for such services are fixed or determinable and collectability of the fee is reasonably assured. Insurance agency services are considered to be rendered and completed, and revenue is recognized, when an insurance policy becomes effective, that is, when the signed insurance policy is in place and the premium is collected from the insured. The Company has met all the four criteria of revenue recognition when the premiums are collected by the respective insurance companies and not before, because collectability is not ensured until receipt of the premium. Any subsequent commission adjustments in connection with policy cancellations which have been de minims to date are recognized upon notification from the insurance carriers.

The Company pays commissions to its sub-agents when an insurance product is sold by the sub-agent. The Company recognizes commission revenue on a gross basis. The commissions paid by the Company to its sub-agents are recorded as costs of services.

Income taxes

The Company utilizes ASC 740 “Income Taxes”, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

When tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of operations and other comprehensive income (loss). As of June 30, 2011 and 2010, the Company did not have any uncertain tax positions.

The Company was not subjected to income tax examinations by taxing authorities during the current and past fiscal years. During the fiscal years ended June 30, 2011 and 2010, the Company did not recognize any interest or penalties.

Impairment of Long-Lived Assets

In accordance with ASC 360, “Property, Plant and Equipment” the Company reviews the carrying values of long-lived assets whenever facts and circumstances indicate that the assets may be impaired.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset.  If an asset is considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value.  Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs of disposal.

Goodwill

Goodwill arose from the acquisition of Sichuan Kangzhuang. Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired, using the prescribed two-step process under US GAAP. The first step screens for potential impairment of goodwill to determine if the fair value of the reporting unit is less than its carrying value, while the second step measures the amount of goodwill impairment, if any, by comparing the implied fair value of goodwill to its carrying value.

Variable Interest Entities

The Company follows the provisions of ASC 810-10-05-8”, "Consolidation of VIEs” which states that in general, a VIE is a corporation, partnership, limited liability corporation, trust or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

On January 17, 2011, CU WFOE and Henan Anhou and its shareholders entered into VIE Agreements which included:

(1) an Exclusive Business Cooperation Agreement through which CU WFOE is appointed the exclusive services provider to provide Henan Anhou with complete technical support, business support and related consulting services (as described in the agreement) in exchange for 90% of the net profits (as defined in the agreement) of Henan Anhou. The agreement does not provide that CU WFOE is responsible for the debts of the Consolidated Affiliated Entities. The term of the Exclusive Business Cooperation Agreement began on January 17, 2011 and lasts ten years, unless earlier terminated as provide in the agreement. The term of the agreement may be extended at CU WFOE’s discretion prior to the expiration thereof. CU WFOE may terminate the agreement at any time with 30 days’ written notice but Henan Anhou may only terminate the agreement if CU WFOE commits gross negligence or a fraudulent act against Henan Anhou;

(2) a Power of Attorney under which the shareholders of Henan Anhou have vested their collective voting control over Henan Anhou to CU WFOE;

(3) an Option Agreement under which the shareholders of Henan Anhou granted to CU WFOE the irrevocable right and option to acquire all of their equity interests in Henan Anhou, subject to applicable PRC laws and regulations. The term of the Option Agreement began on January 17, 2011 and lasts ten years, but may be renewed at CU WFOE’s election; and

(4) a Share Pledge Agreement under which the shareholders of Henan Anhou pledged all of their equity interests in Henan Anhou to CU WFOE to guarantee Henan Anhou’s performance of its obligations under the Exclusive Business Cooperation Agreement.

Pursuant to the VIE Agreements, CU WFOE got effective control over Henan Anhou. Therefore, China United has consolidated Henan Anhou and its subsidiaries in its accompanying financial statements through and as of June 30, 2011.

Recent Accounting Pronouncements

In July 2009, the Company adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 – Generally Accepted Accounting Principles – amendments based on SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”). ASU No. 2009-01 re-defines authoritative US GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification (“Codification”) and, for SEC registrants, guidance issued by the SEC. The Codification is a reorganization and compilation of all then-existing authoritative US GAAP for nongovernmental entities, except for guidance issued by the SEC. The Codification is amended to effect non-SEC changes to authoritative US GAAP.

On February 2010, the FASB issued ASU No. 2010-09 Subsequent Events Topic 855 “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of US GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In October 2010, the FASB issued ASU 2010-26, Financial Services—Insurance (Topic 944), to address diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. ASU 2010-26 specifies that the incremental direct costs of contract acquisition and certain costs related directly to the acquisition activities, such as underwriting, Policy issuance and processing, Medical and inspection, Sales force contract selling, which are performed by the insurer in the acquisition of new and renewal contracts should be capitalized.  This update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Company does not expect the provisions of ASU 2010-11 to have a material effect on its consolidated financial statements

In December 2010, the FASB issued ASU 2010-28, Intangibles—Goodwill and Other (Topic 350), to modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating impairment may exist, and the qualitative factors are consistent with the existing guidance. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010 and 2011 for public and nonpublic entities, respectively. Early adoption is not permitted. Management is in the process of evaluating the impact of adopting this standard on the Company’s consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, Business Combinations (Topic 805), to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. Management is in the process of evaluating the impact of adopting this standard on the Company’s consolidated financial statements.

In January 2011, the FASB issued ASU 2011-01, Receivables (Topic 310), to temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 (Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses) for public entities. The delay is intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring.  Under the existing effective date in Update 2010-20, public-entity creditors would have provided disclosures about troubled debt restructurings for periods beginning on or after December 15, 2010. The deferral in this update will result in more consistent disclosures about troubled debt restructurings. This amendment does not apply to nonpublic entities and does not defer the effective date of the other disclosure requirements in Update 2010-20. The deferral in this amendment is effective upon issuance. The Company does not expect this update to have any material effect on its consolidated financial statements.

In January 2011, the FASB issued ASU 2011-02 Receivables Topic 310 "A Creditor's Determination of Whether a Restructuring is a Troubled Debt Restructuring". The amendments in ASU 2011-02 provide additional guidance to clarify when a loan modification or restructuring is considered a troubled debt restructuring (TDR) in order to address current diversity in practice and lead to more consistent application of U.S. GAAP for debt restructurings. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both of the following exist:

1. The restructuring constitutes a concession.

2. The debtor is experiencing financial difficulties.

The amendments to Topic 310 clarify the guidance regarding the evaluation of both considerations above. Additionally, the amendments clarify that a creditor is precluded from using the effective interest rate test in the debtor's guidance on restructuring of payables (paragraph 470-60-55-10) when evaluating whether a restructuring constitutes a TDR. ASU No. 2011-02 is effective for fiscal year beginning on or after June 15, 2011. Early adoption is permitted. The adoption of this ASU will not have a material impact on the Company's consolidated financial statements.

In April, 2011, the FASB issued ASU 2011-03 Transfers and Servicing (Topic 860), “Reconsideration of Effective Control for Repurchase Agreements”. The amendments in this ASU 2011-03 remove from the assessment of effective control:

 1. the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and

 2. the collateral maintenance implementation guidance related to that criterion.

Other criteria applicable to the assessment of effective control are not changed by the amendments in this Update.

The guidance in this Update is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The adoption of this ASU will not have a material impact on the Company's consolidated financial statements.

In June 2011, the FASB issued ASU 2011-04 Fair Value Measurement (Topic 820), “Amendments to achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and IFRSs”. The amendments in this Update change the wording used to describe the requirements in US GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments include the following:

1. Those that clarify the Board’s intent about the application of existing fair value measurement and disclosure requirements
2. Those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.

In addition, to improve consistency in application across jurisdictions some changes in wording are necessary to ensure that US GAAP and IFRS fair value measurement and disclosure requirements are described in the same way (for example, using the word shall rather than should to describe the requirements in US GAAP).

The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The adoption of this ASU will not have a material impact on the Company's consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05 Comprehensive Income (Topic 220), “Presentation of Comprehensive Income”. In this Update, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented.

The amendments in this Update should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and early adoption is permitted. The adoption of this ASU will not have a material impact on the Company's consolidated financial statements.

 Results of Operations for the years ended June 30,

		2010 to 2011
		Percentage
	2010	Change	2011
	$	%	$
Revenues	1,341,509	104%	2,740,519
Cost of service	1,061,732	79%	1,897,359
Gross profit	279,777	201%	843,160
General and administrative expenses	309,586	254%	1,095,869
Income from operations	(29,809)	748%	(252,709)
Other income (expense), net:
Gain on acquisition of subsidiary	-	N/A	267,156
Interest income	1,799	609%	12,760
Others, net	(922)	199%	(2,753)
Net income before income taxes	(28,932)	N/A	24,454
Income tax expense	210,823	68%	354,441
Net income	(239,755)	38%	(329,987)

Year Ended June 30, 2011 Compared to Year Ended June 30, 2010

Revenues

Our total revenues increased by 104% from $1,341,509 for the year ended June 30, 2010 to $ 2,740,519 for the year ended June 30, 2011. The increase in commissions and fees was mainly attributable to a significant increase in the number of sales agents in our distribution network, and the acquisitions of Sichuan Kangzhuang and Jiangsu Law. Moreover, since May 2010, the Company started selling the product of Sunshine Insurance Co., Ltd. (“Sunshine”) in Henan province and Sichuan province. More variety of products portfolio helps to boost our sales. The revenues generated from Sunshine’ products for the year ended June 30, 2011was $748,531, and increased by $670,078 compared with the revenue for the year ended June 30, 2010.

Cost of services and gross profit
Our cost of services for the year ended June 30, 2011 increased to $ 1,897,359, or by 79%, compared with $ 1,061,732 for the year ended June 30, 2010. Over 90% of our cost of services are commissions paid to our sales agents. Therefore the cost of services increased as our sales increased.

Our gross profit therefore increased to $843,160, or by 201% for the same periods. Our gross profit ratio increased from 21% for the year ended June 30, 2010 to 31% for the year ended June 30, 2011. The increase in profitability was mainly due to the higher margin of Jiangsu Law. Jiangsu Law focused on the business of property insurance, which typically has higher margin because the unit contract amount is relatively high and most of the business is brought in by senior management with no sub-commission required.

General and administrative expenses

Our general and administrative expenses principally comprise of salaries and benefits for our administrative staff, office rental expenses, travel expenses, depreciations and amortizations, entertainment expenses, and office supply expenses for our administrative staff.

For the year ended June 30, 2011, general and administrative expenses were $1,095,869, and increased by $786,283 compared with the expenses for the year ended June 30, 2010. The growth of expenses is due to the overall growth of our business and our plan to becoming a publicly traded company, including costs to enhance our internal controls. Our labor cost increased by $200,688 to $ 352,099, from the year ended June 30, 2010, as we have additional administrative personnel. Our rental expense for offices for the year ended Jun 30, 2011 is $ 205,956 and increased by $ 153,100 compared with the expense for the year ended June 30, 2010, because we have more offices in Sichuan and Jiangsu provinces.

Other income / (expenses)-net

The Company’s other income-net was $ 277,163 for the year ended June 30, 2011, and increased by $ 276,286  from other expenses-net of $877 for the year ended June 30, 2010. The increase was primarily due to the $ 267,156 gain on acquisition of Jiangsu Law in September 2010. Based on the purchase price allocation, the fair value of the identifiable assets and liabilities assumed exceeded the fair value of the consideration paid. As a result, the Company recorded the gain as other income.

Income tax

According to related tax regulations by Chinese tax authorities effective January 1, 2008, commission expense paid to sub-agent in excess of 5% of the commission revenue of the Company is not tax deductible. In addition, according to the requirement by the local tax authorities in Jiangsu province, the calculation of income tax expense is based on 10% of the Jiangsu Law's revenue. The tax base is 10% of revenue, and the tax rate is 25%.

The Company paid income tax of $11,462 and nil during the years ended June 30, 2011 and 2010, respectively. The balance of income tax payable as of June 30, 2011 mainly represents the income tax accrued for the un-deductible commission and is due upon any written request of the local tax bureau.

The Company’s income tax expense was $ 354,441 for the year ended June 30, 2011, and increase by 68% compared with the income tax expense for the year ended June 30, 2010. The increase is due to the increase in tax not deductible cost during the period, which was caused by the increase in the commissions paid to its sales agents during the period.

Net loss

The Company’s net loss was $ 329,987 for the year ended June 30, 2011, and increase by 38% compared with that for the year ended June 30, 2010. The increase in net loss is because of the income tax expenses accrued for un-deductible expenses.

Liquidity and Capital Resources

The Company generally finances its operations through capital contribution. As of June 30, 2011, the Company had cash and equivalents of $1,297,213. This was an increase of $1,280,142 from $17,071 as of June 30, 2010. The increase was primarily due to the contribution of capital by a new shareholder of Henan Anhou in August 2010.

The net cash used in operating activities during the year ended June 30, 2011 and 2010 was $165,155 and $50,561, respectively. The increase was due to the expansion of our business which required additional cash. The $2,688,837 in cash generated from commission income was offset by $791,478 in cash spent on sub-commission and other costs, and $626,323 in cash spent in other areas such as general and administrative expenses, which includes the payment of management’s salary and rent.

Net cash provided by investing activities was $144,016 for the year ended June 30, 2011. In comparison to the net cash used in investing activities of $10,112 for 2010, the difference was because the Company acquired cash of $285,874 in the acquisition of Sichuan Kangzhuang and Jiangsu Law and paid $78,318 in cash for these acquisitions.

Net cash provided by financing activities was $1,311,891 for the year ended June 30, 2011, including the $1,175,440 capital contributed to Henan Anhou in forms of cash, the $30,000 capital contributed to CU Hong Kong and the $163,549 net repayment on borrowings from related parties.

On going forward basis, the Company’s primary requirements for cash over the next 12 months consist of:

●	providing insurance agency services to its existing clients in its existing branches;
●	developing new clients;
●	promoting sales activities;
●	opening more branches in China;
●	expanding its business scale in China, through mergers & acquisitions.

As of the date of this filing, the paid-in registered capital of CU WFOE is $60,090, according to applicable PRC laws and regulations, remaining $239,910 shall be contributed into CU WOFE on or prior to October 20, 2012.   The Company expects to cause the remaining amount to be contributed by the end of 2011. According to related tax regulations by Chinese tax authorities effective January 1, 2008, commission expense paid to agents in excess of 5% of the commission revenue of the Company is not tax deductible. In other words, Henan Anhou and Sichuan Kangzhuang, though not making any profit, are still subject to corporate income tax. In addition, according to the requirement by the local tax authorities in Jiangsu province, the calculation of income tax expense is based on 10% of the Jiangsu Law's revenue, which means it is subject to corporate income tax as long as it generates revenues, no matter if it is making losses or not. The tax is calculated based on 10% of revenue, and the tax rate is 25%.  No service fees has been paid to the PRC subsidiary pursuant to the Exclusive Cooperation Agreement and it has not made any profit to date and, as a result, has no accumulated profits available for the purposes of dividend distribution. Even though we expect the PRC subsidiary to become profitable in 2014, we intend to use all of the revenues and profits to fund our business operations or expansion.

Management Assumptions

Management anticipates, based on internal forecasts and assumptions relating to the Company’s current operations that existing cash and funds generated from operations may not be sufficient to meet working capital for the next 12 months. The Company may need to seek additional financing through loans and equity. There can be no assurance that the Company will be able to obtain enough financing on terms acceptable to it, or at all.

Contractual Obligations

The Company has operating leases for its offices in Henan, Sichuan and Jiangsu provinces. As of June 30, 2011, the Company’s total future minimum lease payments under operating leases were $258,944.

Off Balance Sheet Arrangements

As of June 30, 2011, the Company had no off balance sheet arrangements.

BUSINESS

We are a U.S. holding company that controls fast-growing insurance intermediary companies operating in China, with three Consolidated Affiliated Entities primarily focusing on sales of life, property and casualty insurance products underwritten by insurance companies as well as insurance brokerage services. Our Consolidated Affiliated Entities targeted their distribution and service network in provinces with most population in China, such as Henan, Jiangsu and Sichuan. As of September 30, 2011, they had 1,016 sales professionals and 68 administrative staffs operating across 35 cities within these three provinces. Our Consolidated Affiliated Entities are in the process of expanding coverage in Hunan and Shandong provinces through establishment of subsidiaries as well as potential merger and acquisitions which are expected to be consummated in early 2012.

As an insurance intermediary company, our Affiliated Consolidated Entities do not assume underwriting risks. Instead, they distribute to customers in China a wide variety of life, property and casualty insurance products underwritten by domestic and foreign insurance companies operating in China.  In addition, our Affiliated Consolidated Entities, through one of their insurance brokerage firms, provide information about potential customers to insurance companies, which then sell insurance products to them. The Affiliated Consolidated Entities are compensated for their services primarily by commissions and fees paid by insurance companies, typically based on a percentage of the premium paid by the insured. Commission and fee rates generally depend on the type of insurance products, the particular insurance company and the region in which the products are sold.

As of June 30, 2011, we had three affiliated insurance intermediary companies in the PRC. Henan Anhou and Sichuan Kangzhuang are insurance agencies and Jiangsu Law is an insurance brokerage firm.

The professional insurance intermediary sector in China is at an early stage of development and highly fragmented. We believe this offers substantial opportunities for further growth and consolidation. We intend to take advantage of these opportunities to increase our market share by aggressively expanding our distribution network through establishment of service outlets, selective acquisitions and recruitment of experienced and entrepreneurial sales agents. In particular, we intend to continuously devote significant resources to distributing life insurance products in order to benefit from the recurring fee income they generate and to better capture the significant opportunities presented by China’s rapidly growing life insurance market. The life insurance policy is our core business.

Company Structure

China United Insurance Service, Inc. (“China United”) is a Delaware corporation organized on June 4, 2010 by Mao Yi Hsiao, a Taiwanese citizen, as a listing vehicle for ZLI Holdings Limited (“CU Hong Kong”) to be quoted on the Over the Counter Bulletin Board (“OTCBB”). CU Hong Kong, a wholly owned Hong Kong-based subsidiary of China United, was originally founded by China United, on July 12, 2010 under Hong Kong laws.

Henan Law Anhou Insurance Agency Co., Ltd. (“Henan Anhou”, formerly known as Zhengzhou Anhou Insurance Agency Co., Ltd.) was founded in Henan province of the People’s Republic of China (the “PRC”) on October 9, 2003. Henan Anhou provides insurance agency services in the PRC.

Henan Anhou’s wholly owned subsidiary Sichuan Kangzhuang Insurance Agency Co., Ltd. (“Sichuan Kangzhuang”) was founded on September 4, 2006 in Sichuan province of the PRC, and it provides insurance agency services in the PRC.  On August 23, 2010, at Sichuan Kangzhuang’s general meeting of shareholders, its shareholders voted for transferring all of their equity interests in Sichuan Kangzhuang to Henan Anhou for RMB532,622 ($83,444). On September 6, 2010, the equity transfer agreements were signed between Henan Anhou and each shareholder of Sichuan Kangzhuang. Henan Anhou has complied with all of the applicable laws and regulations with respect to its holding 100% equity interests in Sichuan Kangzhuang.

Jiangsu Law Insurance Broker Co., Ltd. (“Jiangsu Law”) was founded on September 19, 2005 in Jiangsu province of the PRC. Jiangsu Law is allowed to provide insurance brokerage services. On August 12, 2010, at Jiangsu Law’s general meeting of shareholders, its shareholders voted for transferring all of their shareholdings to Henan Anhou for RMB518,000 ($81,153). On September 28, 2010, the equity transfer agreements were signed between Henan Anhou and each individual shareholder of Jiangsu Law. Pursuant to Provisions on the Supervision and Administration of Insurance Brokerage Institutions, effective on October 1, 2009, if an insurance brokerage entity fails to bring its registered capital to no less than RMB10, 000,000 ($1,566,661) on or prior to October 1, 2012, CIRC or its local counterpart, as applicable, may determine not to extend the insurance brokerage license. To meet such minimum registered capital requirement, on February 11, 2011, Henan Anhou invested RMB4.82 million ($755,131) in Jiangsu Law to increase the registered capital to RMB10 million ($1,566,661).  Henan Anhou has complied with all of the applicable laws and regulations with respect to its holding 100% equity interests in Jiangsu Law.

The financial statements in this registration statement are those of our operating Consolidated Affiliated Entities, Henan Anhou, Sichuan Kangzhuang, and Jiangsu Law .

Unless context indicates otherwise, reference to the “Company” throughout this prospectus refers to China United and its subsidiaries.  Reference to Henan Anhou refers to the combined operations of Henan Anhou and its subsidiaries.

On January 16, 2011, China United issued 20,000,000 shares of common stock, $0.00001 par value per share, to several non U.S. persons for their investment of $300,000 in cash in the Company’s subsidiaries.  The issuance was made pursuant to an exemption from registration contained in Regulation S under the Securities Act of 1933, as amended. The consideration was paid to the account of CU Hong Kong by May 6, 2011. Among which, $60,090 was contributed into the bank account of CU WFOE as registered capital on November 26, 2010, with the remaining $239,910 to be contributed into CU WFOE on or prior to October 20, 2012.  On January 28, 2011, the Company increased the number of authorized shares from 30,000,000 shares of common stock to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Due to PRC legal restrictions on foreign ownership and investment in insurance agency and brokerage businesses in China, especially those on qualifications as well as capital requirement of the investors, we operate our business primarily through our Consolidated Affiliated Entities in China. We do not hold equity interests in our Consolidated Affiliated Entities. However, through the VIE Agreements (as described in more details below) with Henan Anhou and its shareholders, we effectively control, and are able to derive substantially all of the economic benefits from, these Consolidated Affiliated Entities.

Our Consolidated Affiliated Entities in China are variable interest entities through which all of our insurance services are operated. It is through the VIE Agreements that we have effective control of the Consolidated Affiliated Entities, which allows us to consolidate the financial results of the Consolidated Affiliated Entities in our financial statements.  If Henan Anhou and its shareholders fail to perform their obligations under the VIE Agreements, we could be limited in our ability to enforce the VIE Agreements that give us effective control. Furthermore, if we are unable to maintain effective control of our Consolidated Affiliated Entities, we would not be able to continue to consolidate the Consolidated Affiliated Entities’ financial results with our financial results. During each of the fiscal years ended June 30, 2010 and 2011, 100% of our revenues in our consolidated financial statements were derived from our Consolidated Affiliated Entities. For more information see “Risk Factors-Risks Related to Our Corporate Structure.”

On January 17, 2010, CU WFOE and Henan Anhou and its shareholders entered into a series of agreements known as variable interest agreements (the “VIE Agreements”) pursuant to which CU WFOE has executed effective control over Henan Anhou through these contractual arrangements. The VIE Agreements included:

(1) An Exclusive Business Cooperation Agreement through which CU WFOE is appointed the exclusive services provider to provide Henan Anhou with complete technical support, business support and related consulting services (as described in the agreement) in exchange for 90% of the net profits (as defined in the agreement) of Henan Anhou. The agreement does not provide that CU WFOE is responsible for the debts of the Consolidated Affiliated Entities. The term of the Exclusive Business Cooperation Agreement began on January 17, 2011 and lasts ten years, unless earlier terminated as provide in the agreement. The term of the agreement may be extended at CU WFOE’s discretion prior to the expiration thereof. CU WFOE may terminate the agreement at any time with 30 days’ written notice but Henan Anhou may only terminate the agreement if CU WFOE commits gross negligence or a fraudulent act against Henan Anhou;

(2) a Power of Attorney under which the shareholders of Henan Anhou have vested their collective voting control over Henan Anhou to CU WFOE;

(3) an Option Agreement under which the shareholders of Henan Anhou have granted to CU WFOE the irrevocable right and option to acquire all of their equity interests in Henan Anhou, subject to applicable PRC laws and regulations. The term of the Option Agreement began on January 17, 2011 and lasts ten years, but may be renewed at CU WFOE’s election; and

(4) a Share Pledge Agreement under which the shareholders of Henan Anhou have pledged all of their equity interests in Henan Anhou to CU WFOE to guarantee Henan Anhou’s performance of its obligations under the Exclusive Business Cooperation Agreement.

The foregoing description of the terms of the Exclusive Business Cooperation Agreement, the Power of Attorney, the Option Agreement and the Share Pledge Agreement is qualified in its entirety by reference to the provisions of the agreements filed as Exhibits 10-2 – 10.14 to this report which are incorporated by reference herein.

As a holding company with no business other than holding equity interest of our operating subsidiary, CU WFOE, we rely principally on dividends to be paid by CU WFOE. CU WFOE, being the exclusive service provider to Henan Anhou, relies on the service fees to which it is entitled from Henan Anhou. Pursuant to the Exclusive Cooperation Agreement between CU WFOE and Henan Anhou, CU WFOE has the right to collect 90% of the net profits of Henan Anhou. As Henan Anhou is still operating at a loss, Henan Anhou has not paid any service fees to CU WFOE yet and CU WFOE has not paid any dividend to us to date. We expect Henan Anhou to make a profit beginning in the fiscal year ending June 30, 2014, at which time it should start to pay service fees to CU WFOE, although there can be no assurance that Henan Anhou will become profitable by that time or ever. We will then determine whether such retained earnings shall be used for dividend distributions or reinvestment for business expansion. Our capability to receive dividends, convert them into U.S. dollars and make the repatriation out of China is subject to the applicable PRC restrictions on the payment of dividends by PRC companies, laws and regulations on foreign exchange and restrictions on foreign investment. For more information see “Risk Factors-Risks Related to Doing Business in China-We rely principally on dividends and other distributions on equity paid by our subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business.” and “Risk Factors-Risks Related to Doing Business in China-Governmental control of currency conversion may affect the value of your investment.”

Henan Anhou owns 100% equity interest in both Sichuan Kangzhuang and Jiangsu Law. The shareholders of Henan Anhou are Zhu Shuqin, Chen Yanxia, Fang Qunlei and Wei Qun. All of them are PRC citizens and none of them holds any shares in the Company. Pursuant to the VIE Agreements, CU WFOE becomes the primary beneficiary of Henan Anhou and only leaves Henan Anhou shareholders nominal value therein. Please refer to the chart below for detailed information of the Company’s shareholders who serve as a director or officer of the Company, the Company’s subsidiaries, or the Consolidated Affiliated Entities.

Name	Position in the Company	Position in the HK Company	Position in CU WFOE	Position in Henan Anhou	Position in Jiangsu Law
Mao Yi Hsiao	Director	General Manager and Chairman	General Manager and Chairman
Li Chwan Hau	Director
Li Fu Chang	Director			Executive Director
Lo Chung Mei	Chief Executive Officer			General Manager
Tsai Shiu Fang	Chief Financial Officer				Chief Financial Officer
Hsieh Tung Chi	Chief Operating Officer				Division of Management
Chiang Te Yun	Chief Technology Officer				Manager
See “Related Party Transactions” for further information on our contractual arrangements with these parties.

The following flow chart illustrates our Company’s organizational structure:

Products and Services

Henan Anhou markets and sells to customers two broad categories of insurance products: life insurance products and property and casualty insurance products, both focused on meeting the particular insurance needs of individuals. The insurance products that Henan Anhou sells are underwritten by some of the leading insurance companies in China.

Through Henan Anhou’s wholly-owned insurance brokerage firm Jiangsu Law, it also closely interact with insurance companies and actively locate and introduce the right customers in Henan Anhou’s database matching the insurance products offered by such insurance companies to them.

Life Insurance Products

The life insurance products Henan Anhou distributes can be broadly classified into the categories set forth below. Due to constant product innovation by insurance companies, some of the insurance products Henan Anou distributes combine features of one or more of the categories listed below. Total net revenues from life insurance products accounted for approximately 94 % of our total net revenues in 2010.

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Individual Whole Life Insurance. The individual whole life insurance products Henan Anhou distributes provide insurance for the insured person’s entire life in exchange for the periodic payment of fixed premiums over a pre-determined period, generally ranging from five to 20 years, or until the insured reaches a certain age. The face amount of the policy or, for some policies, the face amount plus accumulated interests is paid upon the death of the insured.

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Individual Term Life Insurance. The individual term life insurance products Henan Anhou distributes provide insurance for the insured for a specified time period or until the attainment of a certain age, in return for the periodic payment of fixed premiums over a pre-determined period, generally ranging from five to 20 years. Term life insurance policies generally expire without value if the insured survives the coverage period.

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Individual Endowment Life Insurance. The individual endowment products Henan Anhou distributes generally provide maturity benefits if the insured reaches a specified age, and provide to a beneficiary designated by the insured guaranteed benefits upon the death of the insured within the coverage period. In return, the insured makes periodic payment of premiums over a pre-determined period, generally ranging from five to 25 years.

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Individual Education Annuity. The individual annuity products Henan Anhou distributes are primarily education related products. They provide annual benefit payments after the insured attains a certain age, e.g., 18, for a fixed time period, or e.g., four years, and a lump payment at the end of the coverage period. In addition, the beneficiary designated in the annuity contract will receive guaranteed benefits upon the death of the insured during the coverage period. In return, the purchaser of the annuity products makes periodic payment of premiums during a pre-determined accumulation period.

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Individual Health Insurance. The individual health insurance products Henan Anhou distributes primarily consist of dread disease insurance products, which provide guaranteed benefits for specified dread diseases during the coverage period. In return, the insured makes periodic payment of premiums over a pre-determined period.

In addition to the periodic premium payment schedules described above, most of the individual life insurance products we distribute also allow the insured to choose to make a single, lump-sum premium payment at the beginning of the policy term. If a periodic payment schedule is adopted by the insured, a life insurance policy can generate periodic payment of fixed premiums to the insurance company for a specified period of time. This means that once Henan Anhou sells a life insurance policy with a periodic premium payment schedule, Henan Anhou will be able to derive commission and fee income from that policy for an extended period of time, sometimes up to 25 years. Because of this attractive feature and the expected sustained growth of life insurance sales in China, we have focused significant resources since 2003 on developing our capability to distribute individual life insurance products with periodic payment schedules. We expect that sales of life insurance products will continuously be our primary source of revenue in the next several years.

The life insurance products Henan Anhou distributed in 2010 were primarily underwritten by Taiping Life Insurance Co. Ltd., Sunshine Insurance Group Corporation Limited, American International Assurance China Life Insurance Company Limited, VIVA-COFCO Life Insurance Co., Ltd. and Allianz China Life Insurance Co., Ltd.

Property and Casualty Insurance Products

Henan Anhou’s main property and casualty insurance products are automobile insurance and commercial property insurance. Henan Anhou commenced its sale of commercial property insurance since 2009 and developed automobile insurance business since 2010. Total net revenues from property and casualty insurance products accounted for 6% of our total net revenues in 2010. The property and casualty insurance products we distribute can be further classified into the following categories:

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Automobile Insurance. Automobile insurance is the largest segment of property and casualty insurance in the PRC in terms of gross written premiums. Henan Anhou distributes both standard automobile insurance policies and supplemental policies, which we refer to as riders. The standard automobile insurance policies Henan Anou sells generally have a term of one year and cover damages caused to the insured vehicle by collision and other traffic accidents, falling or flying objects, fire, explosion and natural disasters. Henan Anou also sells standard third party liability insurance policies, which cover bodily injury and property damage caused by an accident involving an insured vehicle to a person not in the insured vehicle. The riders Henan Anhou distributes cover additional losses, such as liability to passengers, losses arising from vehicle theft and robbery, broken glass and vehicle body scratches.

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Commercial Property Insurance. The commercial property insurance products we distribute include basic, comprehensive and all risk policies. Basic commercial property insurance policies generally cover damage to the insured property caused by fire, explosion and thunder and lightning. Comprehensive commercial property insurance policies generally cover damage to the insured property caused by fire, explosion and certain natural disasters. All risk commercial property insurance policies cover all causes of damage to the insured property not specifically excluded from the policies.

The property and casualty insurance products Henan Anhou distributed in 2010 were primarily underwritten by China Pacific Insurance(Group) Co., Ltd., PICC Property and Casualty Co., Ltd., Ping’an Property and Casualty (Group) Company, Guotai Property and Casualty Co., Ltd., Zheshang Property & Casualty Insurance Company Limited, and Ancheng Property & Casualty Insurance Co., Ltd.

Unified Operating Platform

In accordance with our growth strategy, Henan Anhou has made significant effort to expand and upgrade our unified operating platform. Henan Anhou has tailored our operating platform used in Taiwan to better fit the unique nature and circumstances in China. We expect that this tailored operating platform will make selling easier for sales agents, facilitate standardized business and financial management, enhance risk control and increase operational efficiency. Since September, 2010, Henan Anhou has successfully implemented the following components of our operating platform across the company through a hub center located in Nantong, Jiangsu province:

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A centralized clients and insurance policy management and analysis system, which encompasses our life insurance unit and property and casualty insurance unit, that will better support business operations and facilitate risk control;

•	An integrated administrative and information system, that increases the management efficiency among the subsidiaries, branches and sales departments;

•	A centralized and computerized accounting and financial management system, that increases the commission distribution and enforcement;

•	A human resources management and analysis system; and

•	An e-learning system to provide online training to sales agents.

Henan Anhou has tailored and refined this platform on the basis of our well-developed operating platform in Taiwan and believe that it is difficult for our competitors, particularly new market entrants, to reproduce a similar platform without substantial financial resources, time and operating experience. Because the various systems, policies and procedures of our operating platform can be rolled out quickly as we enter new regions or make acquisitions, we believe we can expand our distribution network rapidly and efficiently while maintaining the quality of our services.

Distribution and Service Network and Marketing

Since Henan Anhou’s establishment in 2003, it has devoted substantial resources in building up its distribution and service network. Henan Anhou has targeted its distribution and service network in provinces with most population in China, such as Henan, Jiangsu and Sichuan. As of September 30, 2011, Henan Anhou has two insurance agencies and one insurance brokerage firm, with 1,016 sales professionals and 68 administrative staffs operating across 35 cities within these three provinces.

The following table sets forth some additional information of Henan Anhou’s distribution and service network as of September 30, 2011, broken down by provinces:

Province	Number of Sales and Service Outlets	Number of Sales Agents
Henan	30	887
Sichuan	4	114
Jiangsu	1	15
Total	35	1016

Henan Anhou markets and sells life insurance products, property and casualty insurance products directly to the targeted customers through the sales agents, who are not its employees.

Customers

Customers for the life insurance products Henan Anhou distributes are primarily individuals under 50 years of age. Henan Anhou sells automobile insurance and individual accident insurance primarily to individual customers. Henan Anhou sells commercial property insurance to institutional customers. For the year ended June 30, 2010, no single customer accounted for more than 3% of our net revenues.

Henan Anhou targeted middle class individuals and family members under 50 years age to be its priority clients, which represent 95% of its client base. Our revenues are primarily generated from the sale of life insurance products and we expect the continuous growth in this regard, as more and more customers realized the insufficiency of the mandatory social insurance coverage and the necessity to supplement it with commercial insurance. In particular, approximately 40% of our revenues are generated from sale of endowment insurance and approximately 36.6% of our revenues are generated from the sale of medical insurance. With the implementation of the national one-child policy, in fact, approximately 35% of the insurance policies distributed by Henan Anhou have designated children under 14 years age as the beneficiary of such policies, Henan Anhou expect the continuous growth of insurance market of these factors in the near future.

During the fiscal year ended June 30, 2011, Henan Anhou had approximately 55,000 customers, among which approximately 29,000 customers purchased life insurance products and approximately 26,000 customers purchased property and casualty insurance products from Henan Anhou.

Insurance Company Partners

Henan Anhou is selective in terms of choosing insurance company as its partners. Henan Anhou takes into consideration of a variety of factors, such as the reputation and integrity of the insurance company, the quality and competitiveness of insurance products offered, the prudence and health of the financial standing of the insurance company as well as the complexity and efficiency of claim adjustment and settlement. As of June 30, 2011, Henan Anhou had established business relationships with approximately 43 insurance companies in the PRC.

For the year ended June 30, 2010, Henan Anhou’s top five insurance company partners, after aggregating the business conducted between Henan Anhou and the various local branches of the insurance companies were Taiping Life Insurance Co., Ltd., Sunshine Insurance Group Corporation Limited, Allianz China Life Insurance Co., Ltd., VIVA-COFCO Life Insurance Co., Ltd. and   AEGON-CNOOC Life Insurance Co., Ltd. Among them, Taiping Life Insurance Co. Ltd. (“Taiping”) accounted for 41.39% of our total net revenues from commissions and fees in 2010.

Henan Anhou’s relationship with Taiping is governed by an Insurance Agency Contract between Taiping and Zhengzhou Anhou Insurance Agency Co., Ltd. (the predecessor of Henan Anhou) dated November 5, 2003. The agreement authorizes Henan Anhou to sell life insurance and collect premiums on behalf of Taiping as its exclusive agent in exchange for agency commissions. The agreement provides for successive one-year terms ending on December 31 of each year. This agreement may be modified only by thirty (30) days prior written notice and the mutual approval of both parties. Taiping’s Payment of commission to Henan Anhou under this agreement is contingent upon the collection and payment of insurance premiums by Henan Anhou to Taiping.

A number of industry players are involved in the distribution of insurance products in the PRC. We compete for customers on the basis of product offerings, customer services and reputation. Because we primarily distribute individual insurance products, our principal competitors include:

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Professional insurance intermediaries. The professional insurance intermediary sector in China is at an early stage of development and highly fragmented. Several insurance intermediary companies have received private equity or venture capital funding in recent years and are actively pursuing expansion. Life insurance is our core business and has a strong regional feature. Through years of business development, we have maintained good relationship with local CIRC counterpart. We believe that we can compete effectively with other insurance intermediary companies as we have a longer operational history and over the years have assembled a strong and stable team of managers and sales professionals. With the implementation of our unified operating platform, we believe that we could strengthen our lead in our developed local regions and expand our operation to our newly selected areas. However, with increasing consolidation expected in the insurance intermediary sector in the coming years, we expect competition within this sector to intensify.

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Insurance companies. The distribution of individual life insurance products in China historically has been dominated by insurance companies, which usually use both in-house sales force and exclusive sales agents to distribute their own products. We believe that we can compete effectively with insurance companies because we focus only on distribution and offer our customers a broad range of insurance products underwritten by multiple insurance companies.

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Other business entities. In recent years, business entities that distribute insurance products as an ancillary business, primarily commercial banks and postal offices have been playing an increasingly important role in the distribution of insurance products, especially life insurance products. However, the insurance products distributed by these entities are usually confined to those related to their main lines of business, such as investment-related life insurance products. We believe that we can compete effectively with these business entities because we offer our customers a broader variety of products.

Based on the insurance products we are offering and the geographic areas of our branch offices, our primary competitors are small-sized insurance agency companies. We are relatively larger in terms of the number of salesmen as well as the sales revenue comparing to those competing insurance agency companies.

Intellectual Property

To protect our intellectual property, we rely on a combination of trademark, copyright and trade secret laws as well as confidentiality agreements with our employees, sales agents, contractors and others. Jiangsu Law has one registered trademark in China, the logo of Jiangsu Law. Our main website is located at anhou.com.

Regulation

Regulations of the Insurance Industry

The insurance industry in the PRC is highly regulated. CIRC is the regulatory authority responsible for the supervision of the Chinese insurance industry. Insurance activities undertaken within the PRC are primarily governed by the Insurance Law and the related rules and regulations.

Initial Development of Regulatory Framework

The Chinese Insurance Law was enacted in 1995. This original insurance law, which we refer to as the 1995 Insurance Law, provided the initial framework for regulating the domestic insurance industry. Among the steps taken under the 1995 Insurance Law were the following:

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Licensing of insurance companies and insurance intermediaries, such as agencies and brokerages. The 1995 Insurance Law established requirements for minimum registered capital levels, form of organization, qualification of senior management and adequacy of the information systems for insurance companies, insurance agencies and brokerages.

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Separation of property and casualty insurance businesses and life insurance businesses. The 1995 Insurance Law distinguished insurance between property, casualty, liability and credit insurance businesses, on the one hand, and life, accident and health insurance businesses on the other, and prohibited insurance companies from engaging in both types of businesses.

•	Regulation of market conduct by participants. The 1995 Insurance Law prohibited fraudulent and other unlawful conduct by insurance companies, agencies and brokerages.

•	Substantive regulation of insurance products. The 1995 Insurance Law gave insurance regulators the authority to approve the policy terms and premium rates for certain insurance products.

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Financial condition and performance of insurance companies. The 1995 Insurance Law established reserve and solvency standards for insurance companies, imposed restrictions on investment powers and established mandatory reinsurance requirements, and put in place a reporting regime to facilitate monitoring by insurance regulators.

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Supervisory and enforcement powers of the principal regulatory authority. The principal regulatory authority, then the People’s Bank of China, was given broad powers under the 1995 Insurance Law to regulate the insurance industry.

Establishment of the CIRC and 2002 Amendments to the Insurance Law

China’s insurance regulatory regime was further strengthened with the establishment of the CIRC in 1998. The CIRC was given the mandate to implement reform in the insurance industry, minimize insolvency risk for Chinese insurers and promote the development of the insurance market.

The 1995 Insurance Law was significantly amended in 2002 and the amended insurance law, which we refer to as the 2002 Insurance Law, became effective on January 1, 2003. The major amendments to the 1995 Insurance Law include:

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Authorizing the CIRC to be the insurance supervisory and regulatory body nationwide. The 2002 Insurance Law expressly grants the CIRC the authority to supervise and administer the insurance industry nationwide.

•
Expanding the permitted scope of business of property and casualty insurers. Under the 2002 Insurance Law, property and casualty insurance companies may engage in the short-term health insurance and accident insurance businesses upon the CIRC’s approval.

•
Providing additional guidelines for the relationship between insurance companies and insurance agents. The 2002 Insurance Law requires an insurance company to enter into an agent agreement with each insurance agent that will act as an agent for such insurance company. The agent agreement sets forth the rights and obligations of the parties to the agreement as well as other matters pursuant to law. An insurance company is responsible for the acts of its agents when the acts are within the scope authorized by the insurance company.

•
Relaxing restrictions on the use of funds by insurance companies. Under the 2002 Insurance Law, an insurance company may use its funds to make equity investments in insurance-related enterprises, such as asset management companies.

•
Allowing greater freedom for insurance companies to develop insurance products. The 2002 Insurance Law allowed insurance companies to set their own policy terms and premium rates, subject to the approval of, or a filing with, the CIRC.

2009 Amendments to the Insurance Law

The 2002 Insurance Law was significantly amended again in 2009 and the amended insurance law, which we refer to as the 2009 Insurance Law, became effective on October 1, 2009. The major amendments to the 2009 Insurance Law include:

•
Strengthening protection of the insured’s interests. The 2009 Insurance Law added a variety of clauses such as incontestable clause, abstained and estoppel clause, common disaster clause and amending immunity clause, claims-settlement prescription clause, reasons for claims rejection and contract modification clause.

•
Strengthening supervision on the qualification of the shareholders of the insurance companies and setting forth specific qualification requirements for the major shareholders, directors, supervisors and senior managers of insurance companies.

•	Expanding the business scope of insurers and further relaxing restriction on the use of fund by insurers.

•	Strengthening supervision on solvency of insurers with stricter measures.

•	Tightening regulations governing the administration of insurance intermediary companies, especially those relating to behaviors of insurance agents.

According to the 2009 Insurance Law, the minimum registered capital required to establish an insurance agency or insurance brokerage as a company must comply with the PRC Company Law. The registered capital or the capital contribution of insurance agencies or insurance brokerages must be paid-up capital in cash. The 2009 Insurance Law also sets forth some specific qualification requirements for insurance agency and brokerage practitioners. The senior managers of insurance agencies or insurance brokerages must meet specific qualification requirements, and their appointments are subject to approval of the CIRC. Personnel of an insurance agency or insurance brokerage engaging in the sales of insurance products must meet the qualification requirements set by the CIRC and obtain a qualification certificate issued by the CIRC. Under the 2009 Insurance Law, the parties to an insurance transaction may engage insurance adjusting firms or other independent appraisal firms that are established in accordance with applicable laws, or persons who possess the requisite professional expertise, to conduct assessment and adjustment of the insured subject matters. Additionally, the 2009 Insurance Law specifies additional legal obligations for insurance agencies and brokerages.

The CIRC

The CIRC has extensive authority to supervise insurance companies and insurance intermediaries operating in the PRC, including the power to:

•	promulgate regulations applicable to the Chinese insurance industry;

•	investigate insurance companies and insurance intermediaries;

•	establish investment regulations;

•	approve policy terms and premium rates for certain insurance products;

•	set the standards for measuring the financial soundness of insurance companies and insurance intermediaries;

•	require insurance companies and insurance intermediaries to submit reports concerning their business operations and condition of assets;

•	order the suspension of all or part of an insurance company or an insurance intermediary’s business;

•	approve the establishment, change and dissolution of an insurance company, an insurance intermediary or their branches;

•	review and approve the appointment of senior managers of an insurance company, an insurance intermediary or their branches; and

•	punish improper behaviors or misconducts of an insurance company or an insurance intermediary.

Regulation of Insurance Agencies

The principal regulation governing insurance agencies is the  Provisions on the Supervision and Administration of Specialized Insurance Agencies (the “Agency Provisions”) promulgated by the CIRC on September 25, 2009 and effective on October 1, 2009, which replaced the Provisions on the Administration of Insurance Agencies issued by the CIRC on December 1, 2004 and effective on January 1, 2005. According to the Agency Provisions, the establishment of an insurance agency is subject to minimum registered capital requirement and other requirements and the approval of the CIRC. The term “insurance agency” refers to an entity that engages in insurance agency business within the authorization of, and collects commissions from, insurance companies, including the professional insurance agency companies and their branches. The insurance agency shall meet the qualification requirements specified by the CIRC, obtain the license to conduct an insurance agency business with the approval of the CIRC.  An insurance agency may take any of the following forms: (i) a limited liability company; or (ii) a joint stock limited company. An insurance agency must have a registered capital of at least RMB2 million ($313,332). Where it is established as a nationwide company, its registered capital must be at least RMB10 million ($1,566,661). The registered capital must be paid up in cash. An insurance agency may engage in the following insurance agency businesses:

•	selling insurance products on behalf of the insurer principal;
•	collecting insurance premiums on behalf of the insurer principal;
•	conducting loss surveys and handling claims of insurance businesses on behalf of the insurer principal; and
•	other business activities specified by the CIRC.

The name of an insurance agency must contain the words “insurance agency” or “insurance sales.” The license of an insurance agency is valid for a period of three years and may be renewed with due application 30 days prior to its expiration. An insurance agency must report to the CIRC when it (i) changes its registered name or the name of its branches; (ii) changes its registered address or the operating address of its branches; (iii) the sponsors or major shareholders change their respective name; (iv) changes its major shareholders; (v) change its registered capital; (vi) materially change its equity structure; (vii) amends its articles of association; or (viii) closes its branches. Personnel of an insurance agency, including those of its branches engaging in the sales of insurance products or relevant loss survey and claim settlement, must pass a qualification examination for insurance agency practitioners organized by the CIRC and obtain a “Qualification Certificate for Insurance Agency Practitioners.” The senior managers of an insurance agency including its branches must meet specific qualification requirements set forth in the Agency Provisions. The appointment of the senior managers of an insurance agency including its branches is subject to review and approval of the CIRC.

Regulation of Insurance Brokerages

The principal regulation governing insurance brokerages is the Provisions on the Supervision and Administration of Insurance Brokerage Institutions (the “Brokerages Provisions”) promulgated by the CIRC on September 25, 2009 and effective on October 1, 2009, which replaced the Provisions on the Administration of Insurance Brokerages issued by the CIRC on December 15, 2004 and effective on January 1, 2005. According to this Brokerages Provisions, the establishment of an insurance brokerage is subject to the approval of the CIRC. The term “insurance brokerage” refers to an entity provides brokerages service on the execution of the insurance contract between the insured and the insurance company based on the interests of the insured and collects commission as agreed, including the insurance brokerage companies and their branches, The insurance brokerage shall meet the qualification requirements specified by the CIRC and obtain the license to operate an insurance brokering business with the approval of the CIRC. Insurance brokering business includes both direct insurance brokering, which refers to brokering activities on behalf of insurance applicants or the insured in their dealings with the insurance companies, and reinsurance brokering, which refers to brokering activities on behalf of insurance companies in their dealings with reinsurance companies. An insurance brokerage may take any of the following forms: (i) a limited liability company; or (ii) a joint stock limited company. An insurance brokerage company must have a registered capital or capital contribution of at least RMB10 million ($1,566,661). The registered capital must be paid up in cash.

An insurance brokerage may conduct the following insurance brokering businesses:
•	making insurance proposals, selecting insurance companies and handling the insurance application procedures for the insurance applicants;
•	assisting the insured or the beneficiary to claim compensation;
•	reinsurance brokering business;
•	providing consulting services to clients with respect to disaster and damage prevention, risk assessment and risk management; and
•	other business activities specified by the CIRC.

The name of an insurance brokerage must contain the words “insurance brokerage.” The license of an insurance brokerage is valid for a period of three years and may be renewed with due application 30 days prior to its expiration. An insurance brokerage must report to the CIRC when it (i) changes its registered name or the name of its branches; (ii) change its registered address or the operating address of its branches; (iii) the sponsors or the major shareholders change their respective name; (iv)  changes its major shareholders; (v) changes its registered capital; (vi) materially changes its equity structure; (vii) amends its articles of association; or (viii) closes its branches. Personnel of an insurance brokerage, including those of its branches engaging in any of the insurance brokering businesses described above, must pass a qualification examination for insurance brokering practitioners organized by the CIRC and obtain a  “Qualification Certificate for Insurance Brokerage Practitioners”. The senior managers of an insurance brokerage including its branches must meet specific qualification requirements set forth in the Brokerages Provisions. Appointment of the senior managers of an insurance brokerage including its branches is subject to review and approval by the CIRC.

Regulation of Insurance Salespersons

The principal regulation governing individual insurance salespersons is the Provisions on the Administration of Insurance Salespersons issued by the CIRC on April 6, 2006 and effective on July 1, 2006. Under this regulation, the term “insurance salesperson” refers to an individual who has acquired a qualification certificate issued by the CIRC, sells insurance products and provides related services for an insurance company and collects fees or commissions. In order to engage in insurance sales activities as an insurance salesperson, a person first must pass the qualification examination for the insurance agency practitioners organized by the CIRC and obtain a “Qualification Certificate of Insurance Agency Practitioners,” which is valid for three years and renewable upon fulfillment of certain requirements. In addition to the qualification certificate, a person also must obtain a “Practice Certificate of Insurance Salespersons” issued by the insurance company to which he or she belongs in order to conduct insurance sales activities. Those who have obtained a “Practicing Certificate of Insurance Agency Practitioner,” “Practicing Certificate of Insurance Brokerage Practitioner” or “Practicing Certificate of Insurance Adjustment Practitioners” are not allowed to obtain a Practice Certificate for Insurance Salespersons. No insurance salesperson may concurrently sign agent agreements with, or act on behalf of, two or more insurance companies.

On April 19, 2011, CIRC issued a draft regulation of Regulatory Requirements of Insurance Salespersons, which sets forth a higher academic requirement for candidates to take the qualification examination for the insurance agency practitioners organized by the CIRC; provided that the local counterpart dispatched by CIRC may, based on the respective reality of such location and subsequent to the filing with CIRC, lower such academic requirement; provided further, in any event, the academic requirement of any candidate may not be lower than junior high school and such candidate who obtains the Qualification Certificate of Insurance Agency Practitioners with a lower academic requirement may not practice beyond the area governed by such local counterpart of CIRC. The draft regulation, once formally promulgated, will replace the Provisions on the Administration of Insurance Salespersons as described in the preceding paragraph.

Content Related to Insurance Industry in the Legal Documents of China’s Accession to the WTO

According to the Circular of the CIRC on Distributing the Content Related to Insurance Industry in the Legal Documents of China’s Accession to the WTO, for the life insurance sector, within three years of China’s accession to the WTO on December 11, 2001, geographical restrictions were to be lifted, equity joint venture companies allowed to provide health insurance, group insurance, and pension/annuity services to Chinese citizens and foreign citizens, and no other restrictions allowed except those on the proportion of foreign investment (no more than 50%) and establishment conditions. For the non-life insurance sector, within three years of China’s accession, the geographical restrictions were to be lifted and no restrictions allowed other than establishment conditions. For the insurance brokerage sector, within five years of China’s accession, the establishment of wholly foreign-funded subsidiary companies was to be allowed, and no restrictions allowed other than establishment conditions and restrictions on business scope.

Regulations on Foreign Exchange

Foreign Currency Exchange

Foreign exchange regulation in China is primarily governed by the following rules:
•	Foreign Currency Administration Rules (1996), as amended, or the Exchange Rules; and
•	Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Exchange Rules, the RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of RMB for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the SAFE.

Under the Administration Rules, foreign-invested enterprises may only buy, sell or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Development and Reform Commission.

Regulations on Dividend Distribution

The principal regulations governing dividend distributions of wholly foreign-owned companies include:

•	Wholly Foreign-Owned Enterprise Law (1986), as amended; and
•	Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended.

Under these regulations, wholly foreign-owned companies in the PRC may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards. In addition, these wholly foreign-owned companies are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds, until the accumulative amount of such fund reaches 50% of its registered capital. These reserve funds are not distributable as cash dividends.

Regulation on Overseas Listing

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the SAFE, jointly adopted the Provisions on the Takeover of Domestic Enterprises by Foreign Investors or M&A Rule which became effective on September 8, 2006. The M&A Rule purports, among other things, to require offshore SPVs, formed for overseas listing purposes and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.

See "Risk Factors—Risks Related to Doing Business in China—If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties".

Regulations on Tax

PRC Enterprise Income Tax

The PRC EIT is calculated base on the taxable income determined under the PRC accounting standards and regulations, as well as the EIT law. On March 16, 2007, the National People’s Congress of China enacted the EIT Law, a new EIT law which became effective on January 1, 2008. On December 6, 2007, the State Council promulgated the Implementation Rules which also became effective on January 1, 2008. On December 26, 2007, the State Council issued the Notice on Implementation of Enterprise Income Tax Transition Preferential Policy under the EIT Law, or the Transition Preferential Policy Circular, which became effective simultaneously with the EIT Law. The EIT Law imposes a uniform EIT rate of 25% on all domestic enterprises and foreign-invested enterprises unless they qualify under certain exceptions. Under the EIT Law, as further clarified by the Implementation Rules, the Transition Preferential Policy Circular and other related regulations, enterprises that were established and already enjoyed preferential tax treatments before March 16, 2007 will continue to enjoy them in the following manners: (i) in the case of preferential tax rates, for a five-year period starting from January 1, 2008, during which the tax rate will gradually increase to 25%; or (ii) in the case of preferential tax exemption or reduction for a specified term, until the expiration of such term. However, if such an enterprise has not enjoyed the preferential treatments yet because of its failure to make a profit, its term for preferential treatment will be deemed to start from 2008.

Under the EIT Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC EIT at the rate of 25% on their worldwide income. The Implementation Rules define the term “de facto management body” as the management body that exercises full and substantial control and management over the business, personnel, accounts and properties of an enterprise. Because substantially all of our operations and all of our senior management are located within China, we may be considered a PRC resident enterprise for EIT purposes, in which case: (i) we would be subject to the PRC EIT at the rate of 25% on our worldwide income; and (ii) dividends income received by us from our PRC subsidiaries, however, would be exempt from the PRC withholding tax since such income is exempted under the EIT Law for a PRC resident enterprise recipient.

PRC Business Tax

Taxpayers providing taxable services in China are required to pay a business tax at a normal tax rate of 5% of their revenues, unless otherwise provided.

Dividend Withholding Tax

Under the PRC tax laws effective prior to January 1, 2008, dividends paid to foreign investors by foreign-invested enterprises are exempt from PRC withholding tax. Pursuant to the EIT Law and the Implementation Rules, dividends generated after January 1, 2008 and distributed to us by our PRC subsidiaries are under a 5% withholding tax subject to PRC laws and regulations, provided that we are determined by the relevant PRC tax authorities to be a “non-resident enterprise” under the EIT Law. However, as described above, we may be considered a PRC resident enterprise for EIT purposes, in which case dividends received by us from our PRC subsidiary would be exempt from the PRC withholding tax because such dividend income and other distributions with respect to equity interests derived by a PRC resident enterprise from direct investment in another PRC resident enterprise is exempted under the EIT Law.

 As there remains uncertainty regarding the interpretation and implementation of the EIT Law and the Implementation Rules, it is uncertain whether any dividends to be distributed by us, to our non-resident enterprise shareholders would be subject to any PRC withholding tax.

PRC regulations relating to the establishment of offshore SPVs by PRC residents

SAFE has promulgated several regulations, including the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Circular No. 75, effective on November 1, 2005, and the Notice of the State Administration of Foreign Exchange on Printing and Distributing the Implementing Rules for Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies effective on July 1, 2011. These regulations require PRC residents and PRC corporate entities to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

Under these foreign exchange regulations, PRC residents who make, or have previously made prior to the implementation of these foreign exchange regulations, direct or indirect investments in Special Purpose vehicles or SPVs will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of a SPV, is required to update the previously filed registration with the local branch of SAFE, with respect to that SPV, to reflect any material change. Moreover, the PRC subsidiaries of that SPV are required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder fails to make the required registration or update the previously filed registration, the PRC subsidiaries of that SPV may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to their SPV parent, and the SPV may also be prohibited from injecting additional capital into its PRC subsidiaries. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liabilities for such PRC subsidiaries under PRC laws for evasion of applicable foreign exchange restrictions. Furthermore, the persons-in-charge and other persons at such PRC subsidiaries who are held directly liable for the violations may be subject to administrative sanctions.

These foreign exchange regulations provide that PRC residents include both PRC citizens, meaning any individual who holds a PRC passport or resident identification card, and individuals who are non-PRC citizens but primarily reside in the PRC due to their economic ties to China. SAFE Circular No. 19 further defines individuals who are non-PRC citizens but primarily reside in the PRC due to their economic ties to the PRC.

 Employees

As of September 30, 2011, Henan Anhou had 68 full-time employees, and no part-time employees.

Properties

Our executive office is located the Henan province of the People’s Republic of China. All of our material leases are currently rented through our three Consolidated Affiliated Entities, among which:

Henan Anhou has two principal offices (the leases attached herein as Exhibits 10.27 and 10.28 ): (i) one is located at Building 4F, Hesheng Plaza, No. 26 Yousheng South Road, Jinshui District, Zhengzhou, Henan province, China, with 6,157 square feet (572 square meters) of office space. The lease agreement is between Ma Rui and Henan Anhou. The original lease term was from January 1, 2008 to December 30, 2010 for two years, with rent of approximately $4,032 (RMB25,739) per month payable every three months. On January 10, 2011, the lease was renewed and the term was extended to December 30, 2013 on the same terms as the original lease agreement; and (ii) the other office is located at Building 4K, Hesheng Plaza, No. 26 Yousheng South Road, Jinshui District, Zhengzhou, Henan province, China, with 5,597 square feet (520 square meters) of office space. The lease agreement is between Ma Rui and Henan Anhou. The original lease term was from January 1, 2008 to December 30, 2010 for two years, with rent of approximately $1,880 (RMB12,000) per month payable every three months. On January 1, 2011, the lease was renewed and the term extended to December 30, 2013 on the same terms as the original lease agreement.

Sichuan Kangzhuang’s office is located at A and B areas, 14th Floor Renbao Building, No.57 Dongyu Street, Jinjiang District, Chengdu City, Sichuan province, China, with 8,353 square feet (776 square meters) of office space. The lease is between People's Insurance Company of China, Sichuan Branch and Sichuan Kangzhuang. The lease term is from September 1, 2006 to August 31, 2011 for four years, with rent of approximately $4,862 (RMB31,040) per month, to be increased by 8% per annum commencing from September 1, 2008, payable every three months.

Jiangsu Law’s office is located at No. 888 Jintong Road, Xingren County, Tongzhou District, Nantong City, Jiangsu province, China, with 10,764 square feet (1,000 square meters) of office space. The lease is between Xiangriya Industrial (Nantong) Co., Ltd., which is an affiliate of Mao Yi Hsiao. Jiangsu Law leases such office free of charge and no written agreement has been executed.

Litigation

We are from time to time subject to claims and litigation arising in the ordinary course of business. Currently, our management is not aware of any claims and litigation against us.

MANAGEMENT

Executive Officers and Directors

The following sets forth, as of September 30, 2011, the names and ages of our directors and executive officers. The directors will hold such office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Name	Age	Position
Mao Yi Hsiao	52	Director
Li Fu Chang	55	Director
Li Chwan Hau	50	Director
Hsu Tzu En	39	Director
Lo Chung Mei	54	Chief Executive Officer
Tsai Shiu Fang	48	Chief Financial Officer
Hsieh Tung Chi	36	Chief Operating Officer
Hsu Wen Yuan	41	Chief Marketing Officer
Chiang Te Yun	33	Chief Technology Officer

Business Experience

The following summarizes the occupation and business experience for our officers, directors, key employees and consultants.

Mao Yi Hsiao, Director
Mr. Mao has served as a director of the Company since June 2010. Mr. Mao, with 25 years of insurance industry experience, is the founder as well as the Chairman of Taiwan Law Broker Co., Ltd., the biggest insurance broker company in Taiwan. In addition, Mr. Mao has served as a director for the Company’s Consolidated Affiliated Entity Jiangsu Law since March 2005 to the present. He received his Bachelor’s degree from Taiwan Soochow University School of Law and acquired a Taiwan lawyer's practice certificate. Mr. Mao was selected as a director because of his experience in both the insurance industry and the Company’s PRC operations.

Li Fu Chang, Director
Mr. Li has served as a director of the Company since January 2011.  Mr. Li has 30 years of insurance industry experience, including 17 years in the insurance agency industry.  From 1980 to 1992, he worked as a manager for Guohua Life Insurance Co., Ltd. From 1992 to 1993 Mr. Li worked as General Manager for Gongxin insurance brokers Co., Ltd. or KHIB. Mr. Li served as a president to Time Insurance Brokers Co., Ltd. from1993 to 2003. Mr. Li served as a consultant to the Company’s affiliated entity Henan Anhou from October 2003 to October 2009 and as the Chairman of Henan Anhou from October 2009 to the present.  Mr. Li received a Bachelor degree in Mass Communication from Fu Jen Catholic University. He is one of the primary insurance brokers in Taiwan.   Mr. Li was selected as a director because of his experience in both the insurance industry and the Company’s PRC operations.

Li Chwan Hau, Director
Mr. Li has served as a director of the Company since January 2011.  Mr. Li has 20 years of insurance industry experience.  Mr. Li has served as a service manager at Taiwan Life Insurance from 1987 to 2000. In addition Mr. Li founded Genius Insurance Brokers Co., Ltd., and has served as its Chairman from April 2000 to the present.  Mr. Li has also served as Chairman of Genius Financial Consultants Co., Ltd., a Taiwan company from February 2001 to the present.  Mr. Li has served as a director to the Company’s affiliated entity Sichuan Kangzhuang from 2006 to 2010.  He received a M.S. Degree in Actuarial Science in The University of Iowa and acquired North American actuarial qualification. Mr. Li was selected as a director because of his experience in both the insurance industry and the Company’s PRC operations.

Hsu Tzu En, Director
Mr. Hsu has served as a director of the Company since January 2011. Mr. Hsu has over ten years of experience in investment banking. From 2003 to 2008 he served as a Manager at Han De Investment Management Company, an investment company focusing on real estate, art and mining resources investment. From 2008 to 2010 he served as a Manager at Tao Zhu Capital, an investment company, and he has not taken any job after this position till present due to personal reasons. Mr. Hsu was selected as a director because of his experience in the investment banking field.

Lo Chung Mei, Chief Executive Officer
Mr. Lo has served as the Company’s Chief Executive Officer since January 2011.  Mr. Lo has served as the General Manager of the Company’s Consolidated Affiliated Entity Henan Anhou from October 2003 to the present. Mr. Lo has 24 years of insurance industry experience, including 13 years working as a manager at Cathay Life Insurance Co., Ltd., from 1983 to1996, 4 years working as a insurance consultant at Guangzhou Life Insurance Co., Ltd., China Life Insurance Co., Ltd. from 1996 to 1997, TaiKang Life insurance Co., Ltd. from 1997 to 2001, and 3 years working as a vice general manager at TaiKang Life Insurance Co., Ltd. from 2001 to 2003.

Tsai Shiu Fang, Chief Financial Officer
Ms. Tsai has served as the Company’s Chief Financial Officer since January 2011.  Ms. Tsai is a Certified Financial Planner who has 25 years of experience in the insurance industry. From April 2000 to June 2005, Ms. Tsai served as Chief Financial Officer at Genius Insurance Brokers Co., Ltd., a Taiwan insurance brokerage company.  From July 2005 to April 2008, Ms. Tsai has not taken any job due to personal reasons. Ms. Tsai has served as the Chief Financial Officer of the Company’s affiliated entity Sichuan Kangzhuang from May 2008 to September 2010. Ms. Tsai has served as the Chief Financial Officer of the Company’s affiliated entity Jiangsu Law from October 2010 to the present.

Hsieh Tung Chi, Chief Operating Officer
Mr. Hsieh has served as the Chief Operating Officer of the Company since January 2011.  Mr. Hsieh has served as Chief Operating Officer and General Manager of the Company’s Consolidated Affiliated Entity Jiangsu Law from January 2005 to the present. Mr. Hsieh has worked at First Bank, Head Office, as an Asset Management Specialist in 2000. He has worked at Taiwan Law brokers Co., Ltd., Operating Department, as an Administrative Personnel from 2000 to 2001, officer from 2001 to 2002, Assistant Manager in 2003 and Manager from 2004 to 2005.

Hsu Wen Yuan, Chief Marketing Officer
Mr. Hsu has served as the Company’s Chief Marketing Director since January 2011.  Mr. Hsu has17 years of insurance industry experience. From February 2001 to May 2006, Mr. Hsu served as a Vice Business Executive at Alexander Leed Risks Service Inc., an insurance brokerage company.  From September 2006 to May 2009, Mr. Hsu served as General Manager of Kunshan Woma Insurance Agency Co., Ltd., an insurance agency company. From June 2009 to the present, Mr. Hus served as General Manager of the Company’s affiliated entity Sichuan Kangzhuang.  Mr. Hsu graduated from Feng Chia University with a major in Risk Management and Insurance.

Chiang Te Yun, Chief Technology Officer
Mr. Chiang has served as the Company’s Chief Technology Officer since January 2011.  Mr. Chiang graduated from insurance department of Shih Chien University and has ten years of experience in the insurance industry. From January 2004 to the present, Mr. Chiang has served as the Marketing Manager and Director of the Information Department of the Company’s affiliated entity Jiangsu Law.

Family relationships

There are no family relationship among the directors and officers.

Independence

All of the Company’s directors are “independent directors” as defined by the NYSE Amex Stock Exchange.

Involvement in certain legal proceedings

No bankruptcy petition has been filed by or against any business of which any of our executive officers was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

No director has been convicted in a criminal proceeding and is not subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).

No director has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

No director has been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated.

Director Compensation

Our directors do not currently receive compensation for their service as directors of the Company, and have not received compensation in the last two fiscal years.

Set forth below is the compensation paid to each of our directors during the fiscal year ended June 30, 2011.

 2011 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(1)	Total ($)
Mao Yi Hsiao	0	0	0
Li Fu Chang	0	12,029	12,029
Li Chwan Hau	0	0	0
Hsu Tzu En	0	0	0
(1) Li Fu Chang is the executive director (not an employee) of Henan Anhou. Pursuant to the articles of association of Henan Anhou, the executive director also serves as the legal representative. Pursuant to an agreement with Henan Anhou, Li Fu Chang earned RMB6,000 ($940) per month for serving as the legal representative of Henan Anhou from January 1, 2011 to the present.  If Li Fu Chang is terminated as the Company’s Legal Representative, he is entitled to RMB100,000 ($15,667) in compensation. The Company does not consider this engagement as making Li Fu Chang an employee of the Company or its subsidiaries and has determined that the amount paid to Li Fu Chang does not disqualify him from independent director status.  Prior to January 1, 2011 Mr. Li was compensated RMB5,000 ($783) per month for serving as the Legal Representative of Henan Anhou pursuant to the terms of a previous agreement with Henan Anhou. In addition Mr. Li was paid $1,689 for travel to Taiwan as an additional benefit.

Audit Committee and Audit Committee Financial Expert

Our board of directors functions as an audit committee and performs some of the same functions as an audit committee including: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; and (3) engaging outside advisors. We are not a "listed company" under SEC rules and is therefore not required to have an audit committee comprised of independent directors. Our board of directors has determined that its members do not include a person who is an "audit committee financial expert" within the meaning of the rules and regulations of the SEC. Our board of directors has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member's financial sophistication. Accordingly, the board of directors believes that each of its members have the sufficient knowledge and experience necessary to fulfill the duties and obligations that an audit committee would have.

Indemnification

Under Delaware law and pursuant to our articles of incorporation and bylaws, we may indemnify our officers and directors for various expenses and damages resulting from their acting in these capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our officers or directors pursuant to those provisions, our counsel has informed us that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Executive Compensation

The following table sets forth all compensation awarded to, earned by or paid to our named executive officers. We do not anticipate adjusting our compensations to executive officers and directors in the foreseeable future.

SUMMARY COMPENSATION TABLE

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Lo Chung Mei	2010	15,034	–	–	–	–	–	–	15,034
Chief Executive Officer	2011	15,980	–	–	–	–	–	–	15,980

In the year 2011 and 2010, Mr. Lo Chung Mei served as the general manager of Henan Anhou and received all of his compensation from Henan Anhou.The above table identifies all compensation received by the Company’s named executive officers directly or indirectly from the Company, its subsidiaries, and its Consolidated Affiliated Entities.

Employment Agreements

Pursuant to an employment agreement between Henan Anhou and Lo Chung Mei, dated January 1, 2011 (the “Lo Agreement”), Lo Chung Mei earns a salary of RMB9,000 (approximately $1,410) per month to serve as General Manager of Henan Anhou.   The Lo Agreement terminates on December 31, 2012.  The Lo Agreement also provides for reimbursement of four trips by Mr. Lo to Tawain per year, an official car and gas subsidy, 20 days paid vacation, and reimbursement for business related travel and expenses.  The Agreement initially provided for the performance targets with the total first year premium, or FYP, in 2010 must reach RMB10,000,000 ($1,566,661).  The 2011 performance target is again set at an FYP equal to RMB10,000,000 ($566,661).  Mr. Lo is subject to a non-compete which prohibits him from competing with Henan Anhou during the term of the Lo Agreement and for two years following the termination of his employment with Henan Anhou.  If Mr. Lo violates the non-compete provisions of the Lo Agreement, he is subject to a penalty fee of RMB50,000 ($7,833).  Either party may terminate the Lo Agreement prior to the expiration date of the agreement if such party (i) provides the non-terminating party 30 days notice and (ii) pays the non-terminating party RMB50,000 ($7,833). In addition, Mr. Lo and Henan Anhou may terminate the contract for enumerated reasons listed in the Lo Agreement without payment of the termination fee, such as Henan Anhou’s ability to terminatethe Lo Agreement if Mr. Lo does not reach the performance targets described above.

Pursuant to an employment agreement between Jiangsu Law and Chiang Te Yun, dated December 30, 2009 (the “Chiang Agreement”), Mr. Chiang earns a salary of RMB2,250 ($352.00) per month to serve as Manager of Jiangsu Law.   The original term of the Chiang Agreement expires on December 29, 2011, with an automatic extension of the Chiang Agreement if neither party terminates the Chiang Agreement. After the expiration date Mr. Chiang may terminate the Chiang Agreement at any time and Jiangsu Law may terminate the contract with 30 days notice to Mr. Chiang. Prior to the expiration date, the Chiang Agreement may be terminated by either party subject to applicable PRC labor laws and regulations, among which:

Jiangsu Law may immediately terminate the Chiang Agreement under any of the following circumstances: (1) Mr. Chiang’s failure to meet the recruitment requirements during the probation period; (2) Mr. Chiang’s serious violation of the internal disciplines or rules of Jiangsu Law; (3) Mr. Chiang’s negligent or intentional act causing significant loss to Jiangsu Law; and (4) criminal investigation against Mr. Chiang.

Under any of the following circumstances, Jiangsu Law may terminate the Chiang Agreement with at least 30 days advance written notice to Mr. Chiang: (1) where Mr. Chiang fails to perform after medical treatment and recovery from illness or non-work-related injury; (2) where Mr. Chiang fails to perform after training or reassignment of work; and (3) no modification to the Chiang Agreement can be agreed upon in case of frustration of purposes, where the basis for the original contract have changed substantially and the purposes of such original contract can no longer be carried out.

Mr. Chiang may terminate the Chiang Agreement with at least 30 days prior notice at any time during the term of the Chiang Agreement, or may immediately terminate such labor contract under any of the following circumstances: (1) within the probation period; (2) where Mr. Chiang is illegally forced to work under violence, intimidation or illegal restriction of personal freedom; or (3) upon employer’s failure to make remuneration payment or to provide appropriate working conditions.

Pursuant to an employment agreement between Hsu Wen Yuan and Sichuan Kangzhuang, dated October 1, 2010 (the “Hsu Agreement”), Mr. Hsu earns a salary of RMB13,000 ($2,037) per month to serve as General Manager of Marketing for Sichuan Kangzhuang, the Hsu Agreement is not a fixed term employment agreement, it has no expiration date. The Hsu Agreement also provides for reimbursement of four trips by Mr. Hsu to Tawain per year, an official car and gas subsidy, 20 days paid vacation, and reimbursement for business related travel and expenses.  The Hsu Agreement initially provided for the performance targets with the total first year premium, or FYP, in 2011 must reach RMB10,000,000 ($1,566,661).Mr. Hsu is subject to a non-compete which prohibits him from competing with Sichuan Kangzhuang during the term of the Hsu Agreement and for two years following the termination of his employment with Sichuan Kangzhuang.  If Mr. Hsu violates the non-compete provisions of the Hsu Agreement, he is subject to a penalty fee of RMB100,000 ($15,666). Either party may terminate the Hsu Agreement prior to the expiration date of the agreement if such party (i) provides the non-terminating party 30 days notice and (ii) pays the non-terminating party RMB100,000 ($15,666). In addition, Mr. Hsu and Sichuan Kangzhuang may terminate the contract for enumerated reasons listed in the Hsu Agreement without payment of the termination fee, such as Sichuan Kangzhuang’s ability to terminate the Hsu Agreement if Mr. Hsu does not reach the performance targets described above.

 Pursuant to an employment agreement between Tsai Shiu Fang and Jiangsu Law, dated January 1, 2011 (the “Tsai Agreement”), Ms. Tsai earns a salary of RMB4,800 ($752) per month to serve as Chief Financial Officer of Jiangsu Law. The term of the Tsai Agreement expires on December 31, 2012, with an automatic extension of the Tsai Agreement if neither party terminates the Tsai Agreement. After the expiration date Ms. Tsai may terminate the Tsai Agreement at any time and Jiangsu Law may terminate the contract with 30 days notice to Ms. Tsai. Ms. Tsai is subject to a confidentiality obligation which prohibits her from using Jiangsu Law’s business secret during the employment and 3 year thereafter.

Jiangsu Law may immediately terminate the Tsai Agreement under any of the following circumstances: (1) Ms. Tsai’s failure to meet the recruitment requirements during the probation period; (2) Ms. Tsai’s serious violation of the internal disciplines or rules of Jiangsu Law; (3) Ms. Tsai’s negligent or intentional act causing significant loss to Jiangsu Law; and (4) criminal investigation against Ms. Tsai.

Under any of the following circumstances, Jiangsu Law may terminate the Tsai Agreement with at least 30 days advance written notice to Ms. Tsai: (1) where Ms. Tsai fails to perform after medical treatment and recovery from illness or non-work-related injury; (2) where Ms. Tsai fails to perform after training or reassignment of work; and (3) no modification to the Tsai Agreement can be agreed upon in case of frustration of purposes, where the basis for the original contract have changed substantially and the purposes of such original contract can no longer be carried out.

Ms. Tsai may terminate the Tsai Agreement with at least six months prior notice at any time during the term of the Tsai Agreement, or may immediately terminate such labor contract under any of the following circumstances: (1) within the probation period; (2) where Ms. Tsai is illegally forced to work under violence, intimidation or illegal restriction of personal freedom; or (3) upon employer’s failure to make remuneration payment or to provide appropriate working conditions.

Pursuant to an employment agreement between Hsieh Tung Chi and Jiangsu Law, dated December 30, 2009 (the “Hsieh Agreement”), Mr. Hsieh earns a salary of RMB3,000 ($470) per month to serve as Division Chief of Management.  The original term of the Hsieh Agreement expires on December 29, 2011, with an automatic extension of the Hsieh Agreement if neither party terminates the Hsieh Agreement. After the expiration date, Mr. Hsieh may terminate the Hsieh Agreement at any time and Jiangsu Law may terminate the contract with 30 days notice to Mr. Hsieh.

Jiangsu Law may immediately terminate the Hsieh Agreement under any of the following circumstances: (1) Mr. Hsieh’s failure to meet the recruitment requirements during the probation period; (2) Mr. Hsieh’s serious violation of the internal disciplines or rules of Jiangsu Law; (3) Mr. Hsieh’s negligent or intentional act causing significant loss to Jiangsu Law; and (4) criminal investigation against Mr. Hsieh.

Under any of the following circumstances, Jiangsu Law may terminate the Hsieh Agreement with at least 30 days advance written notice to Mr. Hsieh: (1) where Mr. Hsieh fails to perform after medical treatment and recovery from illness or non-work-related injury; (2) where Mr. Hsieh fails to perform after training or reassignment of work; and (3) no modification to the Hsieh Agreement can be agreed upon in case of frustration of purposes, where the basis for the original contract have changed substantially and the purposes of such original contract can no longer be carried out.

Mr. Hsieh may terminate the Hsieh Agreement with at least 30 days prior notice at any time during the term of the Hsieh Agreement, or may immediately terminate such labor contract under any of the following circumstances: (1) within the probation period; (2) where Mr. Hsieh is illegally forced to work under violence, intimidation or illegal restriction of personal freedom; or (3) upon employer’s failure to make remuneration payment or to provide appropriate working conditions.

SECURITY OWNERSHIP

The following table sets forth, as of September 30, 2011 certain information regarding the beneficial ownership of Common Stock by (i) each person who is known by us to own beneficially more than five percent of the outstanding Common Stock, (ii) each of our director and named executive officers, and (iii) all directors and named executive officers as a group.  Unless otherwise specified, the address of each of the persons set forth below is in care of China United Insurance Service, Inc., Building 4F, Hesheng Plaza No. 26 Yousheng S. Rd., Jinshui District, Zhengzhou, Henan, People’s Republic of China.

	Name and Address of	Amount and Nature of
Title of Class	Beneficial Owner	Beneficial Owner	Percent of Class (1)

Officers and Directors

Common Stock	Mao Yi Hsiao Director	3,200,000	15.9%
Common Stock	Li Fu Chang Director	800,000	4.0%
Common Stock	Li Chwan Hau Director	1,000,000	5.0%
Common Stock	Hsu Tzu En Director	15,000	*
Common Stock	Lo Chung Mei Chief Executive Officer	400,000	2.0%
Common Stock	Tsai Shiu Fang Chief Financial Officer	100,000	*
Common Stock	Hsieh Tang Chi Chief Operating Officer	800,000	4.0%
Common Stock	Chiang Te Yun Chief Technology Officer	800,000	4.0%
Common Stock	All executive officers and directors (8) as a group	7,115,000	35.4%

5% Beneficial Owners

Common Stock	Chang Pi Hui 198 Chung Cheng East Road, Linbei village, Linnei town, Yunlin County, Taiwan.	2,620,000	13.0%
* Less than 1%

(1) Based on 20,100,503 shares outstanding as of September 30, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Henan Anhou borrowed from Mr. Jin Yongguang (“Mr. Jin”), a third party, for working capital. The amount is interest-free, unsecured and repayable on demand. As of March 31, 2011, Henan Anhou owed Mr. Jin RMB3,370,000 ($512,914), and on March 31, 2011, Mr. Jin and Mr. Li Fu Chang (“Mr. Li”), the legal representative of Henan Anhou and a principal shareholder of China United, signed a debt transfer agreement, which transferred the amount Henan Anhou owed Mr. Jin to Mr. Li.   Therefore, Henan Anhou no longer owes anything to Mr. Jin.  Subsequent to the debt transfer agreement, Mr. Li and Henan Anhou signed a debt cancellation agreement on the same day, upon which Mr. Li gave up his right to claim for repayment of his lending to Henan Anhou. As a result, Henan Anhou no longer owed any monies to Mr. Li.

The related parties below loaned money to the Henan Anhou for working capital.  As of June 30, the following amounts were due to the related parties.

	June 30, 2011	June 30, 2010

Due to Mr. Li (Shareholder and director of China United)	$-	$689,606
Due to Mr. Mao (Shareholder of China United)	64,266	-
Due to Ms. Zhu (Shareholder of Henan Anhou)	$71,080	$-
Due to Mr. Zhu (Legal representative of Jiangsu Law)	2,139	-
Total	$137,485	$689,606

The amounts are interest-free, unsecured and repayable on demand.

As of June 30, 2010, the Company’s consolidated affiliate Sichuan Kangzhuang’s balance of due to related parties was $475,311.

Ms. Li Dan, Chengdu Jingzhan Management Co. Ltd. (“Jingzhan”), and Allianz Insurance were the shareholders of Sichuan Kangzhuang as of June 30, 2010, and they held 16.67%, 25% and 24.9% of the Sichuan Kangzhuang’s shares, respectively. Lianzhuang Management Co., Ltd. (“Lianzhuang”) is a principal shareholder of Jianzhan. Sichuan Kangzhuang made borrowings from Ms. Li Dan, Jingzhan and Lianzhuang for working capital. The borrowings were interest-free, unsecured and repayable on demand.

As of June 30, 2010, the amounts due to Ms. Li Dan, Jingzhan and Lianzhuang were $0, $148,929 and $322,901, respectively.. During the year ended June 30, 2010, Sichuan Kangzhuang borrowed $8,776, $29,254 and $119,869 from Ms. Li Dan, Jingzhan and Lianzhuang, respectively, and paid $46,806, $0 and $8,776 back to these three shareholders, respectively.

During the year ended June 30, 2010, Sichuan Kangzhuang derived $206,328 revenue from selling insurance polices underwritten by Allianz Insurance.

As of June 30, 2010, Sichuan Kangzhuang owed its management $3,481for certain expenses paid by the management on its behalf.  During the year ended June 30, 2010, the management paid $4,644 on Sichuan Kangzhuang’s behalf. During the year ended June 30, 2010, Sichuan Kangzhuang returned $3,684 and $0 to the management, respectively.

These transactions were entered into prior to the Company’s affiliation with the affiliated consolidated companies, as such the board of directors of the Company did not approve the above transactions.

On January 17, 2011, CU WFOE and Henan Anhou and its shareholders entered into a series of agreements known as variable interest agreements (the “VIE Agreements”) pursuant to which CU WFOE has executed effective control over Henan Anhou through these contractual arrangements. The VIE Agreements included:

(1) An Exclusive Business Cooperation Agreement through which CU WFOE is appointed the exclusive services provider to provide Henan Anhou with complete technical support, business support and related consulting services (as described in the agreement) in exchange for 90% of the net profits (as defined in the agreement) of Henan Anhou. The agreement does not provide that CU WFOE is responsible for the debts of the Consolidated Affiliated Entities. The term of the Exclusive Business Cooperation Agreement began on January 17, 2011 and lasts ten years, unless earlier terminated as provide in the agreement. The term of the agreement may be extended at CU WFOE’s discretion prior to the expiration thereof. CU WFOE may terminate the agreement at any time with 30 days’ written notice but Henan Anhou may only terminate the agreement if CU WFOE commits gross negligence or a fraudulent act against Henan Anhou;

(2) a Power of Attorney under which the shareholders of Henan Anhou have vested their collective voting control over Henan Anhou to CU WFOE;

(3) an Option Agreement under which the shareholders of Henan Anhou have granted to CU WFOE the irrevocable right and option to acquire all of their equity interests in Henan Anhou, subject to applicable PRC laws and regulations. The term of the Option Agreement began on January 17, 2011 and lasts ten years, but may be renewed at CU WFOE’s election; and

(4) a Share Pledge Agreement under which the owners of Henan Anhou have pledged all of their equity interests in Henan Anhou to CU WFOE to guarantee Henan Anhou’s performance of its obligations under the Exclusive Business Cooperation Agreement.

The foregoing description of the terms of the Exclusive Business Cooperation Agreement, the Power of Attorney, the Option Agreement and the Share Pledge Agreement is qualified in its entirety by reference to the provisions of the agreements filed as Exhibits 10.2 – 10.14 to this report which are incorporated by reference herein.

Henan Anhou owns 100% equity interest in both Sichuan Kangzhuang and Jiangsu Law. The shareholders of Henan Anhou are Zhu Shuqin (80%), Chen Yanxia (11%), Fang Qunlei (4.5%) and Wei Qun (4.5%). All of them are PRC citizens and none of them holds any shares in the Company. Pursuant to the VIE Agreements, CU WFOE becomes the primary beneficiary of Henan Anhou and only leaves Henan Anhou shareholders nominal value therein. Please refer to the chart below for detailed information on any of the Company’s shareholders being a director or officer of the Company or our Consolidated Affiliated Entities.

Name	Position in the Company	Position in the HK Company	Position in CU WFOE	Position in Henan Anhou	Position in Jiangsu Law
Mao Yi Hsiao	Director	General Manager and Chairman	General Manager and Chairman
Li Chwan Hau	Director
Li Fu Chang	Director			Executive Director
Lo Chung Mei	Chief Executive Officer			General Manager
Tsai Shiu Fang	Chief Financial Officer				Chief Financial Officer
Hsieh Tung Chi	Chief Operating Officer				Division Chief of Management
Chiang Te Yun	Chief Technology Officer				Manager

The Company does not currently have an insider transaction policy.

Other than our officers and directors, we have not had a promoter at any time since inception. Therefore, we have never entered into transactions with a promoter.

Besides related party transaction stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our Common Stock; or
(D)	Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of us.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.00001 par value, of which 20,100,503 shares were issued and outstanding as of September 30, 2011.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating affiliate and subsidiaries and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $0.00001 par value, of which no shares were issued and outstanding as of September 30, 2011.

Preferred stock may be authorized and issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate.  In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware.  The effect of this preferred stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

Rule 144 Shares

As of the date of this registration statement, we do not have any issued and outstanding common shares that are available for resale to the public market in accordance with Rule 144.

SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the 1,000,000 shares of our common stock held by two shareholders. Such shareholders include the holders of the 1,600,000 shares sold in our Regulation S offering which was completed in July 2011. The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of September 30, 2011 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

			Amount	Percent
	Shares		Beneficially	Beneficially
	Beneficially	Shares	Owned	Owned
	Owned Prior	to be	After	After
Name	To Offering	Offered	Offering	Offering
Shin Yen Chin	800,000	500,000	300,000	1.5%
Ma Ling Fen	800,000	500,000	300,000	1.5%

None of the Selling Stockholders are broker-dealers or affiliates of broker dealers.

Transfer Agent

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, UT 84117. Their telephone number is: (801) 272-9294.

PLAN OF DISTRIBUTION

This prospectus relates to the registration of the resale of 1,000,000 shares of our common stock on behalf of the selling stockholders named herein.

The selling security holders may sell some or all of their shares at a fixed price of $0.015 per share until our shares are quoted on the Over the Counter Electronic Bulletin Board (“OTCBB”) and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system. In order for our shares to be quoted, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTCBB. In addition, it is possible that, such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if developed, will be sustained.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

	ordinary brokers transactions, which may include long or short sales,
	Transactions involving cross or block trades on any securities or market where our common stock is trading,
	through direct sales to purchasers or sales effected through agents,
	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
	any combination of the foregoing.

  The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock being offered by them.

The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. During such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.   Not engage in any stabilization activities in connection with our common stock;

2.  Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer, and

3.   Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Any commissions received by broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. The selling stockholders may be deemed to be underwriters with respect to the shares that they are offering for resale.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $210,000.

LEGAL MATTERS

The Crone Law Group, San Francisco California, passed upon the validity of the common stock being offered hereby.  We have issued 100,503 shares of common stock to the Crone Law Group in consideration for legal services.

EXPERTS

Included in the prospectus constituting part of this registration statement are the financial statements of (i) China United Insurance Service Inc., (ii) Henan Law Anhou Insurance Agency Co., Ltd., (iii) Jiangsu Law Insurance Broker Co., Ltd., and (iv) Sichuan Kangzhuang Insurance Agency Co., Ltd., for fiscal years ended June 30, 2011 and 2010, which have been audited by Goldman Kurland Mohidin, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their respective report appearing elsewhere herein. The financial statements are included in reliance upon such report given upon the authority of such firm as an expert in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and us, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

After the effective date of this prospectus we will also be subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling stockholders.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.  Except where otherwise indicated, this prospectus speaks as of the effective date of the registration statement.

CHINA UNITED INSURANCE SERVICE, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of June 30, 2011 and 2010	F-3

Consolidated Statements of Operations and Other Comprehensive Income for the years ended June 30, 2011 and 2010	F-4

Consolidated Statements of Cash Flows for the years ended June 30, 2011 and 2010	F-5

Consolidated Statements of Changes in Stockholder's Equity/(Deficit) for the years ended June 30, 2011 and 2010	F-6

Notes to the Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm for Sichuan Kangzhuang Insurance Agency Co., Ltd.	F-29

Sichuan Kangzhuang Insurance Agency Co. Balance Sheets as of June 30, 2010 and 2009	F-30

Sichuan Kangzhuang Insurance Agency Co. Statements of Operations and Other Comprehensive Loss for the years ended June 30, 2010 and 2009	F-31

Sichuan Kangzhuang Insurance Agency Co. Statements of Shareholders’ Deficit June 30, 2010 and 2009	F-32

Sichuan Kangzhuang Insurance Agency Co. Statements of Cash Flows for the years ended June 30, 2010 and 2009	F-33

Notes to Sichuan Kangzhuang Insurance Agency Co. Financial Statements	F-34

Report of Independent Registered Public Accounting Firm for Jiangsu Law Insurance Broker Co., Ltd.	F-43

Jiangsu Law Insurance Broker Co., Ltd. Balance Sheets as of June 30, 2010 and 2009	F-44

Jiangsu Law Insurance Broker Co., Ltd. Statements of Operations and Other Comprehensive Income / Loss for the years ended June 30, 2010 and 2009	F-45

Jiangsu Law Insurance Broker Co., Ltd. Statements of Shareholders’ Deficit June 30, 2010 and 2009	F-46

Jiangsu Law Insurance Broker Co., Ltd. Statements of Cash Flows for the years ended June 30, 2010 and 2009	F-47

Notes to Jiangsu Law Insurance Broker Co., Ltd. Financial Statements	F-48

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

China United Insurance, Inc.

We audited the accompanying consolidated balance sheet of China United Insurance, Inc. and subsidiaries (“the Company”) as of June 30, 2011, and the related statements of operations and comprehensive loss, shareholders’ equity and cash flows for the year then ended. As of June 30, 2010 and for the year then ended we audited the accompanying balance sheet of Henan Law Anhou Insurance Agency Co., LTD. and the related statements of operations and comprehensive loss, shareholders’ deficit and cash flows. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China United Insurance, Inc. and  Henan Law Anhou Insurance Agency Co., LTD as of June 30, 2011 and 2010, respectively and the results of its operations and its cash flows for the years ended June 30, 2011 and 2010, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements were prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses and has an accumulated deficit of $1,815,000, as of June 30, 2011. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are described in Note 1. These accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Goldman Kurland Mohidin LLP

October 27, 2011

Encino, California

CHINA UNITED INSURANCE SERVICE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2011	June 30, 2010

ASSETS
Current assets
Cash and equivalents	$1,297,213	$17,071
Accounts receivable, net	79,939	14,388
Other current assets	56,518	29,694
Total current assets	1,433,670	61,153

Property, plant and equipment, net	126,832	16,055
Restricted cash and deposits	94,769	58,749
Goodwill	116,161	-
TOTAL ASSETS	$1,771,432	$135,957

LIABILITIES AND STOCKHOLDERS’ EQUITY / (DEFICIT )
Current liabilities
Taxes payable	$686,034	$254,497
Other current liabilities	159,253	495,466
Due to related parties	137,485	689,606
TOTAL CURRENT LIABILITIES	982,772	1,439,569

STOCKHOLDERS’ EQUITY / (DEFICIT)
Common stock authorized 100,000,000 shares of common stock, par value $0.00001; 10,000,000 shares of preferred stock, par value $0.00001. Issued and outstanding 20,000,000 shares of common stock	200	200
Additional paid-in capital	2,673,186	252,546
Accumulated other comprehensive loss	(69,222)	(70,841)
Accumulated deficit	(1,815,504)	(1,485,517)

TOTAL STOCKHOLDERS’ EQUITY / (DEFICIT)	788,660	(1,303,612)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY / (DEFICIT)	$1,771,432	$135,957

 The accompanying notes are an integral part of these consolidated financial statements.

CHINA UNITED INSURANCE SERVICE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

	Year Ended June 30
	2011	2010

Revenues	$2,740,519	$1,341,509
Cost of service	1,897,359	1,061,732

Gross profit	843,160	279,777

Operating expenses:
General and administrative	1,095,869	309,586

Loss from operations	(252,709)	(29,809)

Other income (expenses)
Interest income	12,760	1,799
Gain on acquisition of subsidiary	267,156	-
Others - net	(2,753)	(922)
	277,163	877

Income/(loss) before income taxes	24,454	(28,932)

Income tax expense	354,441	210,823

Net loss	(329,987)	(239,755)

Other comprehensive income / (loss)	1,619	(6,609)

Comprehensive loss	$(328,368)	$(246,364)

Weighted average shares outstanding:
Basic and diluted	20,000,000	20,000,000

Loss per share:
Basic and diluted	$(0.02)	$(0.01)

The accompanying notes are an integral part of these consolidated financial statements.

 CHINA UNITED INSURANCE SERVICE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30
	2011	2010
Cash flows from operating activities:
Net loss	$(329,987)	$(239,755)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	44,053	8,729
Gain on bargain purchases of subsidiary	(267,156)	-
Changes in operating assets and liabilities:
Accounts receivable	(51,682)	(13,954)
Other current assets	13,343	(5,962)
Taxes payable	380,721	203,687
Other current liabilities	45,553	(3,306)
Total Adjustments	164,832	189,194
Net cash used in operating activities	(165,155)	(50,561)

Cash flows from investing activities:
Cash paid on acquisition of subsidiaries	(78,318)	-
Cash increase due to acquisition	285,874	-
Purchase of property, plant and equipment	(63,540)	(10,112)
Net cash provided by/(used in) investing activities	144,016	(10,112)

Cash flows from financing activities:
Contributed capital	1,415,440	-
Repayment on borrowings from related parties	(658,510)	(16,090)
Proceeds from related parties	494,961	59,971
Net cash provided by financing activities	1,251,891	43,881

Foreign currency translation	(10,610)	112
Net increase/(decrease) in cash and equivalents	1,280,142	(16,680)
Cash and equivalents, beginning balance	17,071	33,751
Cash and equivalents, ending balance	$1,297,213	$17,071

Interest paid	$-	$-
Income tax paid	$11,462	$-

The accompanying notes are an integral part of these consolidated financial statements.

CHINA UNITED INSURANCE SERVICE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
YEARS ENDED June 30, 2011 AND 2010

	Common Shares	Amount	Additional Paid -in Capital	Other comprehensive loss	Accumulated Deficit	Total
Balance July 1, 2009	-	$-	$252,746	$(64,232)	$(1,245,762)	$(1,057,248)

Capital contribution	-	200	(200)	-	-	-
Foreign currency translation	-	-	-	(6,609)	-	(6,609)
Net loss	-	-	-	-	(239,755)	(239,755)

Balance June 30, 2010		$200	$252,546	$(70,841)	$(1,485,517)	$(1,303,612)

Capital contributions	20,000,000	-	1,475,440	-	-	2,420,640
Related party debt cancellation	-	-	945,200	-	-	945,200
Foreign currency translation	-	-	-	1,619	-	1,619
Net loss	-	-	-	-	(329,987)	(329,987)

Balance June 30, 2011	20,000,000	$200	$2,673,186	$(69,222)	$(1,815,504)	$788,660

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

Organization and nature of operations

China United Insurance Service, Inc. (“China United” or the “Company”) is a Delaware corporation organized on June 4, 2010 by Mao Yi Hsiao, a Taiwanese citizen, as a listing vehicle for ZLI Holdings Limited (“CU Hong Kong”) to be quoted on the Over the Counter Bulletin Board (the “OTCBB”). CU Hong Kong, a wholly owned Hong Kong-based subsidiary of China United, was founded by China United, on July 12, 2010 under Hong Kong laws. On October 20, 2010, CU Hong Kong founded a wholly foreign owned enterprise, Zhengzhou Zhonglian Hengfu Business Consulting Limited Company (“CU WFOE”) in Henan province in the People’s Republic of China (“the PRC”).

On January 16, 2011, the Company issued 20,000,000 shares of common stock, $0.00001 par value per share, to several non U.S. persons for their investment of $300,000 in the Company’s subsidiaries. As of June 30, 2011, the said $300,000 had been paid to the accounts of CU Hong Kong and CU WFOE. The issuance was made pursuant to an exemption from registration contained in Regulation S under the Securities Act of 1933, as amended. As a result of the issuance of 20,000,000 shares, the owners of Henan Anhou (accounting acquirer) owned 100% of the Company. Accordingly, this transaction has been accounted for as a recapitalization of Henan Anhou. The historical financial statements presented are those of the accounting acquirer for all periods presented. On January 28, 2011, the Company increased the number of authorized shares from 30,000,000 to 100,000,000 and 10,000,000 shares of preferred stock.

Henan Law Anhou Insurance Agency Co., Ltd. (“Henan Anhou”, formerly known as Zhengzhou Anhou Insurance Agency Co., Ltd.) was incorporated in the PRC on August 20, 2003. Henan Anhou provides insurance agency services in the PRC.

Sichuan Kangzhuang Insurance Agency Co., Ltd. (“Sichuan Kangzhuang”) was founded on July 10, 2006 in the Sichuan province in the PRC and provides insurance agency services in the PRC.  On August 23, 2010, at Sichuan Kangzhuang’s general meeting of shareholders, its shareholders voted to sell their shares in Sichuan Kangzhuang to Henan Anhou for RMB532,622 ($78,318). On September 6, 2010, the equity transfer agreements were signed between Henan Anhou and each shareholder of Sichuan Kangzhuang. Sichuan Kangzhuang then had net liabilities of RMB219,123 ($32,134). Goodwill of RMB751,745 ($110,452) was therefore recorded. Goodwill amount in the balance sheet differs from the acquisition date amount due to changes in exchange rates.

Jiangsu Law Insurance Broker Co., Ltd. (“Jiangsu Law”) was founded on May 18, 2005 in Jiangsu Province in the PRC. Jiangsu Law  provides insurance brokerage services in the PRC . On August 12, 2010, at Jiangsu Law’s general meeting of shareholders, its shareholders voted to sell  their shares  to Henan Anhou for RMB518,000 ($75,475) and Henan Anhou increased Jiangsu Law’s paid-in capital to RMB10,000,000 ($1,355,150) from RMB5,180,000 ($625,113), on January 18, 2011, to meet the PRC paid-in capital requirements for insurance agency companies. On September 28, 2010, the equity transfer agreements were signed between Henan Anhou and each shareholder of Jiangsu Law. The consideration had not been paid as at June 30, 2011. On acquisition date, Jiangsu Law had net assets of RMB2,286,842 ($341,425). Based on the purchase price allocation, the fair value of the identifiable assets and liabilities assumed exceeded the fair value of the consideration paid. As a result, the Company recorded a gain on acquisition of RMB1,744,995 ($259,401). We believe the gain on acquisition resulted from the sellers’ intent to exit the insurance business.

On January 17, 2011, CU WFOE and Henan Anhou and its shareholders entered into a series of agreements known as variable interest agreements (the “VIE Agreements”) pursuant to which CU WFOE has executed effective control over Henan Anhou through these contractual arrangements. The corporate structure after the date of the series of VIE agreements is as follows:

The aggregate carrying amount of the total assets and total liabilities of the VIEs as of June 30, 2011 were $1,482,411 and $980,314, respectively. Creditors of China United have no recourse to the general credit of the VIEs. Currently there is no contractual arrangement that could require the Company to provide additional financial support to the consolidated VIEs. As the Company is conducting certain business in the PRC mainly through the VIEs, the Company may provide such support on a discretionary basis in the future, which could expose the Company to a loss.

Going Concern

The accompanying consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net operating losses since inception. The Company faces the risks common to companies that are relatively new, including capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. At June 30, 2011, the Company had an accumulated deficit of $1,815,504. The Company’s recurring losses raise substantial doubt about its ability to continue as a going concern. The Company’s consolidated financial statements do not reflect any adjustments that might result from the outcome of this uncertainty. The Company plans to acquire more insurance agency companies in the PRC within the next 12 months, which will require more funding. The Company expects to incur losses from its operation business and will require additional funding in the next 12 months.

Management plans to obtain funding through loans and equity. On March 31, 2011, the legal representative of Henan Anhou forgave $945,200 that Henan Anhou owed him, see note 11. Management believes its current and future plans enable it to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the balance sheets of China United, its wholly owned subsidiaries CU Hong Kong and CU WFOE, and the variable interest entity (“VIE”) Henan Anhou and its wholly owned subsidiaries Sichuan Kangzhuang and Jiangsu Law, as of June 30, 2011. As Henan Anhou acquired 100% of Sichuan Kangzhuang on September 6, 2010, for accounting convenience, its operating results from September 1, 2010 through June 30, 2011 and the balance sheet of Sichuan Kangzhuang as of June 30, 2011 were included in the consolidated financial statements. As Henan Anhou acquired 100% of Jiangsu Law on September 28, 2010, the operating results of Jiangsu Law from October 1, 2010 through June 30, 2011 and the balance sheet as of June 30, 2011 were included in the consolidated financial statements. The operating results for the year ended June 30, 2010 and the balance sheet as of June 30, 2010 only contain Henan Anhou, as Sichuan Kangzhuang and Jiangsu Law were not acquired yet by Henan Anhou until September 2010; CU Hong Kong and CU WFOE were not founded yet, and the VIE agreements were not signed until January 2011. All significant inter-company accounts and transactions are eliminated in consolidation.

Reclassification

Certain prior period account descriptions were reclassified to conform to the consolidated balance sheet as of June 30, 2011.

Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").   The functional currency for all our subsidiaries located in PRC is Chinese Renminbi (“RMB”); the functional currency of our subsidiary located in Hong Kong is Hong Kong dollar; the functional currency of China United is US dollar. The accompanying consolidated financial statements were translated and presented in US dollars (“$” or “USD”).

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the amounts of revenues and expenses during the reporting periods.

Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those results.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, and foreign currency exchange rates.

Comprehensive Income

The Company follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 220 (“ASC 220”) “Reporting Comprehensive Income” establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. ASC 220 defines comprehensive income as net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

Foreign Currency Transactions

The functional currency for all our subsidiaries located in PRC is Chinese Renminbi (“RMB”); the functional currency of our subsidiary located in Hong Kong is Hong Kong dollar; the functional currency of China United is US dollar. The consolidated financial statements were translated into USD in accordance with FASB ASC Topic 830 "Foreign Currency Transaction".  According to the statement, all assets and liabilities were translated at the exchange rate on the balance sheet dates; stockholders’ equity/(deficit) is translated at historical rates and statement of operations items are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with ASC 220 "Comprehensive Income". Gains and losses resulting from the translations of foreign currency transactions are reflected in the consolidated statements of operations.

Translation adjustment losses included in accumulated other comprehensive loss in the consolidated balance sheets were $69,222 and $70,841 as of June 30, 2011 and 2010, respectively.

Cash and Equivalents

For Statements of Cash Flows purposes, the Company considers cash on hand and in banks, including certificates of deposit and other highly-liquid investments with maturities of three months or less when purchased, to be cash and equivalents.

The Company maintains cash with various banks in China and Hong Kong.  Cash accounts are not insured or otherwise protected.  Should any bank holding cash become insolvent, or if the Company is otherwise unable to withdraw funds, the Company would lose the cash deposit with that bank; however, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Accounts Receivable

The Company reviews its accounts receivable on a regular basis to determine if a bad debt allowance is necessary at each period-end. Management reviews the composition of accounts receivable and analyzes the age of receivables outstanding, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the necessity of making such allowance.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost.  Gain or loss on disposal of property, plant or equipment will be recorded in income at disposal. Expenditures for betterments, renewals and additions are capitalized. Repairs and maintenance expenses are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over a useful life of five years.

Impairment of Long-Lived Assets

In accordance with ASC 360, “Property, Plant and Equipment”, the Company reviews the carrying values of long-lived assets whenever facts and circumstances indicate an asset may be impaired.  Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to future net undiscounted cash flows expected to be generated by it. If an asset is considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.  Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs of disposal. No impairment was recognized for years ended June 30, 2011 or 2010.

Goodwill

Goodwill arose from the acquisition of Sichuan Kangzhuang (Note 7). Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate it might be impaired, using the prescribed two-step process under US GAAP. The first step screens for potential impairment of goodwill to determine if the fair value of the reporting unit is less than its carrying value, while the second step measures the amount of goodwill impairment, if any, by comparing the implied fair value of goodwill to its carrying value. As of June 30, 2011, there are no indications of any impairment.

Revenue Recognition

The Company’s revenue is derived from insurance agency services. The Company sells insurance products to customers, and obtains commissions from the respective insurance companies according to the terms of each service agreement with the insurance company. The Company recognizes revenue when the following have occurred: persuasive evidence of an agreement between the insurance company and insured exists, services were provided, the fee for such services is fixed or determinable and collectability of the fee is reasonably assured. Insurance agency services are considered complete, and revenue is recognized, when an insurance policy becomes effective, that is, when the signed insurance policy is in place and the premium is collected from the insured. The Company has met all the four criteria of revenue recognition when the premiums are collected by the respective insurance companies and not before because collectability is not ensured until receipt of the premium. Accordingly, the Company does not accrue any commissions and fees prior to the receipt of the related commissions from the respective insurance companies. No allowance for cancellation was recorded, as the management of the Company estimates, based on its past experience, the cancellation of policies rarely occurs. Any subsequent commission adjustments in connection with policy cancellations have been de minims to date are recognized upon notification from the insurance carriers. Actual commission and fee adjustments in connection with the cancellation of policies were 0%, and 0.2% of the total commission and fee revenues for years ended June 30, 2011 and 2010, respectively.

The Company pays commissions to its sub-agents when an insurance product is sold by the sub-agent. The Company recognizes commission revenue on a gross basis. The commissions paid by the Company to its sub-agents are recorded as costs of services.

Income Taxes

The Company utilizes ASC 740 “Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

When tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of operations and other comprehensive income (loss). As of June 30, 2011, the Company did not have any uncertain tax positions.

The Company was not subjected to income tax examinations by taxing authorities during the current and past fiscal years. During the years ended June 30, 2011 and 2010, the Company did not recognize any interest or penalties.

  Fair Values of Financial Instruments

ASC 820 “Fair Value Measurements and Disclosures”, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are reasonable estimates of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follows:

•  Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•  Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•  Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

As of June 30, 2011 and 2010, the Company did not identify any assets and liabilities that are required to be presented on the balance sheets at fair value.

Concentration of Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and equivalents and accounts receivable. As of June 30, 2011 and 2010, substantially all of the Company’s cash and equivalents and restricted cash was held by major financial institutions in the PRC, which management believes are of high credit quality. With respect to accounts receivable, the Company generally does not require collateral and does not have an allowance for doubtful accounts.

The Company has two principal clients, Taiping Insurance Co., Ltd. (“Taiping Insurance”) and Sunshine Insurance Co., Ltd. (“Sunshine”), for which it acts as an insurance agent. For the years ended June 30, 2011 and 2010, the Company’s revenue derived from sale of insurance policies underwritten by Taiping Insurance was $1,265,630 and $1,223,187, respectively, and the Company’s revenue derived from sale of insurance policies underwritten by Sunshine was $623,026 and $66,019, respectively.  As of June 30, 2011 and 2010, the Company had no receivables from Taiping Insurance or Sunshine.

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic, foreign currency exchange and legal environments in the PRC, and by the general state of the PRC's economy. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

Operating Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company that do not meet the capitalization criteria of ASC 840 “Leases”, are accounted for as operating leases. Rentals under operating leases are expensed on the straight-line basis over the lease term.

Segment Reporting

The Company follows ASC 280 “Segment Reporting”, for its segment reporting.  For the years ended June 30, 2011 and 2010, the Company’s chief operating decision maker managed and reviewed its business as a single operating segment providing insurance brokerage and agency services across PRC. All revenues are derived from the PRC and all long-lived assets are located in the PRC.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which could result in a loss to the Company but which will be resolved when one or more future events occur or fail to occur. The Company’s management assesses such contingent liabilities, and such assessment inherently involves judgment. In assessing loss contingencies arising from legal proceedings pending against the Company or unasserted claims that may rise from such proceedings, the Company’s management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss will be incurred and the amount of the liability can be reasonably estimated, then the estimated liability is accrued in the Company’s financial statements. If the assessment indicates a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows”, cash flows from the Company's operations are calculated based upon the local currencies and an average exchange rate is used. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows may not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Variable Interest Entities

The Company follows the provisions in ASC 810-10-05-8”, "Consolidation of VIEs” which states that in general, a VIE is a corporation, partnership, limited liability corporation, trust or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.
PRC laws and regulations restrict foreign ownership of companies that provide insurance brokerage and insurance agency services. To comply with these restrictions, the Company provides its insurance agency services in the PRC through Henan Anhou, a VIE owned by four individuals shareholders.

On January 17, 2011, CU WFOE and Henan Anhou and its shareholders entered into VIE Agreements which included:

☐            an Exclusive Business Cooperation Agreement through which: (1) CU WFOE has the right to provide Henan Ahou with complete technical support, business support and related consulting services during the term of this Agreement; (2) Henan Anhou agrees to accept all the consultations and services provided by CU WOFE. Henan Ahou further agrees that unless with CU WOFE's prior written consent, during the term of this Agreement, Henan Anhou shall not directly or indirectly accept the same or any similar consultations and/or services provided by any third party and shall not establish similar cooperation relationship with any third party regarding the matters contemplated by this Agreement; (3) Henan Anhou shall pay CU WOFE fees equal to 90% of the net income of Henan Anhou, and the payment is on a quarterly basis, and (4) CU WOFE retains all exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement.

The term of this Agreement shall be 10 years. Subsequent to the execution of this Agreement, both CU WOFE and Henan Anhou shall review this Agreement on an annual basis to determine whether to amend or supplement the provisions. The term of this Agreement may be extended if confirmed in writing by CU WOFE prior to the expiration thereof. The extended term shall be determined by CU WOFE, and Henan Anhou shall accept such extended term unconditionally.
During the term of this Agreement, unless CU WOFE commits gross negligence, or a fraudulent act, against Henan Anhou, Henan Anhou may not terminate this Agreement prior to its expiration date. Nevertheless, CU WOFE shall have the right to terminate this Agreement upon giving 30 days' prior written notice to Henan Anhou at any time.

☐            a Power of Attorney under which each shareholder of Henan Anhou executed an irrevocable power of attorney to authorize XYZ WFOE to act on behalf of the shareholder to exercise all of his/her rights as equity owner of Henan Anhou, including without limitation to: (1) attend shareholders' meetings of Henan Anhou; (2) exercise all the shareholder's rights and shareholder's voting rights that he/she is entitled to under the laws of PRC and Henan Anhou's Articles of Association, including but not limited to the sale or transfer or pledge or disposition of the shareholder’s Shareholding in part or in whole, and (3) designate and appoint on behalf of the shareholder the legal representative, the director, supervisor, the chief executive officer and other senior management members of Henan Anhou.

☐            an Option Agreement under which the shareholders of Henan Anhou irrevocably granted CU WFOE or its designated person an exclusive and irrevocable right to acquire, at any time, the entire portion of Henan Anhou’s equity interest held by each shareholder of Henan Anhou, or any portion thereof, to the extent permitted by PRC law.  The purchase price for the shareholders’ equity interests in Henan Anhou shall be the lower of (i) RMB 1, ($0.15)) and (ii) the lowest price allowed by relevant laws and regulations.   If appraisal is required by the laws of PRC when Party A exercises the Equity Interest Purchase Option, the Parties shall negotiate in good faith and based on the appraisal result make necessary adjustment to the Equity Interest Purchase Price so that it complies with any and all then applicable laws of PRC. The term of this Agreement shall be 10 years, and may be renewed at CU WOFE's election.

☐            a Share Pledge Agreement under which the owners of Henan Anhou pledged their equity interests in Henan Anhou to CU WFOE to guarantee Henan Anhou’s performance of its obligations under the Exclusive Business Cooperation Agreement. Pursuant to this agreement, in the event Henan Anhou fails to pay the exclusive consulting or service fees in accordance with the Exclusive Business Cooperation Agreement, CU WOFE shall have the right, but not the obligation, to dispose of the owners of Henan Anhou’s equity interests in Henan Anhou. This Agreement shall be continuously valid until all payments due under the Exclusive Business Cooperation Agreement have been repaid by Henan Anhou or its subsidiaries.

As a result of the agreements among CU WFOE, the shareholders of Henan Anhou and Henan Anhou, CU WFOE is considered the primary beneficiary of Henan Anhou, CU WFOE has taken effective control over Henan Anhou. Therefore, CU WOFE shall consolidate the results of operations of Henan Anhou and its subsidiaries. Accordingly the results of operations, assets and liabilities of Henan Anhou and its subsidiaries are consolidated in Company’s financial statements from the earliest period presented.
However, the VIE is continually monitored by the Company to determine if any events have occurred that could cause its primary beneficiary status to change. These events include:

a.           The legal entity's governing documents or contractual arrangements are changed in a manner that changes the characteristics or adequacy of the legal entity's equity investment at risk.

b.  The equity investment or some part thereof is returned to the equity investors, and other interests become exposed to expected losses of the legal entity.

c.  The legal entity undertakes additional activities or acquires additional assets, beyond those that were anticipated at the later of the inception of the entity or the latest reconsideration event, that increase the entity's expected losses.

d.  The legal entity receives an additional equity investment that is at risk, or the legal entity curtails or modifies its activities in a way that decreases its expected losses.

Recent Accounting Pronouncements

On March 2010, the FASB issued ASU No. 2010-11 Derivatives and Hedging Topic 815 “Scope Exception Related to Embedded Credit Derivatives.” This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting. The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging – Embedded Derivatives – Recognition. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required. The ASU was effective for the Company on July 1, 2010. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued ASU 2010-17 (Topic 605), to provide guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. ASU 2010-17 is effective for fiscal years beginning on or after June 15, 2010, and is effective on a prospective basis for milestones achieved after the adoption date. The provisions of ASU 2010-17 did not have a material effect on the Company’s consolidated financial statements.

In October 2010, the FASB issued ASU 2010-26, Financial Services—Insurance (Topic 944), to address diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. ASU 2010-26 specifies that the incremental direct costs of contract acquisition and certain costs related directly to the acquisition activities, such as underwriting, Policy issuance and processing, Medical and inspection, Sales force contract selling, which are  performed by the insurer  in the acquisition of new and renewal contracts should be capitalized.  This update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Company does not expect the provisions of ASU 2010-11 to have a material effect on its consolidated financial statements.

In December 2010, the FASB issued ASU 2010-28, Intangibles—Goodwill and Other (Topic 350), to modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating impairment may exist, and the qualitative factors are consistent with the existing guidance. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010 and 2011 for public and nonpublic entities, respectively. Early adoption is not permitted. Management is in the process of evaluating the impact of adopting this standard on the Company’s consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, Business Combinations (Topic 805), to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. Management is in the process of evaluating the impact of adopting this standard on the Company’s consolidated financial statements.

In January 2011, the FASB issued ASU 2011-01, Receivables (Topic 310), to temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 (Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses) for public entities. The delay is intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring.  Under the existing effective date in Update 2010-20, public-entity creditors would have provided disclosures about troubled debt restructurings for periods beginning on or after December 15, 2010. The deferral in this update will result in more consistent disclosures about troubled debt restructurings. This amendment does not apply to nonpublic entities and does not defer the effective date of the other disclosure requirements in Update 2010-20. The deferral in this amendment is effective upon issuance. The Company does not expect this update to have any material effect on its consolidated financial statements.

In January 2011, the FASB issued ASU 2011-02 Receivables Topic 310 "A Creditor's Determination of Whether a Restructuring is a Troubled Debt Restructuring". The amendments in ASU 2011-02 provide additional guidance to clarify when a loan modification or restructuring is considered a troubled debt restructuring (TDR) in order to address current diversity in practice and lead to more consistent application of U.S. GAAP for debt restructurings. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both of the following exist:

1. The restructuring constitutes a concession.

2. The debtor is experiencing financial difficulties.

The amendments to Topic 310 clarify the guidance regarding the evaluation of both considerations above. Additionally, the amendments clarify that a creditor is precluded from using the effective interest rate test in the debtor's guidance on restructuring of payables (paragraph 470-60-55-10) when evaluating whether a restructuring constitutes a TDR. ASU No. 2011-02 is effective for fiscal year beginning on or after June 15, 2011. Early adoption is permitted. The adoption of this ASU will not have a material impact on the Company's consolidated financial statements.

In April, 2011, the FASB issued ASU 2011-03 Transfers and Servicing (Topic 860), “Reconsideration of Effective Control for Repurchase Agreements”. The amendments in this ASU 2011-03 remove from the assessment of effective control:

 1. the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and

 2. the collateral maintenance implementation guidance related to that criterion.

Other criteria applicable to the assessment of effective control are not changed by the amendments in this Update.
The guidance in this Update is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The adoption of this ASU will not have a material impact on the Company's consolidated financial statements.

In June 2011, the FASB issued ASU 2011-04 Fair Value Measurement (Topic 820), “Amendments to achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and IFRSs”. The amendments in this Update change the wording used to describe the requirements in US GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments include the following:

1.  Those that clarify the Board’s intent about the application of existing fair value measurement and disclosure requirements.

2. Those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.

In addition, to improve consistency in application across jurisdictions some changes in wording are necessary to ensure that US GAAP and IFRS fair value measurement and disclosure requirements are described in the same way (for example, using the word shall rather than should to describe the requirements in US GAAP).

The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The adoption of this ASU will not have a material impact on the Company's consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05 Comprehensive Income (Topic 220), “Presentation of Comprehensive Income”. In this Update, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented.

The amendments in this Update should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and early adoption is permitted. The adoption of this ASU will not have a material impact on the Company's consolidated financial statements.

NOTE 3 – RESTRICTED CASH AND DEPOSITS

Restricted cash is a deposit in bank by the Company in conformity with Provisions on the Supervision and Administration of Specialized Insurance Agencies, and cannot be withdrawn without the permission of the China Insurance Regulatory Commission.   Deposits include long-term leasing deposits.

NOTE 4 – ACCOUNTS RECEIVABLE

As of June 30, 2011 and 2010, the Company had no allowance for doubtful accounts.

NOTE 5 – OTHER CURRENT ASSETS

The Company’s other receivables and other current assets consisted of the following, as of:

	June 30, 2011	June 30, 2010
Prepaid rent	28,133	16,629
Deposit paid for rent	11,246	-
Other	17,139	13,065
Total other current assets	$56,518	$29,694

NOTE 6– PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following as of:

	June 30, 2011	June 30, 2010
Office equipment	$23,567	$19,070
Office furniture	55,725	8,904
Computers	48,463	12,427
Electronic equipment	176,725	-
Machinery	17,291	-
Transportation equipment	104,739	-
Total	426,509	40,401
Less: Accumulated Depreciation	(299,677)	(24,346)
Total property, plant and equipment, net	$126,832	$16,055

NOTE 7 – GOODWILL AND ACQUISITION

On September 6, 2010, Henan Anhou paid cash of RMB 532,622 ($78,318) to acquire 100% share of Sichuan Kangzhuang from its previous shareholders. Sichuan Kangzhuang then had net liabilities of RMB219,123 ($32,134). Goodwill of RMB 751,745 ($110,452) was therefore recorded. Goodwill amount in the balance sheet differs from the acquisition date amount due to changes in exchange rates. As of June 30, 2011, there are no indications of any impairment. No intangible assets are identified in the acquisition date. At the date of acquisition, Sichuan Kangzhuang has no unfulfilled customer contract or software. Sichuan Kangzhuang’s business process and accounting system are not unique and the management planned to use unified operating platform after the acquisition. Sichuan Kangzhuang’s business is mainly with retailing customers, and the management considered there is no customer relationship or customer list that will probably create future business opportunities for the Company.

On September 28, 2010, Henan Anhou acquired 100% of Jiangsu Law for RMB 518,000 ($75,475). Jiangsu Law then had net assets of RMB 2,286,842 ($341,425). Based on the purchase price allocation, the fair value of the identifiable assets and liabilities assumed exceeded the fair value of the consideration paid. As a result, the Company recorded a gain on acquisition of RMB 1,744,995 ($267,156). We believe the gain on acquisition resulted from the sellers’ intent to exit the insurance business. To comply with the PRC requirements for the insurance agency companies, Henan Anhou contributed cash to increase the paid-in capital of Jiangsu Law to RMB10,000,000 ($1,355,150) from RMB5,180,000 ($625,113) on January 18, 2011.

The summary of assets and liabilities acquired as of the dates of acquisition is presented below:

	Jiangsu Law September 30, 2010	Sichuan Kangzhuang August 31, 2010
Current assets
Cash and equivalents	$269,090	15,735
Accounts receivable, net	12,482	1,386
Other current assets	-	39,163
Total current assets	281,572	56,285
Property, plant and equipment, net	78,419	12,871
TOTAL ASSETS	359,991	69,155

Current liabilities	-	-
Accounts payable	-	205
Accrued expenses and other payables	10,861	41,243
Taxes payable	5,637	45,177
Due to related party	2,067	14,665
TOTAL LIABILITIES	18,565	101,290
NET ASSETS / (LIABILITIES)	341,425	(32,134)

NOTE 8 –OTHER CURRENT LIABILITIES

Among other current liabilities, other payables were $159,253 and $494,920 as of June 30, 2011 and 2010, respectively. The remaining amount was comprised of account payables and salary & welfare payables. Other current liabilities are summarized as follows, as of:

	June 30, 2011	June 30, 2010
Due to Jin Yongguang	$-	$494,920
Due to previous shareholders of Jiangsu Law	80,042	-
Salary & welfare payables	27,021	546
Others	52,190	-
Total other current liabilities	$159,253	$495,466

Amount due to previous shareholders of Jiangsu Law is the remaining unpaid balance of the acquisition cost. There is no agreement between the parties regarding when the remaining balance would have to be paid, and there is no interest on the unpaid remaining balance.

The Company made borrowings from Mr. Jin Yongguang (“Mr. Jin”), a third party, for working capital. The amount is interest-free, unsecured and repayable on demand. As of March 31, 2011, Henan Anhou owed Mr. Jin RMB3,370,000 ($512,914), and on March 31, 2011 Mr. Jin and Mr. Li Fu Chang (“Mr. Li”), the legal representative of Henan Anhou and a principal shareholder of China United, signed a debt transfer agreement, which transferred the amount Henan Anhou owed Mr. Jin to Mr. Li. Therefore, Henan Anhou no longer owes anything to Mr. Jin, see note 11.

NOTE 9 - TAXES PAYABLE

Taxes payable consisted of the following as of:

	June 30, 2011	June 30, 2010
Income tax	$658,344	$247,792
Other	27,689	6,705
Total	$686,034	$254,497

NOTE 10 - RELATED PARTY TRANSACTIONS

Due to related party

The related parties listed below loaned money to the Company for working capital. As of June 30, due to related party consisted of the following as of:

	June 30, 2011	June 30, 2010
Due to Mr. Li (Principal Shareholder and director of the Company)	$-	$689,606
Due to Mr. Mao (Principal Shareholder of the Company)	64,266	-
Due to Ms. Zhu (Shareholder of Henan Anhou)	$71,080	$-
Due to Mr. Zhu (Legal Representative of Jiangsu Law)	2,139	-
Total	$137,485	$689,606

The amounts are interest-free, unsecured and repayable on demand.

As of March 31, 2011, Henan Anhou owed Mr. Jin, a third party, RMB 3,370,000 ($512,914), and it owed Mr. Li who is also the shareholder of China United, RMB2,840,250 ($432,286). On March 31, 2011, Mr. Jin and Mr. Li signed a debt transfer agreement, which transferred the amount Henan Anhou owed Mr. Jin to Mr. Li. Therefore, Henan Anhou no longer owes anything to Mr. Jin, but owed Mr. Li RMB6,210,250 ($945,200) instead. Subsequent to the debt transfer agreement, Mr. Li and Henan Anhou signed a debt cancellation agreement on the same day, upon which Mr. Li gave up his right to claim for repayment of his lending to Henan Anhou. Therefore, Henan Anhou no longer owes anything to Mr. Li from then on. As Mr. Li is the principal shareholder of China United, accordingly, the debt forgiveness was credited to additional paid in capital, and there was no income statement affect of this transaction. In addition, cash flows from financing activities exclude the effect of this non-cash transaction.

NOTE 11 – ADDITIONAL PAID-IN CAPITAL

On August 16, 2010, Ms. Zhu Shuqin contributed capital of RMB 8,000,000 ($1,175,440) by cash to Henan Anhou and controlled 80% shares of Henan Anhou.

On March 31, 2011, Mr. Li forgave $945,200 that Henan Anhou owed him. Management believes its current and future plans enable it to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time.

NOTE 12– INCOME TAX

The Company is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriated tax adjustments.

Per the Income Tax Law of the PRC, the loss brought forward from the prior periods can be deducted against income before tax first. However, according to regulations by Chinese tax authorities effective January 1, 2008, commission expense paid to sub-agent in excess of 5% of the commission revenue of the Company is not tax deductible. Therefore, the Company is still subject to corporate income tax although it has been making losses. In addition, according to the requirement by the local tax authorities in Jiangsu province, the calculation of income tax expense is based on 10% of the Jiangsu Law's revenue, which means that it is subject to corporate income tax as long as it generates revenues, no matter whether the it is making losses or not. The tax is calculated based on 10% of revenue, and the tax rate is 25%.

The following table reconciles the US statutory rates to the Company’s effective tax rate for the years ended June 30:

	2011	2010
US statutory rate	34%	34%
Tax rate difference	(9)%	(9)%
Gain on bargain purchase of subsidiary	(1,092)%	-
Tax undeductible cost	2,516%	(754)%
Tax per financial statements	1,449%	(729)%

NOTE 13 – COMMITMENTS

Operating Leases

The Company has operating leases for its offices in Henan, Sichuan and Jiangsu provinces. The rental expenses for the years ended June 30, 2011 and 2010 are $205,956 and $52,856, respectively. At June 30, 2011, total future minimum lease payments under operating leases were as following years:

Year ending June 30, 2012	$117,573
Year ending June 30, 2013	74,704
Year ending June 30, 2014	34,199
Total	$226,477

NOTE 14 – REORGANIZATION

On January 17, 2011, a series of agreements were entered into amongst CU WFOE, Henan Anhou and Henan Anhou’s equity holders, which provide CU WFOE the ability to control Henan Anhou, and subsidiaries.

According to ASC 810-10 (formerly FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”), as a result of the agreements amongst CU WFOE, Henan Anhou and Henan Anhou’s equity holders, CU WFOE is considered the primary beneficiary of Henan Anhou, and Henan Anhou’s consolidated financial statements will be consolidated in CU WFOE’s financial statements, which will be included in the consolidated financial statements of China United.

NOTE 15 – CONDENSED FINANCIAL INFORMATION OF U.S. PARENT

China United is a holding company and owns no operating assets and has no significant operations independent of its subsidiaries. Set forth below are condensed financial statements for China United on a stand-alone, unconsolidated basis as of June 30, 2011 and 2010, and for the year ended June 30, 2011 and for the period from inception, June 4, 2010 through June 30, 2010. As China United was founded in June 2010, CU Hong Kong and CU WFOE were not founded as of June 30, 2010, and VIE agreements were not signed until January 2011, the condensed balance sheet as of June 30, 2010 does not have investment in subsidiaries, and the condensed statement of operations and the condensed statements of cash flow for period from inception through June 30, 2010 do not have equity loss from subsidiaries.

CHINA UNITED INSURANCE SERVICE, INC.
BALANCE SHEETS

	June 30, 2011	June 30, 2010
ASSETS
Investment in subsidiaries	$719,243	$-
TOTAL ASSETS	$719,243	$0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Due to related party	$583	$583
TOTAL LIABILITIES	$583	$583

SHAREHOLDERS’ DEFICIT

Common Stock (authorized 100,000,000 shares, 20,000,000 issued, $0.00001 par value)	200	200
Additional paid-in capital	2,613,186	(200)
Accumulated other comprehensive loss	(69,222)
Accumulated deficit	(1,815,504)	(583)
TOTAL SHAREHOLDERS’ EQUITY	718,660	(583)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$719,243	$-

CHINA UNITED INSURANCE SERVICE, INC.
STATEMENTS OF OPERATIONS

	Year ended June 30, 2011	Period from inception, June 4, 2010, to June 30, 2010
Revenues	$-	$-
Cost of service	-	-
Gross profit	-	-
Operating expenses:
General and administrative	-	583
Loss from operations	-	(583)
Other expenses
Equity loss from subsidiaries	(215,682)	-
Loss before income taxes	(215,682)	(583)
Income tax expense	-	-
Net loss	$(215,682)	$(583)

CHINA UNITED INSURANCE SERVICE, INC.
STATEMENTS OF CASH FLOWS

	Year ended June 30, 2011	Period from inception, June 4, 2010, to June 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(215,682)	$(583)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity loss in subsidiaries	215,682	-
Net cash used in operating activities	-	(583)

NET INCREASE IN CASH & EQUIVALENTS	-	-

CASH & EQUIVALENTS, BEGINNING BALANCE	-	-

CASH & EQUIVALENTS, ENDING BALANCE	$-	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes paid	$-	$-

NOTE 16 – FINANCIAL RISK MANAGEMENT AND FAIR VALUES

The Company has exposure to credit risk, liquidity risk and market risk which arise from the normal course of the Company's business. This note presents information about the Company's exposure to each of the above risks, the Company's objectives, policies and processes for measuring and managing risk, and the Company's management of capital. Further quantitative disclosures are included throughout these consolidated financial statements.

The Board of Directors has overall responsibility for the establishment and oversight of the Company's risk management framework. The Company's risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Company's activities. The Company, through its training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations.

The Company's Board of Directors oversees how management monitors compliance with the Company's risk management policies and procedures and reviews the adequacy of the risk management framework in relation to the risks faced by the Company.

(a)	Credit risk

The Company's credit risk arises principally from trade and other receivables, pledged deposits and cash and cash equivalents. Management has a credit policy in place and the exposures to these credit risks are monitored on an ongoing basis. The carrying amounts of trade and other receivables, pledged deposits and cash and cash equivalents represent the Company's maximum exposure to credit risks. Trade receivables are due within 30 days from the date of billing and immaterial.

(b)	Liquidity risk

The Board of Directors of the Company is responsible for the Company's overall cash management and the raising of borrowings to cover expected cash demands. The Company's policy is to regularly monitor its liquidity requirements, to ensure that it maintains sufficient reserves of cash and readily realizable marketable securities and adequate committed lines of funding from major financial institutions to meet its liquidity requirements in the short and longer term.

(c)	Currency risk

The functional currency for the VIEs of the Company is RMB and the financial statements of the Company are translated in USD. The fluctuation of RMB will affect our operating results expressed in USD. The Company reviews its foreign currency exposures. The management does not consider its present foreign exchange risk to be significant.

NOTE 17 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

The accompanying pro forma consolidated statements of operations and comprehensive income present the accounts of Henan Anhou, Sichuan Kangzhuang, Jiangsu Law, China United, CU Hong Kong and CU WOFE for the Year ended June 30, 2011 and 2010 as if the acquisitions occurred and the VIE agreements were signed on July 1, 2010 and 2009, respectively. The fair values of the assets acquired and liabilities assumed at agreement dates are used for the purpose of purchase price allocation.  The excess of the purchase price over the fair value of the net assets acquired for Sichuan Kangzhuang was recorded as goodwill, whereas the excess of the fair value of net assets acquired over the purchase price for Jiangsu Law was recorded as a gain on acquisition.

	Year Ended June 30
	2011	2010

Revenues	$2,968,482	2,154,629
Cost of service	1,960,328	1,615,537

Gross profit	1,008,154	539,092

Operating expenses:
General and administrative	1,272,078	621,000

Loss from operations	(263,924)	(81,908)

Other income (expenses)	403,184	188,430

Income/(loss) before income taxes	139,260	106,522

Income tax expense	354,441	257,260

Net loss	(215,181)	(150,738)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Sichuan Kang Zhuang Insurance Agency Co., Ltd.

We have audited the accompanying balance sheets of Sichuan Kang Zhuang Insurance Agency Co., Ltd. as of June 30, 2010 and 2009, and the related statements of operations and comprehensive loss, shareholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sichuan Kang Zhuang Insurance Agency Co., Ltd. as of June 30, 2010 and 2009, and the results of its operations and its cash flows for the years ended June 30, 2010 and 2009, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and has net capital and working capital deficiencies, as of June 30, 2010. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are described in Note 1. These accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Goldman Kurland and Mohidin, LLP
Encino, California
May 11, 2011

SICHUAN KANG ZHUANG INSURANCE AGENCY CO., LTD.
BALANCE SHEETS

	June 30
	2010	2009
ASSETS
Current assets
Cash and equivalents	$25,266	$17,597
Accounts receivable, net	1,533	2,891
Other current assets	37,099	34,120
Total current assets	63,898	54,608

Property, plant and equipment, net	17,227	19,091

TOTAL ASSETS	$81,125	$73,699

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$206	$1,087
Accrued expenses and other payables	42,023	39,767
Taxes payable	44,112	2,535
Due to related parties	475,311	369,643

TOTAL CURRENT LIABILITIES	$561,652	$413,032

SHAREHOLDERS’ DEFICIT

Paid-in capital	811,168	811,168
Accumulated other comprehensive loss	(24,012)	(21,634)
Accumulated deficit	(1,267,683)	(1,128,867)

TOTAL SHAREHOLDERS’ DEFICIT	(480,527)	(339,333)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$81,125	$73,699

The accompanying notes are an integral part of these financial statements.

SICHUAN KANG ZHUANG INSURANCE AGENCY CO., LTD.
STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

	Year Ended June 30
	2010	2009

Revenues	$525,709	$473,850
Cost of service	452,157	437,474

Gross profit	73,552	36,376

Operating expenses:
General and administrative	171,221	211,797
	171,221	211,797

Loss from operations	(97,669)	(175,421)

Other income (expenses)
Interest expense	(28)	(134)
Other expenses- net	(1,867)	(2,956)
Total other expenses	(1,895)	(3,090)

Loss before income taxes	(99,564)	(178,511)

Income tax expense	39,252	2,447

Net loss	(138,816)	(180,958)

Other comprehensive loss	(2,378)	(1,485)

Comprehensive loss	$(141,194)	$(182,443)

The accompanying notes are an integral part of these financial statements.

SICHUAN KANG ZHUANG INSURANCE AGENCY CO., LTD.
STATEMENTS OF SHAREHOLDERS' DEFICIT
YEARS ENDED June 30, 2010 AND 2009

	Paid -in Capital	Accumulated other comprehensive loss	Accumulated Deficit	Total
Balance July 1, 2008	$461,141	$(20,149)	$(947,909)	$(506,917)
Capital contribution	350,027	-	-	350,027
Foreign currency translation	-	(1,485)	-	(1,485)
Net loss	-	-	(180,958)	(180,958)
Balance June 30, 2009	811,168	(21,634)	(1,128,867)	(339,333)
Foreign currency translation	-	(2,378)	-	(2,378)
Net loss	-	-	(138,816)	(138,816)
Balance June 30, 2010	$811,168	$(24,012)	$(1,267,683)	$(480,527)

The accompanying notes are an integral part of these financial statements.

SICHUAN KANG ZHUANG INSURANCE AGENCY CO., LTD.
STATEMENTS OF CASH FLOWS

	Year Ended June 30
	2010	2009
Cash flows from operating activities:
Net loss	$(138,816)	$(180,958)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	4,078	4,562
Changes in operating assets and liabilities:
Accounts receivable	1,367	537
Other current assets	(2,786)	(1,226)
Accounts payable	(883)	3,366
Tax payable	41,393	(12,134)
Accrued expenses and other payables	2,037	(223,412)
Net cash used in operating activities	(93,610)	(409,265)

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,121)	(6,346)
Net cash used in investing activities	(2,121)	(6,346)

Cash flows from financing activities:
Capital contribution	-	350,027
Repayment on borrowings from related parties	(59,266)	(157,122)
Proceeds from related parties borrowings	162,543	202,555
Net cash provided by financing activities	103,277	395,460

Effect of exchange rate on cash and equivalents	123	567
Net increase (decrease) in cash and equivalents	7,669	(19,584)

Cash and equivalents, beginning balance	17,597	37,181
Cash and equivalents, ending balance	$25,266	$17,597

Interest paid	$-	$-
Income tax paid	$241	$2,447

The accompanying notes are an integral part of these financial statements.

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

Nature of Operations

Sichuan Kang Zhuang Insurance Agency Co., Ltd. (“Sichuan Kang Zhuang” or the “Company”) was incorporated in the People’s Republic of China (“the PRC”) on July 10, 2006. Sichuan Kang Zhuang provides insurance agency services in the PRC.

Going Concern

The Company has incurred net operating losses since inception. At June 30, 2010, the Company had an accumulated deficit of $1,267,683, and accumulated shareholders’ deficit of $480,527, and a working capital deficit of $497,754. The Company's recurring losses raise substantial doubt about its ability to continue as a going concern. The Company's financial statements do not reflect any adjustments that might result from the outcome of this uncertainty. The Company expects to incur losses from its business operations and will require additional funding during the year ending June 30, 2011.

Management plans to raise funds through loans and equity. On August 31, 2010, a shareholder of the Company, Chengdu Jingzhan Management Co. Ltd. (“Jingzhan”), and a shareholder of Jingzhan, Lianzhuang Management Co., Ltd. (“Lianzhuang”), forgave the amount that the Company owed them, see Note 11.. Management believes its current and future plans enable it to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts which may differ from those in the accompanying financial statements.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").   The Company’s functional currency is the Chinese Renminbi (“RMB”); however the accompanying financial statements were translated and presented in US dollars (“$” or “USD”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the amounts of revenues and expenses during the reporting periods.

Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those results.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Comprehensive Income

The Company follows the provisions of Financial Accounting Standards Board (“FASB“) Accounting Standards Codification (“ASC”) Topic 220 (“ASC 220”) “Reporting Comprehensive Income”, previously Statement of Financial Accounting Standards (“SFAS”) No. 130, which establishes standards for the reporting and display of comprehensive income, its components and balances in a full set of general purpose financial statements. ASC 220 defines comprehensive income is comprised of net income and all changes to the statements of shareholders' equity, except those due to investments by shareholders, changes in paid-in capital and distributions to shareholders, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

Foreign Currency Translation

As of June 30, 2010 and 2009 and for the years then ended, the accounts of Sichuan Kang Zhuang were maintained in RMB. The financial statements were translated into USD in accordance with SFAS No. 52 ("SFAS 52") "Foreign Currency Translation," (codified in FASB ASC Topic 830) with the RMB as the functional currency.  According to the statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, shareholders’ deficit is translated at historical rates and statement of operations items are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with ASC 220. Gains and losses resulting from the translations of foreign currency transactions are reflected in the income statement.

Cash and Equivalents

For Statements of Cash Flows purposes, the Company considers all cash on hand and in banks, including certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and equivalents.

The Company maintains cash with various banks located in China.  Cash accounts are not insured or otherwise protected.  Should any bank holding cash deposits become insolvent, or if the Company is otherwise unable to withdraw funds, the Company would lose the cash on deposit with that particular bank. However, the Company has not experienced any losses in such accounts and believes it is not exposed to significant risks on its cash in bank accounts.

Accounts Receivable

The Company reviews its accounts receivable on a regular basis to determine if a bad debt allowance is necessary at each year-end. Management reviews the composition of accounts receivable and analyzes the age of receivable outstanding, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the necessity of making such allowance.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost.  Gain or loss on disposal of property, plant or equipment will be recorded in income at disposal. Expenditures for betterments, renewals and additions are capitalized. Repairs and maintenance expenses are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the property’s useful life of 3-5 years with 10% residual value.

Impairment of Long-Lived Assets

In accordance with ASC 360, “Property, Plant and Equipment”, previously SFAS No. 144, the Company reviews the carrying values of long-lived assets whenever facts and circumstances indicate the assets may be impaired.  Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to future net undiscounted cash flows expected to be generated by it. If an asset is considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.  Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs of disposal. No impairment was recognized for the years ended June 30, 2010 and 2009.

Revenue recognition

The Company’s revenue is derived from providing insurance agency services. The Company sells insurance products to customers, and obtains commissions from the respective insurance companies according to the terms of each service agreement between the insurance company and the Company. The Company recognizes revenue when the following have occurred: persuasive evidence of an agreement between the insurance company and insured exists, services were provided, the fee for such services is fixed or determinable and collectability of the fee is reasonably assured. Insurance agency services are considered rendered and completed, and revenue is recognized, when an insurance policy becomes effective, that is, when the signed insurance policy is in place and the premium is collected from the insured. The Company has met all the four criteria of revenue recognition when the premiums are collected by the respective insurance companies and not before because collectability is not ensured until receipt of the premium. Accordingly, the Company does not accrue any commissions or fees prior to the receipt of the related commissions from the respective insurance companies. No allowance for cancellation was recorded, as the management of the Company estimates, based on its past experience that the cancellation of policies rarely occurs. Any subsequent commission adjustments in connection with policy cancellations which have been de minims to date are recognized upon notification from the insurance carriers. Actual commission and fee adjustments in connection with the cancellation of policies were 0.5%, and 0.3% of the total commission and fee revenues for the years ended June 30, 2010 and 2009, respectively.

The Company pays commissions to its sub-agents when an insurance product is sold by the respective sub-agent. The Company recognizes commission revenue on a gross basis. The commissions paid by the Company to its sub-agents are recorded as costs of services.

Income taxes

The Company utilizes ASC 740 “Income Taxes”, previously SFAS No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the tax authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of operations and other comprehensive income (loss).

The Company was subjected to income tax examinations by taxing authorities for the years ended June 30, 2010 and 2009. During the years ended June 30, 2010 and 2009, the Company recognized $219 and $3,750 penalties for late filing of tax return, and the amounts were paid during the reporting periods. The Company did not accrue any amount for the payment of interest and penalties at June 30, 2010 and 2009.

Fair Value of Financial Instruments

ASC 820 “Fair Value Measurements and Disclosures”, previously FAS 157, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follows:

· Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

· Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

· Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

As of June 30, 2010 and 2009, the Company did not identify any assets and liabilities that are required to be presented on the balance sheets at fair value.

Concentration of Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and equivalents and accounts receivable.   As of June 30, 2010 and 2009, substantially all of the Company’s cash and equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to accounts receivable, the Company generally does not require collateral and does not have an allowance for doubtful accounts.

The Company acts as an insurance agent mainly for three insurance companies, Allianz China Life Insurance Co., Ltd. (“Allianz Insurance”), AVIVA-COFCO Life Insurance Co., Ltd. （“AVIVA”）, and Tianan Insurance Co., Ltd. (“Tianan Insurance”). For the year ended June 30, 2010, 39%, 29% and 26% of the Company’s revenue were derived from sale of insurance policies underwritten by Allianz Insurance, AVIVA and Tianan Insurance, respectively, which was $206,328, $150,595, and $134,227, respectively. For the year ended June 30, 2009, 35%, 58% and 0% of the Company’s revenue were derived from sale of insurance policies underwritten by Allianz Insurance AVIVA, and Tianan Insurance, respectively, which was $165,902, $275,604, and $0, respectively.  At June 30, 2010 and 2009, the Company had $220 and $0 receivables from AVIVA, respectively, and did not have any receivables from the other two insurance companies.

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic, foreign currency exchange and legal environments in the PRC, and by the general state of the PRC's economy. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

Operating Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company that do not meet the capitalization criteria of ASC 840 “Leases”, previously SFAS No. 13, are accounted for as operating leases. Rentals under operating leases are expensed on the straight-line basis over the lease term.

Segment Reporting

The Company follows ASC 280 “Segment Reporting”, previously as SFAS No. 131, for its segment reporting.  For the years ended June 30, 2010 and 2009, the Company managed its business as a single operating segment providing insurance brokerage and agency services in the PRC. All revenues are derived from the PRC and all long-lived assets are located in the PRC.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which could result in a loss to the Company but which will be resolved when one or more future events occur or fail to occur. The Company’s management assesses such contingent liabilities, and such assessment inherently involves judgment. In assessing loss contingencies arising from legal proceedings pending against the Company or unasserted claims that may rising from such proceedings, the Company’s management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss was incurred and the amount of the liability can be reasonably estimated, then the estimated liability is accrued in the Company’s financial statements. If the assessment indicates a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows”, previously SFAS No. 95, cash flows from the Company's operations are calculated based upon the local currencies and an average exchange rate is used. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Recent Accounting Pronouncements

In October 2009, the FASB issued ASU 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP. This ASU eliminated that residual method of allocation for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on its financial statements.

In October 2009, the FASB issued ASU 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. This ASU amends the FASB Accounting Standard Codification for EITF 09-1. At the date of issuance, a share-lending arrangement entered into on an entity’s own shares in contemplation of a convertible debt offering or other financing is required to be measured at fair value and recognized as issuance cost in the financial statements of the entity.  ASU No. 2009-15 is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. This ASU is effective for interim or annual periods beginning on or after June 15, 2009, for share-lending arrangements entered into in those periods.  Arrangements that have been terminated as a result of counterparty default prior to the effective date of this Issue but for which the entity had not reached a final settlement as of the effective date are within the scope of this ASU. The provisions of ASU 2009-15 did not have a material effect on the Company’s financial statements.

In December 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with VIEs, codifies Statement No. 167, Amendments to FASB Interpretation No. 46(R). Among other provisions, this ASU amends FIN 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. This analysis identifies the primary beneficiary of a VIE as the enterprise that has both (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. Additionally, ASU No. 2009-17 requires an enterprise to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has the power to direct the activities of the VIE that most significantly impact the entity’s economic performance. The provisions of ASU 2009-17 did not have a material effect on the Company’s financial statements.

In January, 2010, the FASB issued ASU 2010-05 Compensation - Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation. This ASU codifies Emerging Issues Task Force Topic D-110, “Escrowed Share Arrangements and the Presumption of Compensation,” which was issued on June 18, 2009 to clarify SEC staff views on overcoming the presumption that for certain shareholders escrowed share arrangements represent compensation. Topic D-110 concludes that when evaluating whether the presumption of compensation has been overcome, registrants should consider the substance of the arrangement, including whether the arrangement was entered into for purposes unrelated to, and not contingent upon, continued employment.  The SEC staff believes that an escrowed share arrangement in which the shares are automatically forfeited if employment terminates is compensation. ASU 2010-05 was effective upon issuance. The provisions of ASU 2010-5 did not have a material effect on the Company’s financial statements.

In January, 2010, the FASB issued ASU 2010-06 Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, to enhance the usefulness of fair value measurements. The amended guidance requires both the disaggregation of information in certain existing disclosures, as well as the inclusion of more robust disclosures about valuation techniques and inputs to recurring and nonrecurring fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company does not expect the provisions of ASU 2010-6 to have a material effect on its financial statements.

In April 2010, the FASB issued ASU 2010-17 (Topic 605), to provide guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. ASU 2010-17 is effective for fiscal years beginning on or after June 15, 2010, and is effective on a prospective basis for milestones achieved after the adoption date. The Company does not expect the provisions of ASU 2010-11 to have a material effect on its financial statements.

In October 2010, the FASB issued ASU 2010-26, Financial Services—Insurance (Topic 944), to address diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. ASU 2010-26 specifies that the incremental direct costs of contract acquisition and certain costs related directly to the acquisition activities, such as underwriting, Policy issuance and processing, Medical and inspection, Sales force contract selling, which are  performed by the insurer  in the acquisition of new and renewal contracts should be capitalized.  This update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. Management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements. The Company does not expect the provisions of ASU 2010-11 to have a material effect on its financial statements

NOTE 3 – ACCOUNTS RECEIVABLE

As of June 30, 2010 and 2009, the Company had no allowance for doubtful accounts.

NOTE 4 – OTHER CURRENT ASSETS

The Company’s other current assets consisted of the following, as of June 30:

	2010	2009

Deposit paid for rent	$9,353	$10,304
Prepaid rent	17,268	15,429
Advance to employees	6,746	6,805
Other	3,732	1,582
Total	$37,099	$34,120

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following as of June 30:

	2010	2009
Computers	$27,689	$25,424
Less: Accumulated Depreciation	(10,462)	(63,333)
Total property, plant and equipment, net	$17,227	$19,091

NOTE 6 – ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables are summarized as follows, as of June 30:

	2010	2009
Welfare & salary payable	$29,942	$29,533
Others	12,081	10,234
Total accrued expenses and other payables	$42,023	$39,767

NOTE 7 - TAXES PAYABLE

Taxes payable consisted of the following as of June 30:

	2010	2009
Income tax	$39,172	$-
Other	4,940	2,535
Total	$44,112	$2,535

NOTE 8 - RELATED PARTIES TRANSACTIONS

Due to related parties

As of June 30, 2010 and 2009, the Company’s balances of due to related parties were $475,311 and $369,643, respectively.

Ms. Li Dan, Jingzhan, and Allianz Insurance were the shareholders of Company as of June 30, 2010 and 2009, and they held 16.67%, 25% and 24.9% of the Company’s shares, respectively. Lianzhuang is a principal shareholder of Jianzhan. The Company made borrowings from Ms. Li Dan, Jingzhan and Lianzhuang for working capital. The borrowings were interest-free, unsecured and repayable on demand.

As of June 30, 2010, the amounts due to Ms. Li Dan, Jingzhan and Lianzhuang were $0, $148,929 and $322,901, respectively. As of June 30, 2009, the amounts due to these three shareholders were $37,985, $118,922, and $210,233, respectively. During the year ended June 30, 2010, the Company borrowed $8,776, $29,254 and $119,869 from Ms. Li Dan, Jingzhan and Lianzhuang, respectively, and paid $46,806, $0 and $8,776 back to these three shareholders, respectively. During the year ended June 30, 2009, the Company borrowed $20,443, $0 and $179,610 from Ms. Li Dan, Jingzhan and Lianzhuang, respectively, and paid $11,682, $132,298 and $13,142 back to these three shareholders, respectively.

During the years ended June 30, 2010 an 2009, the Company derived $206,328 and $165,902 revenue, respectively, from selling insurance policies underwritten by Allianz Insurance.

As of June 30, 2010 and 2009, the Company owed its management $3,481 and $2,503, respectively, for certain expenses paid by the management on its behalf.  During the years ended June 30, 2010 and 2009, the management paid $4,644 and $2,502 on the Company’s behalf, respectively. During the years ended June 30, 2010 and 2009, the Company returned $3,684 and $0 to the management, respectively.

NOTE 9– INCOME TAX

The Company is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 25% (starting from 2008) or 33% (before 2007) on income reported in the statutory financial statements after appropriated tax adjustments.

Per the Income Tax Law of the PRC, the loss brought forward from the prior periods can be deducted against income before tax first. However, according to related tax regulations by Chinese tax authorities effective January 1, 2008, commission expense paid to sub-agent in excess of 5% of commission revenue of the Company is not tax deductible. In other words, the Company is still subject to corporate income tax although it has been making losses. Therefore, the Company incurred income tax for the years ended June 30, 2010 and 2009, of $39,252 and $2,447, respectively.

The following table reconciles the PRC statutory rates to the Company’s effective tax rate for the years ended June 30, 2010 and 2009:

	2010	2009
Local tax rate	25%	25%
Benefit of NOL c/f	-	11%
Tax undeductible cost	(64)%	(37)%
Tax per financial statements	(39)%	(1)%

NOTE 10 – COMMITMENT

Operating Lease Commitment

The Company has operating leases for its offices in Sichuan province. For the years ended June 30, 2010 and 2009, the Company incurred rent of $29,631 and $29,527, respectively. At June 30, 2010, total future minimum lease payments under operating leases were as follows.
Amount
12 months ending June 30, 2011	$74,951
12 months ending June 30, 2012	16,858
12 months ending June 30, 2013	734
Total	$92,543

NOTE 11 – SUBSEQUENT EVENT

Transfer of shareholding

Henan Anhou Insurance Agency Co., Ltd. (“Henan Anhou”) founded on August 20, 2003 in Henan province in the PRC, provides insurance agency services in the PRC.  On August 23, 2010, at the Company’s general meeting of shareholders, its shareholders voted for transferring their shareholding in the Company to Henan Anhou for RMB 532,622 ($78,318). On September 6, 2010, the equity transfer agreements were signed between the each shareholder of the Company and Henan Anhou.

Debt cancellation

As of August 31, 2010, the Company owed a shareholder, Jingzhan, and a corporate shareholder of Jianzhan, Lianzhuang, RMB 1,014,000 ($148,680) and RMB 2,175,443 ($318,980), respectively. On August 31, 2010, Jingzhan and Lianzhuang signed a debt cancellation agreement with the Company, upon which Jingzhan and Lianzhuang gave up their rights to claim for repayment of their lending to the Company. Therefore, the Company no longer owes anything to these two companies from then on. As Jingzhan was the principal shareholder of the Company, and Lianzhuang was the principal shareholder of Jingzhan, accordingly, the debt forgiveness will be credited to additional paid in capital, and there would be no income statement affect of this transaction.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Jiangsu Law Insurance Broker Co., Ltd.

We have audited the accompanying balance sheets of Jiangsu Law Insurance Broker Co., Ltd. as of June 30, 2010 and 2009, and the related statements of operations and comprehensive income/(loss), shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jiangsu Law Insurance Broker Co., Ltd. as of June 30, 2010 and 2009, and the results of its operations and its cash flows for the years ended June 30, 2010 and 2009, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses since inception through June 30, 2009 and has an accumulated deficit of $475,271, as of June 30, 2010. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are described in Note 1. These accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Goldman Kurland and Mohidin, LLP
Encino, California
May 11, 2011

JIANGSU LAW INSURANCE BROKER CO., LTD.
BALANCE SHEETS

	Years Ended June 30
	2010	2009
ASSETS
Current assets
Cash and equivalents	$168,203	$406,180
Accounts receivable, net	24,234	-
Other receivables	-	626,310
Total current assets	192,437	1,032,490

Property, plant and equipment, net	90,895	121,680

TOTAL ASSETS	$283,332	$1,154,170

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses and other payables	$13,567	$30,955
Taxes payable	3,505	491
Due to related parties	2,034	899,511

TOTAL CURRENT LIABILITIES	19,106	930,957

SHAREHOLDERS’ EQUITY
Paid-in capital	625,113	625,113
Accumulated other comprehensive income	114,384	113,036
Accumulated deficit	(475,271)	(514,936)

TOTAL SHAREHOLDERS’ EQUITY	264,226	223,213
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$283,332	$1,154,170

The accompanying notes are an integral part of these financial statements.

JIANGSU LAW INSURANCE  BROKER CO., LTD.
STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME/(LOSS)

	Year Ended June 30
	2010	2009

Revenues	$287,411	$65,811
Cost of service	101,648	100,481

Gross profit	185,763	(34,670)

Operating expenses:
General and administrative	139,610	198,960
Total operating expenses	139,610	198,960

Income/(loss) from operations	46,153	(233,630)

Other income (expenses)
Interest income	697	4,513

Income/(loss) before income taxes	46,850	(229,117)

Income tax expense	7,185	1,526

Net income/(loss)	39,665	(230,643)

Other comprehensive income	1,348	1,671

Comprehensive income/(loss)	$41,013	$(228,972)

The accompanying notes are an integral part of these financial statements.

JIANGSU LAW INSURANCE  BROKER CO., LTD.
STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED June 30, 2010 AND 2009

	Paid -in Capital	Accumulated other comprehensive income	Accumulated Deficit	Total
Balance July 1, 2008	$625,113	$111,365	$(284,293)	$452,185
Foreign currency translation	-	1,671	-	1,671
Net loss	-	-	(230,643)	(230,643)
Balance June 30, 2009	625,113	113,036	(514,936)	223,213
Foreign currency translation	-	1,348	-	1,348
Net income	-	-	39,665	39,665
Balance June 30, 2010	$625,113	$114,384	$(475,271)	$264,226

The accompanying notes are an integral part of these financial statements.

JIANGSU LAW INSURANCE  BROKER CO., LTD.
STATEMENTS OF CASH FLOWS

	Year Ended June 30
	2010	2009
Cash flows from operating activities:
Net income/(loss)	$39,665	$(230,643)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	53,055	49,527
Changes in operating assets and liabilities:
Accounts receivable	(24,135)	-
Other receivables	627,055	(11,083)
Tax payable	2,999	19
Accrued expenses and other payables	(17,481)	351
Net cash provided by (used in) operating activities	681,158	(191,829)

Cash flows from investing activities:
Purchase of property, plant and equipment	(21,752)	(1,752)
Net cash used in investing activities	(21,752)	(1,752)

Cash flows from financing activities:
Repayment on borrowings from related parties	(969,378)	(213,059)
Proceeds from related parties	70,822	455,688
Net cash provided by (used in) financing activities	(898,556)	242,629

Effect of exchange rate on cash and equivalents	1,173	1,428
Net (decrease) increase in cash and equivalents	(237,977)	50,476

Cash and equivalents, beginning balance	406,180	355,704
Cash and equivalents, ending balance	$168,203	$406,180

Interest paid	$-	$-
Income tax paid	$5,441	$1,661

The accompanying notes are an integral part of these financial statements

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

Nature of Operations

Jiangsu Law Insurance Broker Co., Ltd. (“Jiangsu Law” or the “Company”) was incorporated in the People’s Republic of China (“the PRC”) on May 18, 2005. Jiangsu Law can provide both insurance brokerage and agency services; however, it currently provides insurance agency services only.

Going Concern

The Company has incurred net operating losses since inception through June 30, 2009; it made a profit for the year ended June 30, 2010. At June 30, 2010, the Company had an accumulated deficit of $475,271. In addition, according to the requirements by the PRC regulations for insurance agency companies, the Company is required to increase its paid-in capital from RMB 5,180,000 ($625,113) to RMB 10,000,000 ($1,355,150) by October 2011. The Company's recurring losses raise substantial doubt about its ability to continue as a going concern. The Company's financial statements do not reflect any adjustments that might result from the outcome of this uncertainty. The Company expects to make losses or a small profit from its business operations and will require additional funding during the year ending June 30, 2011.

Management plans to raise funds through loans and equity. On January 18, 2011, the Company’s paid-in capital was increased to RMB 10,000,000 ($1,355,150), see note 13. Management believes its current and future plans enable it to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts which may differ from those in the accompanying financial statements.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").   The Company’s functional currency is the Chinese Renminbi (“RMB”); however the accompanying consolidated financial statements were translated and presented in US dollars (“$” or “USD”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the amounts of revenues and expenses during the reporting periods.

Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those results.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Comprehensive Income

The Company follows the provisions of Financial Accounting Standards Board (“FASB“) Accounting Standards Codification (“ASC”) Topic 220 (“ASC 220”) “Reporting Comprehensive Income”, previously Statement of Financial Accounting Standards (“SFAS”) No. 130, which establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. ASC 220 defines comprehensive income as net income and all changes to the statements of shareholders' equity, except those due to investments by shareholders, changes in paid-in capital and distributions to shareholders, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

Foreign Currency Transactions

As of June 30, 2010 and 2009, the accounts of Jiangsu Law were maintained in RMB. The financial statements were translated into USD in accordance with SFAS No. 52 ("SFAS 52") "Foreign Currency Translation," (codified in FASB ASC Topic 830) with the RMB as the functional currency.  According to the statement, all assets and liabilities were translated at the exchange rate on the balance sheet date; shareholders’ deficit is translated at historical rates; and statement of operations items are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with ASC 220. Gains and losses resulting from the translations of foreign currency transactions are reflected in the income statement.

Translation adjustments income is included in accumulated other comprehensive income in the statement of shareholders’ equity and were $114,384 and $113,036, as of June 30, 2010 and 2009, respectively.

Cash and Equivalents

For Statements of Cash Flows purposes, the Company considers all cash on hand and in banks, including certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and equivalents.

The Company maintains cash with various banks located in China.  Cash accounts are not insured or otherwise protected.  Should any bank holding cash deposits become insolvent, or if the Company is otherwise unable to withdraw funds, the Company would lose the cash on deposit with that particular bank; however, the Company has not experienced any losses in such accounts and believes it is not exposed to significant risks on its cash in bank accounts.

Accounts Receivable

The Company reviews its accounts receivable on a regular basis to determine if a bad debt allowance is necessary at each year-end. Management reviews the composition of accounts receivable and analyzes the age of receivable outstanding, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the necessity of making such allowance.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost.  Gain or loss on disposal of property, plant or equipment will be recorded in income at disposal. Expenditures for betterments, renewals and additions are capitalized. Repairs and maintenance expenses are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the property’s useful life of 4-5 years with 5% of residual value.

Impairment of Long-Lived Assets

In accordance with ASC 360, “Property, Plant and Equipment”, previously SFAS No. 144, the Company reviews the carrying values of long-lived assets whenever facts and circumstances indicate the assets may be impaired.  Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to future net undiscounted cash flows expected to be generated by it. If an asset is considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.  Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs of disposal. No impairment was recognized for the years ended June 30, 2010 and 2009.

Revenue Recognition

The Company’s revenue is derived from providing insurance agency services. The Company sells insurance products to customers, and obtains commissions from the respective insurance companies according to the terms of each service agreement between the insurance company and the Company. The Company recognizes revenue when the following have occurred: persuasive evidence of an agreement between the insurance company and insured exists, services were provided, the fee for such services is fixed or determinable and collectability of the fee is reasonably assured. Insurance agency services are considered rendered and completed and revenue is recognized, when an insurance policy becomes effective, that is, when the signed insurance policy is in place and the premium is collected from the insured. The Company has met all the four criteria of revenue recognition when the premiums are collected by the respective insurance companies and not before because collectability is not ensured until receipt of the premium. Accordingly, the Company does not accrue any commissions or fees prior to the receipt of the related commissions from the respective insurance companies. No allowance for cancellation was recorded, as the management of the Company estimates, based on its past experience that the cancellation of policies rarely occurs. Any subsequent commission adjustments in connection with policy cancellations which have been de minims to date are recognized upon notification from the insurance carriers. The Company did not have any commission and fee adjustments in connection with the cancellation of policies for the years ended June 30, 2010 and 2009.

The Company pays commissions to its sub-agents when an insurance product is sold by the respective sub-agent. The Company recognizes commission revenue on a gross basis. The commissions paid by the Company to its sub-agents are recorded as costs of services.

Income Taxes

The Company utilizes ASC 740 “Income Taxes”, previously SFAS No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

When tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of operations and other comprehensive income (loss). As of June 30, 2010 and 2009, the Company did not have any uncertain tax positions.

The Company has not been subjected to income tax examinations by taxing authorities for the years ended June 30, 2010 and 2009. During the years ended June 30, 2010 and 2009, the Company did not recognize any amount in interest and penalties. The Company did not accrue any amount for the payment of interest and penalties at June 30, 2010 and 2009.

Fair Values of Financial Instruments

ASC 820 “Fair Value Measurements and Disclosures”, previously FAS 157, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follows:

· Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

· Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

· Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

As of June 30, 2010 and 2009, the Company did not identify any assets and liabilities that are required to be presented on the balance sheets at fair value.

Concentration of Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and equivalents and accounts receivable.   As of June 30, 2010 and 2009, substantially all of the Company’s cash and equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to accounts receivable, the Company generally does not require collateral and does not have an allowance for doubtful accounts.

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic, foreign currency exchange and legal environments in the PRC, and by the general state of the PRC's economy. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

Operating Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company that do not meet the capitalization criteria of ASC 840 “Leases”, previously SFAS No. 13, are accounted for as operating leases. Rentals under operating leases are expensed on the straight-line basis over the lease term.

Segment Reporting

The Company follows ASC 280 “Segment Reporting”, previously as SFAS No. 131, for its segment reporting.  For the years ended June 30, 2010 and 2009, the Company managed its business as a single operating segment providing insurance brokerage and agency services in the PRC. All revenues are derived from the PRC and all long-lived assets are located in the PRC.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which could result in a loss to the Company but which will be resolved when one or more future events occur or fail to occur. The Company’s management assesses such contingent liabilities, and such assessment inherently involves judgment. In assessing loss contingencies arising from legal proceedings pending against the Company or unasserted claims that may rising from such proceedings, the Company’s management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss was incurred and the amount of the liability can be reasonably estimated, then the estimated liability is accrued in the Company’s financial statements. If the assessment indicates a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows”, previously SFAS No. 95, cash flows from the Company's operations are calculated based upon the local currencies and an average exchange rate is used. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”), codified in FASB ASC Topic 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The adoption of the statement is not expected to have an impact on the Company’s financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), codified in FASB ASC Topic 810, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity, it also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The adoption of the statement is not expected to have an impact on the Company’s financial statements.

In October 2009, the FASB issued ASU 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP. This ASU eliminated that residual method of allocation for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on its financial statements.

In October 2009, the FASB issued ASU 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. This ASU amends the FASB Accounting Standard Codification for EITF 09-1. At the date of issuance, a share-lending arrangement entered into on an entity’s own shares in contemplation of a convertible debt offering or other financing is required to be measured at fair value and recognized as issuance cost in the financial statements of the entity.  ASU No. 2009-15 is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. This ASU is effective for interim or annual periods beginning on or after June 15, 2009, for share-lending arrangements entered into in those periods.  Arrangements that have been terminated as a result of counterparty default prior to the effective date of this Issue but for which the entity had not reached a final settlement as of the effective date are within the scope of this ASU. The provisions of ASU 2009-15 did not have a material effect on the Company’s financial statements.

In December 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with VIEs, codifies Statement No. 167, Amendments to FASB Interpretation No. 46(R). Among other provisions, this ASU amends FIN 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. This analysis identifies the primary beneficiary of a VIE as the enterprise that has both (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. Additionally, ASU No. 2009-17 requires an enterprise to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has the power to direct the activities of the VIE that most significantly impact the entity’s economic performance. The provisions of ASU 2009-17 did not have a material effect on the Company’s financial statements.

In January, 2010, the FASB issued ASU 2010-05 Compensation - Stock Compensation (Topic 718): Escrowed Share Arrangements and the Presumption of Compensation. This ASU codifies Emerging Issues Task Force Topic D-110, “Escrowed Share Arrangements and the Presumption of Compensation,” which was issued on June 18, 2009 to clarify SEC staff views on overcoming the presumption that for certain shareholders escrowed share arrangements represent compensation. Topic D-110 concludes that when evaluating whether the presumption of compensation has been overcome, registrants should consider the substance of the arrangement, including whether the arrangement was entered into for purposes unrelated to, and not contingent upon, continued employment.  The SEC staff believes that an escrowed share arrangement in which the shares are automatically forfeited if employment terminates is compensation. ASU 2010-05 was effective upon issuance. The provisions of ASU 2010-5 did not have a material effect on the Company’s financial statements.

In January, 2010, the FASB issued ASU 2010-06 Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, to enhance the usefulness of fair value measurements. The amended guidance requires both the disaggregation of information in certain existing disclosures, as well as the inclusion of more robust disclosures about valuation techniques and inputs to recurring and nonrecurring fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company does not expect the provisions of ASU 2010-6 to have a material effect on its financial statements.

In April 2010, the FASB issued ASU 2010-17 (Topic 605), to provide guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. ASU 2010-17 is effective for fiscal years beginning on or after June 15, 2010, and is effective on a prospective basis for milestones achieved after the adoption date. The Company does not expect the provisions of ASU 2010-11 to have a material effect on its financial statements.

In October 2010, the FASB issued ASU 2010-26, Financial Services—Insurance (Topic 944), to address diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. ASU 2010-26 specifies that the incremental direct costs of contract acquisition and certain costs related directly to the acquisition activities, such as underwriting, Policy issuance and processing, Medical and inspection, Sales force contract selling, which are  performed by the insurer  in the acquisition of new and renewal contracts should be capitalized.  This update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. Management is in the process of evaluating the impact of adopting this standard on the Company’s financial statements. The Company does not expect the provisions of ASU 2010-11 to have a material effect on its financial statements

NOTE 3 – ACCOUNTS RECEIVABLE

As of June 30, 2010 and 2009, the Company had no allowance for doubtful accounts.

NOTE 4 – OTHER RECEIVABLES

The Company’s other receivables consisted of the following, as of June 30:

	2010	2009

Amount due from employees	$-	$31,586
Payment to third parties on behalf of a related party, Xiangriya Industrial (Nantong) Co., Ltd.	-	554,697
Other	-	40,027
Total	$-	$626,310

Xiangriya Industrial （Nantong）Co., Ltd. (“Xiangriya”) is a related party to the Company (see note 9), the Company made the payment to the third parties on behalf of Xiangriya, and the amount was paid back in the following year.

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following as of June 30:

	2010	2009
Electronic equipment	$167,596	$166,711
Machinery	16,435	16,348
Transportation equipment	99,555	77,302
Total	283,586	260,361
Less: Accumulated Depreciation	(192,691)	(138,681)
Total property, plant and equipment, net	$90,895	$121,680

NOTE 6 – ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables are summarized as follows, as of June 30:

	2010	2009
Salary payable	$10,685	$-
Due to third party	2,882	30,955
Total accrued expenses and other payables	$13,567	$30,955

NOTE 7 - TAXES PAYABLE

As of June 30, 2010 and 2009, the balances of taxes payable were $3,505 and $491, respectively.

NOTE 8 - RELATED PARTIES TRANSACTIONS

Due to related parties

As of June 30, 2010 and 2009, the Company’s balances of due to related parties were $2,034 and $899,511, respectively.

Mr. Zhu Xudong (“Zhu”) is one of the shareholders of the Company who held 50.97% of the Company’s shareholding. During the years ended June 30, 2010 and 2009, the Company borrowed $0 and $454,135 from Zhu, respectively, and it paid $879,083 and $198,773 back to Zhu, respectively. The borrowings were made for working capital, and they were interest-free, unsecured and repayable on demand. As of June 30, 2010 and 2009, the Company owed Zhu $2,034 and $880,062, respectively.

Xiangriya is a related party of the Company, as one of Xiangriya's shareholders is also a shareholder of the Company.  During the years ended June 30, 2010 and 2009, the Company borrowed $70,822 and $1,553 from Xiangriya, respectively, and it paid $90,295 and $14,286 back to Xiangriya, respectively. The borrowings were made for working capital, and they were interest-free, unsecured and repayable on demand. As of June 30, 2010 and 2009, the Company owed Xiangriya $0 and $19,449, respectively.

NOTE 9– INCOME TAX

The Company is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 25% (starting from 2008) or 33% (before 2007) on income reported in the statutory financial statements after appropriated tax adjustments.

According to the requirement by the local tax authorities in Jiangsu province, the calculation of income tax expense is based on 10% of the Company's revenue, which means that the Company is subject to corporate income tax as long as it generates revenues, no matter whether the Company is making losses or not.  The tax is calculated at 25% of 10% of revenue.  Therefore, the Company incurred income tax, for the years ended June 30, 2010 and 2009, of $7,185 and $1,526, respectively.

NOTE 10 – CONCENTRATION DISCLOSURE

The Company acts as an insurance agent for insurance companies. The insurance companies from which 10% or more of the Company’s revenue that was derived from the sales of the insurance policies underwritten by these insurance companies are listed below:

	Year ended June 30,
	2010		2009
Insurance company	Sales	% of total sales	Sales	% of total sales
AEGON-CNOOC Life Insurance Co., Ltd.	$-	-	$44,682	67.9%
AVIVA-COFCO Life Insurance Co., Ltd.	-	-	14,328	21.8%
Allianz China Life Insurance Co., Ltd.	-	-	6,585	10.0%
AXA-Minmetals Assurance Co., Ltd	55,262	19.2%	-	-
Huatai Insurance Co., Ltd.	42,617	14.8%	-	-
PICC Property and Casualty Company Limited	34,897	12.1%	-	-
Cathay Pacific Property Insurance	31,894	11.5%	-	-
Total	$164,669	57.6%	$65,595	99.7%

NOTE 11 – COMMITMENTS

Increase in paid-in capital

According to the requirements by the PRC regulations for insurance agency companies, the Company had to increase its paid-in capital from RMB 5,180,000 ($625,113) to RMB 10,000,000 ($1,355,150) by October 2011.

NOTE 12 – SUBSEQUENT EVENT

Transfer of shareholding

Henan Anhou Insurance Agency Co., Ltd. (“Henan Anhou”) founded on August 20, 2003 in Henan province in the PRC, provides insurance agency services in the PRC.  On August 12, 2010, at the Company’s general meeting of shareholders, its shareholders voted for transferring their shareholding in the Company to Henan Anhou for RMB 518,000 ($75,475). On September 28, 2010, the equity transfer agreements were signed between the each shareholder of the Company and Henan Anhou.

Increase in paid-in capital

According to the requirements by the PRC regulations for insurance agency companies, Jiangsu Law had to increase its paid-in capital from RMB 5,180,000 ($625,113) to RMB 10,000,000 ($1,355,150) by October 2011. After Henan Anhou acquired Jiangsu Law, Henan Anhou is committed to increase the paid-in capital of Jiangsu Law to the required amount. On January 18, 2011, Henan Anhou increased the paid-in capital to RMB 10,000,000 ($1,355,150).

1,000,000 Shares of Common Stock

China United Insurance Service, Inc.

PROSPECTUS

______________, 20__

DEALER PROSPECTUS DELIVERY OBLIGATION

Until __________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$1.75
Legal Fees and Expenses	100,000
Accounting Fees and Expenses	100,000
Printing	5,000
Miscellaneous Expenses	5,000
Total	$210,002

Item 14.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our company’s certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors. To the extent Section 102(b)(7) is interpreted, or the Delaware General Corporation Law is amended, to allow similar protections for officers of a corporation, such provisions of our company’s certificate of incorporation shall also extend to those persons.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws, and certificate of incorporation of our company provide that:

☐
The Company shall indemnify its directors and officers for serving our company in those capacities or for serving other business enterprises at our company’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

☐	The Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

☐
The Company is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

☐
The Company will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by our company’s board of directors.

☐
The rights conferred in the bylaws are not exclusive, and our company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

☐	The Company may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

These indemnification provisions may be sufficiently broad to permit indemnification of our company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.  The Company may at the discretion of the board of directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

On February 8, 2011, we issued a total of 20,000,000 shares of our common stock, $.00001 par value per share, to 44 non U.S. persons in consideration for their previous investment of $300,000 to the capital account of the CU Hong Kong’s wholly owned subsidiary CU Wofe.  The issuance was made pursuant to an exemption from registration contained in Regulation S under the Securities Act of 1933, as amended.

On February 8, 2011, we issued a total of 100,503 shares of common stock to the Crone Law Group in consideration for legal services.  The issuance of our shares to the Crone Law Group was made in reliance on the exemption from registration in Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit
3.1*	Amended and Restated Certificate of Incorporation
3.2*	Bylaws
5.1	Opinion of The Crone Law Group
10.1*	Stock Purchase Agreement, dated January 17, 2011
10.2*	Exclusive Business Cooperation Agreement, dated January 17, 2011
10.3*	Share Pledge Agreement, dated January 17, 2011 - Zhu Shuqin
10.4*	Share Pledge Agreement, dated January 17, 2011 – Wei Qun
10.5*	Share Pledge Agreement, dated January 17, 2011 – Fang Qunlei
10.6*	Share Pledge Agreement, dated January 17, 2011 – Chen Yanxia
10.7*	Power of Attorney, dated January 17, 2011 – Zhu Shuqin
10.8*	Power of Attorney, dated January 17, 2011 – Wei Qun
10.9*	Power of Attorney, dated January 17, 2011 – Fang Qunlei
10.10*	Power of Attorney, dated January 17, 2011 – Chen Yanxia
10.11*	Exclusive Option Agreement, dated January 17, 2011 – Zhu Shuqin
10.12*	Exclusive Option Agreement, dated January 17, 2011 – Wei Qun

10.13*	Exclusive Option Agreement, dated January 17, 2011 – Fang Qunlei
10.14*	Exclusive Option Agreement, dated January 17, 2011 – Chen Yanxia
10.15*	Sichuan Kangzhuang Share Transfer Agreement, between Henan Law and Allianz China Life Insurance Company Limited, dated September 6, 2010
10.16*	Sichuan Kangzhuang Share Transfer Agreement, between Henan Law and Chengdu Jingzhan Enterprise Management & Consulting Company Limited, dated September 6, 2010
10.17*	Sichuan Kangzhuang Share Transfer Agreement, between Henan Law and Li Dan, dated September 6, 2010
10.18*	Sichuan Kangzhuang Share Transfer Agreement, between Henan Law and Yan Fang, dated September 6, 2010
10.19*	Jiangsu Law Share Transfer Agreement, between Henan Law and Liu Jianxin, dated September 28, 2010
10.20*	Jiangsu Law Share Transfer Agreement, between Henan Law and Zhu Xudong, dated September 28, 2010
10.21*	Jiangsu Law Share Transfer Agreement, between Henan Law and Zhu Xumin, dated September 28, 2010
10.22*	Translation of Insurance Agency Contract with Taiping Life Insurance Co., Ltd,, dated November 5, 2003.
10.23	Translation of Legal Representative Agreement with Li Fu Chang, dated January 1, 2011.
10.24*	Translation of Employment Agreement with Lo Chung Mei, dated January 1, 2011.
10.25*	Translation of Employment Agreement with Chiang Te Yun, dated December 30, 2009.
10.26*	Translation of Employment Agreement with Hsu Wen Yuan, dated October 1, 2010.
10.27*	Translation of Employment Agreement with Tsai Shiu Fang, dated January 1, 2011.
10.28*	Translation of Employment Agreement with Hsieh Tung Chi, dated December 30, 2009.
10.29*	Translation of Tenancy Contract, Building 4K, dated January 10, 2011.
10.30*	Translation of Tenancy Contract, Building 4F, dated January 10, 2011.
10.31	Translation of Creditors Right Subrogation Agreement.
10.32	Translation of Debt Waiver Agreement.
10.33	Translation of Legal Representative Agreement with Li Fu Chang, dated January 1, 2010.
21*	Subsidiaries of the registrant
23.1	Consent of Goldman Kurland Mohidin, LLP
23.2	Consent of Goldman Kurland Mohidin, LLP
23.3	Consent of Goldman Kurland Mohidin, LLP
23.4	Consent of The Crone Law Group (contained in Exhibit 5.1)
24*	Powers of Attorney

*Previously filed

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such a first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jinshui District, Zhengzhou, Henan, People’s Republic of China, on the 14th day of November, 2011.

China United Insurance Service, Inc.

By:	/s/ Lo Chung Mei
Lo Chung Mei, Chief Executive Officer
Principal Executive Officer

By:	/s/ Tsai Shiu Fang
Tsai Shiu Fang, Chief Financial Officer
Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Lo Chung Mei	Chief Executive Officer (Principal Executive	November 14, 2011
Lo Chung Mei	Officer)

/s/ Tsai Shiu Fang	Chief Financial Officer (Principal Financial and	November 14, 2011
Tsai Shiu Fang	Accounting Officer)

*	Director	November 14, 2011
Mao Yi Hsiao

*	Director	November 14, 2011
Li Fu Chang

*	Director	November 14, 2011
Li Chwan Hau

*	Director	November 14, 2011
Hsu Tzu En

*By:	/s/ Lo Chung Mei
Lo Chung Mei
Attorney-in-fact